UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United States Steel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

United States Steel Corporation

Notice of Annual Meeting

of Stockholders and Proxy Statement

2010

Tuesday, April 27, 2010

10:00 a.m. Eastern Time

33rd Floor

U. S. Steel Tower

600 Grant Street

Pittsburgh, PA 15219

Please vote promptly either by:

▶  telephone,

▶  the Internet, or

▶  marking, signing and returning your proxy or voting instruction card.

United States Steel Corporation	John P. Surma
600 Grant Street	Chairman of the
Pittsburgh, PA 15219-2800	Board of Directors
and Chief Executive Officer

March 12, 2010

Dear Fellow U. S. Steel Stockholder,

We will hold the annual meeting of stockholders of United States Steel Corporation on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219, on Tuesday, April 27, 2010, at 10:00 a.m. Eastern Time.

At this meeting, the agenda will include:

•	Election of the four nominees described in the Proxy Statement as Class III directors.

•	Appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010.

•	Approval of an Amendment and Restatement of the 2005 Stock Incentive Plan.

•	Approval of the 2010 Annual Incentive Compensation Plan.

Your stockholder vote is important and we strongly urge you to cast your vote, whether or not you plan to attend the meeting. You can vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 27, 2010

We will hold our 2010 annual meeting of stockholders on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219 on Tuesday, April 27, 2010, at 10:00 a.m. Eastern Time, in order to:

•	vote on the four nominees for Class III directors recommended by the Board of Directors and identified in the Corporation’s proxy statement,

•	vote on the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2010,

•	approve an Amendment and Restatement of the 2005 Stock Incentive Plan,

•	approve the 2010 Annual Incentive Compensation Plan, and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of United States Steel Corporation common stock at the close of business on February 26, 2010. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

By order of the Board of Directors,

Craig D. Mallick

Secretary

Dated: March 12, 2010

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219-2800

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on April 27, 2010

The proxy statement and the annual report of the Corporation are available at

http://www.uss.com/corp/proxy.

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John P. Surma and Seth E. Schofield. They will vote your shares as you instruct. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We will hold the meeting on April 27, 2010 on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania. If you need directions to the annual meeting, you may write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800.

We began the mailing of the proxy statement, the proxy card and the 2009 annual report on or about March 12, 2010.

Questions and Answers

¢  Who may vote?

You may vote if you were a holder of United States Steel Corporation (“U. S. Steel” or the “Corporation”) common stock at the close of business on February 26, 2010.

¢  What may I vote on?

You may vote on:

•	the election of the four nominees for Class III directors recommended by the Board of Directors and identified in the Corporation’s proxy statement,

•	the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010,

•	the approval of an Amendment and Restatement of the 2005 Stock Incentive Plan, and

•	the approval of the 2010 Annual Incentive Compensation Plan.

¢  How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director,

•	FOR the appointment of PricewaterhouseCoopers LLP as
our independent registered public accounting firm for 2010,

•	FOR the approval of the Amendment and Restatement of the 2005 Stock Incentive Plan and

•	FOR the approval of the 2010 Annual Incentive Compensation Plan.

¢  How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the enclosed voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you sign, date and return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each proposal. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting. If you are not a stockholder of record (for example, you hold your shares in “street name”), you will need to obtain a legal proxy from your broker, bank or other holder of record in order to vote in person at the meeting.

¢   May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again by telephone or over the Internet,

•	sending us a proxy card dated later than your last vote,

•	notifying the Secretary of U. S. Steel in writing, or

•	voting at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your voting instructions.

¢  How many outstanding shares are there?

At the close of business on February 26, 2010, which is the record date for the meeting, there were 143,370,146 shares of U. S. Steel common stock outstanding. Each share is entitled to one vote.

¢  How big a vote do the proposals need in order to be adopted?

Directors are elected by a plurality of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote; that is, those receiving the most votes are elected, even if they receive fewer than a majority of the votes present. The independent registered public accounting firm is elected by a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote. Approval of the Amendment and Restatement of the 2005 Stock Incentive Plan and the 2010 Annual Incentive Compensation Plan each require a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

¢   What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of the independent registered public accounting firm is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Effective this year, the New York Stock Exchange now classifies the election of directors as a non-routine matter. Other examples of non-routine matters are employee stock compensation plans (including the Amendment and Restatement of the 2005 Stock Incentive Plan), incentive compensation plans (including the 2010 Annual Incentive Compensation Plan), mergers and contested proposals. Non-voted shares on non-routine matters are called broker non-votes.

¢  What constitutes a quorum?

Under our by-laws, a quorum is one-third of the voting power of the outstanding shares of stock entitled to vote.

¢  Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulator, inspector of election and the Corporation’s transfer agent are each required to execute confidentiality agreements.

¢   How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 29, 2009, and no later than January 28, 2010, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢  When must shareholder proposals be submitted for inclusion in the proxy statement for the 2011 annual meeting?

If a shareholder wants to present a proposal at the 2011 annual meeting and include the proposal in our proxy statement for that meeting, the proposal must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on November 12, 2010.

¢   What is the deadline for a shareholder to submit an item of business or other proposal for consideration at the 2011 annual meeting?

Our by-laws describe the procedures that must be followed in order for a stockholder of record to present an item of business at an annual meeting of stockholders. Shareholder proposals or other items of business for the 2011 annual meeting that are not intended to be included in the proxy statement must be received from stockholders of record on or after December 28, 2010 and no later than January 27, 2011 and must be accompanied by certain information about the stockholders making the proposals, as specified in our by-laws.

¢  What is the deadline to nominate an individual for election as a director at the 2011 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2011 annual meeting, notice must be received by the Secretary on or after December 28, 2010 and no later than January 27, 2011. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as certain information about the stockholder giving the notice, as specified in our by-laws.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, U. S. Steel’s state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The Board met nine times in 2009. The non-employee directors hold regularly scheduled executive sessions without management. The chair for these sessions is our presiding director, unless the subject matter of a particular session makes it more appropriate for a committee chairperson to serve as chair. The presiding director is elected annually by the independent directors at the Board’s organizational meeting following the annual meeting of stockholders. The presiding director, who must be an independent director, also acts as a liaison between the Board and executive management. Seth E. Schofield is currently serving as the presiding director. The directors spend considerable time preparing for Board and committee meetings, and they attend as many meetings as possible. All of the directors attended in excess of 75 percent of the Board and committee meetings during 2009, with the exception of Mr. Gephardt who fell one meeting short of reaching the 75 percent attendance level. The directors are expected to attend the annual meeting of stockholders. Ten of the twelve directors who were on the Board at the time attended the 2009 stockholders meeting.

Independence	The following non-employee directors are independent within the definitions of independence of both the New York Stock Exchange listing standards and the Securities and Exchange Commission (the “SEC”) standards for audit committee members: Robert J. Darnall, John G. Drosdick, Richard A. Gephardt, Charles R. Lee, Jeffrey M. Lipton, Frank J. Lucchino, Glenda G. McNeal, Seth E. Schofield, Graham B. Spanier, David S. Sutherland and Patricia A. Tracey. The new nominee for director, Dan O. Dinges, is also independent under these standards. In addition, the Board has affirmatively determined that none of these directors or nominees for director has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board made such determination based on all relevant facts and circumstances, including the categorical standards for independence adopted by the Board. Under those standards, no director is independent if:

a.	within the previous three years:

1.	he or she has been an employee, or an immediate family member (as defined below) has been an executive officer, of the Corporation;

2.	he or she, or an immediate family member, has received more than $120,000 in any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or

3.	he or she has been employed, or an immediate family member has been employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee;

b.	he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2 percent of such other company’s gross revenues; or

c.

(1) he or she or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (2) he or she is a current employee of such a firm; (3) he or she has an immediate family member who is a current employee of such a firm and personally works on the Corporation’s audit; or (4) he or she or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Director Retirement Policy	Our by-laws require non-employee directors to retire at the end of the month in which they turn 72, even if their terms have not expired. Robert J. Darnall will retire from the Board on March 31, 2010 in accordance with this requirement. Employee directors must retire from the Board when they retire as employees, except that the Chief Executive Officer (“CEO”) may remain on the Board, at the Board’s request, through the month in which he or she turns 70. Our by-laws also provide that directors who undergo a significant change in their business or professional careers should volunteer to resign from the Board.

Board Committees	The Board has three principal committees, each of which is comprised exclusively of independent directors: the Audit Committee, the Compensation & Organization Committee and the Corporate Governance & Public Policy Committee. Each such committee has a written charter adopted by the Board, which is available on the Corporation’s website (www.ussteel.com) under “Investors” then “Corporate Governance.” Each committee may hire outside advisors, including counsel, at the Corporation’s expense. The Board also has an Executive Committee made up of Messrs. Surma and Schofield, the role of which is to act on, and report to the Board on, significant matters that may arise between Board meetings. The table below shows the current committee memberships of each independent director and the number of meetings that each principal committee of the Board held in 2009.

Director	Audit Committee	Compensation & Organization Committee	Corporate Governance & Public Policy Committee
Robert J. Darnall**		X*
John G. Drosdick	X	X
Richard A. Gephardt	X		X
Charles R. Lee	X	X
Jeffrey M. Lipton	X*
Frank J. Lucchino			X*
Glenda G. McNeal	X		X
Seth E. Schofield		X
Graham B. Spanier	X		X
David S. Sutherland		X	X
Patricia A. Tracey		X	X
Number of Meetings in 2009	6	8	6

*   Chairman

** Mr. Darnall will retire as a director effective as of March 31, 2010.

Audit Committee	Pursuant to its Charter, the Audit Committee’s duties and responsibilities include:

•

reviewing and discussing with management and the independent registered public accounting firm matters related to the annual audited financial statements, quarterly financial statements, earnings press releases and the accounting principles and policies applied;

•	reviewing and discussing with management and the independent registered public accounting firm matters related to the Corporation’s internal control over financial reporting;

•	reviewing the responsibilities, budget, staffing and performance of the Corporation’s internal audit function;

•	reviewing issues that arise with respect to the Corporation’s compliance with legal or regulatory requirements and corporate policies dealing with business conduct;

•

being directly responsible for the appointment (subject to shareholder vote), compensation, retention, and oversight of the work of the Corporation’s independent registered public accounting firm (including resolution of disagreements between management and such firm regarding financial reporting), while possessing the sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with such firm; and

•	discussing policies with respect to risk assessment and risk management.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent and financially literate, and at least one of whom must have accounting or related financial management expertise. The charter also requires that no director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. The Committee has a number of members who meet the SEC’s definition of audit committee financial expert. The Board has decided to name two of them, Jeffrey M. Lipton, the Committee’s chairman, and Charles R. Lee, as audit committee financial experts within the SEC’s definition. Mr. Lipton and Mr. Lee are independent as that term is defined by the New York Stock Exchange and the SEC.

Compensation & Organization Committee	Pursuant to its Charter, the Compensation and Organization Committee’s duties and responsibilities include:

•	determining and approving the CEO’s compensation level based on the evaluation of the CEO’s performance;

•	approving the salaries of the other executives of the Corporation;

•	with the Board, annually reviewing the Corporation’s executive management succession plans and the policies regarding succession in the event of an emergency or the retirement of the CEO;

•	administering the plans and programs under which short-term and long-term incentives are awarded to executives and approving such awards;

•

assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation,

•	reviewing with management and recommending to the Board the Compensation Discussion & Analysis and producing the Committee report for inclusion in the proxy statement;

•	adopting and amending employee benefit plans and designating participants therein; and

•

approving the retention and termination of any independent consulting firm to assist in the evaluation of CEO or executive compensation, and approving the consulting firm’s fees and other retention terms, and evaluating the consulting firm’s performance and independence.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent.

The Committee’s processes for determining the amounts of compensation to pay its executives are provided below. Additional detail on the Committee’s processes can be found in the “Compensation Discussion & Analysis” section.

•

The Committee meets at least five times a year (8 times in 2009). Committee agendas are established in consultation among management, the Committee chair and the Committee’s independent consultant. The Committee typically meets in executive session for at least a portion of each regular meeting. Generally, the CEO and the Vice President—Human Resources attend Committee meetings but are not present for the executive sessions.

•

The Committee has retained Towers Watson as its independent consultant to assist the Committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the Corporation’s executive compensation programs are reasonable and consistent with the Corporation’s objectives. The consultant reports directly to the Committee and does not perform services for management without the express approval of the Committee (there were no services performed for management in 2009). The consultant regularly participates in Committee meetings, including executive sessions, and advises the Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

•

With respect to the CEO’s compensation, the Committee makes its determinations based upon its evaluation of the CEO’s performance and with input from its consultant. Each year, the Committee reviews the CEO’s goals and objectives, and the evaluation of the CEO’s performance with respect to the prior year’s approved CEO goals and objectives, with the Board of Directors. The CEO does not participate in the presentations to, or discussions with, the Committee in connection with the setting of his compensation.

•

With the oversight of the CEO and the Vice President—Human Resources, the Corporation’s compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for other executive officers. The CEO gives the Committee a compensation recommendation reflecting a performance assessment for each of the other executives. These recommendations are then considered by the Committee with the assistance of its compensation consultant.

Corporate Governance & Public Policy Committee	The Corporate Governance & Public Policy Committee serves as the Corporation’s nominating committee. Pursuant to its Charter, the duties and responsibilities of this Committee include:

•	identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders;

•	making recommendations to the Board concerning the appropriate size and composition of the Board and its committees;

•	making recommendations to the Board concerning the compensation of non-employee directors;

•

recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles at the Committee’s first meeting of each calendar year and recommending appropriate changes to the Board;

•	reviewing relationships with, and communications to and from, the investment community, including the Corporation’s stockholders;

•	reviewing matters and discussing risk relating to legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations;

•	reviewing and approving codes of conduct applicable to employees of the Corporation and its principal operating units; and

•	assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Committee establishes criteria for selecting new directors, which include (a) their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Corporation’s Corporate Governance Principles, (b) their business or professional experience, (c) their integrity and judgment, (d) their records of public service, (e) their ability to devote sufficient time to the affairs of the Corporation, (f) the diversity of backgrounds and experience they will bring to the Board, and (g) the needs of the Corporation from time to time. The Committee’s charter provides that all directors should be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency.

In evaluating diversity, the Committee considers not only racial and gender diversity, but also the need for a Board that represents diverse experience at policy making levels in business, government and education and in industries that are relevant to the Corporation’s business operations. The director selection criteria described above, including diversity, are evaluated by the Committee each time a new candidate is considered for Board membership. In addition, at the end of each year, the Board of Directors conducts a thorough self-evaluation of its performance. This evaluation includes an assessment of whether the Board (i) has the appropriate mix of skills, experience and other characteristics, and (ii) is made up of a sufficiently diverse group of people (in terms of age, background, experience, gender and race). The biography of each nominee for election and each Continuing Director includes a discussion of the attributes that each brings to the total mix of skills and experience of the Board.

The Committee will evaluate candidates for the Board of Directors recommended by stockholders using the same criteria that are described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) any other biographical information that will enable the Committee to evaluate the candidate in light of the foregoing criteria; and (iii) information concerning any relationship between the candidate and the shareholder making the recommendation.

The Corporation has an agreement with the United Steelworkers (the “USW”) that permits the USW to suggest two individuals for consideration for Board membership. The agreement recognizes that every director has a fiduciary duty to the Corporation and all of its stockholders, and that each individual recommended by the USW must meet the criteria described above.

The Committee’s charter gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter also requires that all Committee members be independent directors.

Board Leadership Structure

Mr. Surma serves as both the Chairman of the Board of Directors and CEO of the Corporation. The Corporation has determined that this leadership structure is appropriate because:

•	It promotes unified leadership and direction for the Corporation;

•	It allows for a single, clear focus for management to execute the Corporation’s strategic initiatives and business plans;

•	The CEO is in the best position to chair Board meetings and ensure that the key business issues and risks facing U. S. Steel are brought to the Board’s attention; and

•	The Corporation can more effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

The Corporation has also determined that separating the Chairman and CEO positions is not desirable due to the following elements of U. S. Steel’s existing corporate governance structure that already insure vigorous and independent oversight of management:

•	All directors, with the exception of the Chairman, are independent as defined under NYSE regulations.

•	All committees of the Board are made up entirely of independent directors.

•	The Board is comprised of strong and sophisticated directors, with a wide range of expertise and skills, many of whom are currently, or have recently been, leaders of major companies or institutions.

•

The Board regularly meets in executive session without the presence of management. The presiding director chairs these executive sessions and also acts as a liaison between the Board of Directors and executive management.

•

The Board has complete access to the company’s management team. On a regular basis, the Board and its committees receive regular reports from management on the business and affairs of the Corporation and the current and future issues that it faces.

•	Each committee of the Board has the right to hire outside advisors, including counsel, at the Corporation’s expense.

Board’s Role in Risk Oversight

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for reviewing and discussing the Corporation’s policies with respect to risk assessment and risk management, including:

•	the guidelines and policies that govern the process by which the assessment and management of the Corporation’s exposure to risk are handled by senior management, and

•	the Corporation’s major risk exposures and the steps management has taken to monitor and control such exposures.

Although the Audit Committee has primary responsibility for overseeing risk management, each of our other Board committees also considers the risks within their specific areas of responsibility. For example, the Compensation & Organization Committee is responsible for assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation. The Corporate Governance & Public Policy Committee considers the risks associated with legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations. Each committee periodically reports to the full Board of Directors on their respective activities, including, when appropriate, those activities related to risk assessment and risk management oversight.

The Board as a whole also considers risk assessment and management. For example, the Board annually reviews the Corporation’s strategic plan which includes a review of safety, environmental, operating and competitive matters; political and regulatory issues; employee and labor issues; and financial results and projections.

Compensation of Directors

Our by-laws provide that each non-employee director shall be paid allowances and attendance fees as the Board may from time to time determine. Directors who are employees of U. S. Steel receive no compensation for their service on the Board.

The objective of U. S. Steel’s director compensation programs is to enable the Corporation to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. In order to align the interests of directors with the interests of the shareholders, our non-employee directors also participate in the Deferred Compensation Program for Non-Employee Directors and the Non-Employee Director Stock Program, each of which is described below.

Non-employee directors were paid an annual retainer of $180,000 until July 1, 2009, at which time the retainer was reduced to $162,000. The reduction to the directors’ retainer was implemented to demonstrate the Board’s commitment to the Corporation’s overall cost reduction program and to demonstrate that it is willing to lead by example. The Presiding Director and Committee Chairs receive an additional annual fee of $5,000. No meeting fees or committee membership fees are paid.

Under our Deferred Compensation Program for Non-Employee Directors, each non-employee director is required to defer at least 50 percent of his or her retainer in the form of Common Stock Units and may elect to defer up to 100 percent. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. We credit each non-employee director’s deferred stock account with Common Stock Units when the retainer is paid. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each non-employee director is eligible to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

The following table sets forth certain information concerning the compensation of directors for 2009:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Darnall(1)	90,500	85,500	0	0	Not Applicable	0	176,000
John G. Drosdick	85,500	85,500	0	0	Not Applicable	0	171,000
Richard A. Gephardt	85,500	85,500	0	0	Not Applicable	0	171,000
Charles R. Lee	85,500	85,500	0	0	Not Applicable	0	171,000
Jeffrey M. Lipton	5,000	171,000	0	0	Not Applicable	0	176,000
Frank J. Lucchino	90,500	85,500	0	0	Not Applicable	0	176,000
Glenda G. McNeal	85,500	85,500	0	0	Not Applicable	0	171,000
Seth E. Schofield	90,500	85,500	0	0	Not Applicable	0	176,000
Graham B. Spanier	85,500	85,500	0	0	Not Applicable	0	171,000
David S. Sutherland	0	171,000	0	0	Not Applicable	0	171,000
Patricia A. Tracey	85,500	85,500	0	0	Not Applicable	0	171,000

(1)	Mr. Darnall will retire from the Board effective as of March 31, 2010.

(2)	The amount shown represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, as described in the Corporation’s financial statements for the year ended December 31, 2009 filed in the Annual Report on Form 10-K. All of the 2009 stock awards represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors.

(3)	The aggregate stock awards outstanding at the end of 2009 for each director are as follows and represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors:

Number of Common Stock Units*
Robert J. Darnall	12,317
John G. Drosdick	11,819
Richard A. Gephardt	6,882
Charles R. Lee	21,248
Jeffrey M. Lipton	7,927
Frank J. Lucchino	10,501
Glenda G. McNeal	3,648
Seth E. Schofield	15,238
Graham B. Spanier	2,709
David S. Sutherland	5,276
Patricia A. Tracey	3,648

*	The amounts shown also include Common Stock Units that are convertible only into cash in the following amounts: 835 for each of Messrs. Darnall, Drosdick, Lee, Lucchino and Schofield and 661 for Mr. Gephardt.

Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Secretary of the Corporation to (1) the Board, (2) the Committee chairmen, (3) the presiding director, or (4) the outside directors as a group. The Secretary will collect, organize and forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of the Corporation.

Policy With Respect To Related Person Transactions

The Board of Directors of the Corporation has adopted a written policy that requires certain transactions with related persons to be approved or ratified by its Corporate Governance & Public Policy Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Corporation’s last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director of the Corporation, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Corporation’s voting securities; and (iii) any immediate family member of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Corporation, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000. The standards applied by the Corporate Governance & Public Policy Committee when reviewing transactions with related persons include (a) the benefits to the Corporation of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally; and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Corporation. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance & Public Policy Committee for individual approval. The transactions which are automatically pre-approved include (i) transactions involving compensation to directors and executive officers that is required to be reported in the Corporation’s proxy statement; (ii) indebtedness for ordinary business travel and expense payments; (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), a director or beneficial owner of less than 10 percent of any class of equity securities of that company, provided that the amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s consolidated gross annual revenues; (iv) transactions where the interest of the related person arises solely from the ownership of a class of equity securities of the Corporation, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bid; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; and (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1	Election of Directors

U. S. Steel’s Certificate of Incorporation divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

Three of the current Class III directors are nominees for election this year. In addition, the Board has recommended Dan O. Dinges for election as a Class III director to fill a vacancy in that class that will result from the retirement of Mr. Darnall effective as of March 31, 2010. Mr. Dinges was recommended to the Board by the Corporation’s Chief Executive Officer. The Board is recommending all four nominees for a three-year term that will expire at the 2013 annual meeting. A brief statement about the background and qualifications of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board recommends a vote FOR the election of each nominee.

Nominees for Class III Directors

Terms Expire 2013

John G. Drosdick	Director since 2003	Age 66
Retired Chairman, Chief Executive Officer and President, Sunoco, Inc. (petroleum and petrochemical products)

Mr. Drosdick graduated from Villanova University with a BS degree in chemical engineering and received a Master’s in chemical engineering from the University of Massachusetts. Mr. Drosdick began his career with Exxon Corporation in 1968 and held a wide variety of management positions. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996, Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman and Chief Executive Officer in May 2000. He retired from his positions as Chief Executive Officer and President of Sunoco effective as of August 8, 2008 and as Chairman of Sunoco effective as of December 31, 2008. Mr. Drosdick is a director of H.J. Heinz Co. Mr. Drosdick previously served on the Board of Directors of Lincoln National Corporation.

As a result of his service as Chairman and Chief Executive Officer of Sunoco, Inc., Mr. Drosdick has valuable experience in managing the issues that face a publicly held company. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation. He also has experience in the chemicals and coke industries.

Charles R. Lee	Director since 2001	Age 70
Retired Chairman, Verizon Communications (telecommunications)

Mr. Lee received a Bachelor’s degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corporation and then Columbia Pictures Industries Inc. In 1983, he joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in May 1992. Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon from June 2000 to March 2002 and as Non-Executive Chairman until December 31, 2003. Mr. Lee is a director of Marathon Oil Corporation, The Procter & Gamble Company, United Technologies Corporation and DirecTV Group. Mr. Lee is also a member of the Board of Overseers of the Weill Medical College of Cornell University and Trustee Emeritus of Cornell University.

As a result of his service as Chairman and Chief Executive Officer of Verizon Communications, Mr. Lee has valuable experience in managing the issues that face a publicly held company with significant international operations. In addition, he has extensive financial and accounting expertise, as reflected in his designation as a financial expert on our Audit Committee.

Jeffrey M. Lipton	Director since 2006	Age 67
Retired Chief Executive Officer and Director, NOVA Chemicals Corporation (plastics and chemicals)

Mr. Lipton graduated from Rensselaer Polytechnic Institute with a BS degree in chemical engineering and received an MBA from Harvard University. Mr. Lipton began working for E.I. DuPont de Nemours in 1965 undertaking assignments in manufacturing, sales, marketing, purchasing, research and general business management. In 1994, he joined NOVA Corporation as Senior Vice President and Chief Financial Officer. In 1994, Mr. Lipton was appointed President and was elected a director in 1996. In 1998, he was elected President, Chief Executive Officer and a Director of NOVA Chemicals Corporation and became Chief Executive Officer and Director in January 2008. He retired from NOVA Chemicals Corporation effective as of May 1, 2009. Mr. Lipton previously served on the Board of Directors of Hercules, Inc. and Trimeris, Inc. Mr. Lipton is the past-Chairman of the Board of the American Chemistry Council and the American Section of the Society of Chemical Industry. He is also a past member of the Board of the Canadian Council of Chief Executives.

As a result of his service as Chairman and Chief Executive Officer of NOVA Chemicals Corporation, Mr. Lipton has valuable experience in managing the issues that face a publicly held manufacturing company with extensive Canadian and other foreign operations. He also provides the Board with knowledge and insight regarding the chemicals industry, an important customer of our tubular operations. In addition, he has extensive financial and accounting expertise, as reflected in his designation as a financial expert on our Audit Committee.

Dan O. Dinges	Age 56
Chairman, President and Chief Executive Officer, Cabot Oil & Gas Corporation (exploration and development of oil and gas properties)

Mr. Dinges graduated from the University of Texas with a BBA degree in Petroleum Land Management. Mr. Dinges began his career with Mobil Oil Corporation in 1978. From 1981 - 2001, Mr. Dinges worked in a variety of management positions with Samedan Oil Corporation, a subsidiary of Noble Affiliates, Inc. (now Noble Energy Inc.). In September 2001, Mr. Dinges joined Cabot Oil & Gas Corporation as its President and Chief Operating Officer, and assumed his current position in May 2002. Mr. Dinges serves on the Board of Directors of Spitzer Industries, Inc., the American Natural Gas Alliance, the American Exploration & Production Council and the Foundation for Energy Education. Mr. Dinges previously served on the Board of Directors of Lone Star Technologies, Inc.

Mr. Dinges has valuable experience in managing the issues that face a publicly held company as a result of his service as Chairman and Chief Executive Officer of Cabot Oil & Gas Corporation. Mr. Dinges also possesses knowledge of and insight into the steel industry through his prior service as a director of Lone Star Technologies, Inc. In addition, he will provide the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation.

Continuing Class I Directors

Terms Expire 2011

Richard A. Gephardt	Director since 2005	Age 69
Retired United States Congressman

Congressman Gephardt received a Bachelor of Science degree from Northwestern University and a Juris Doctor degree from the University of Michigan Law School. After serving as a Democratic committeeman and alderman in his native St. Louis, he was elected to the United States House of Representatives in 1976, representing Missouri’s Third District. He was re-elected 13 times. While in the House, Congressman Gephardt served on the Budget Committee and on the Ways and Means Committee. He was elected Chairman of the House Democratic Caucus in 1984; and he served as majority leader from 1989 to 1994. In 1994 he was elected House Democratic Leader, the top Democratic leadership position in the House. He served as minority leader from 1995 to 2003. After deciding not to seek re-election, Congressman Gephardt retired from the House on January 3, 2005. Congressman Gephardt serves as a consultant to The Goldman Sachs Group, Inc. and as senior counsel to the law firm of DLA Piper Rudnick. He is a director of Spirit Aerosystems Holdings, Inc., Centene Corporation, CenturyTel, Inc. and Ford Motor Company. He previously served as a director of Embarq Corporation and Dana Holding Corporation.

Congressman. Gephardt has valuable experience in public policy and governmental affairs as a result of his service in the United States House of Representatives. He was recommended as a candidate for election to the Board of Directors pursuant to an agreement with the United Steelworkers that permits it to suggest two individuals for consideration for Board membership.

Glenda G. McNeal	Director since 2007	Age 49
Senior Vice President and General Manager—Global Client Group, Merchant Services Americas American Express Company (global payments, network, credit card and travel services)

Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and an MBA in Finance from the Wharton School of the University of Pennsylvania. Ms. McNeal began her career with Arthur Andersen, LLP in 1982, and was employed by Salomon Brothers, Inc. from 1987 to 1989. In 1989, Ms. McNeal joined American Express Company and since that time has served in a series of increasingly responsible positions for that company. She assumed her current position in 2009. Ms. McNeal also serves as a member of the Pepsico Ethnic Advisory Board and a trustee of Dillard University.

Ms. McNeal has valuable experience in customer service, financial and accounting matters as result of her current position as a senior executive at American Express Company, along with her prior positions with Arthur Andersen, LLP and Salomon Brothers, Inc. In addition, she provides the Board with knowledge and insight regarding the financial services industry and financial markets.

Graham B. Spanier	Director since 2008	Age 61
President The Pennsylvania State University

Dr. Spanier received Bachelor of Science and Master of Science degrees from Iowa State University and a Ph.D. from Northwestern University, where he was a Woodrow Wilson Fellow. Dr. Spanier was appointed President of the Pennsylvania State University in 1995. Prior to that appointment, he served as Chancellor of the University of Nebraska-Lincoln, Provost and Vice President for Academic Affairs at Oregon State University and Vice Provost for Undergraduate Studies at the State University of New York-Stony Brook. Dr. Spanier is a director of RBS/Citizens Financial Group. He is a past Chair of the Association of American Universities, Chair of the National Security Higher Education Advisory Board, a member of the National Counterintelligence Working Group and a member of the Board of Advisors of the Naval Postgraduate School.

Dr. Spanier has extensive experience managing the issues that face a large institution as a result of his service as President of the Pennsylvania State University. This experience includes a strong background in educational, financial and public policy matters.

Patricia A. Tracey	Director since 2007	Age 59
Vice President, U. S. Defense Industry Development Hewlett Packard Enterprise Services (technology services)

Vice Admiral Tracey received a Bachelor of Arts degree in Mathematics from the College of New Rochelle and a Masters Degree in Operations Research from the Naval Postgraduate School. From 1970 to 2004, Vice Admiral Tracey served in a series of increasingly responsible positions with the United States Navy, including Chief of Naval Education and Training from 1996 to 1998; Deputy Assistant Secretary of Defense (Military Manpower and Personnel Policy) from 1998 to 2001; and Director, Navy Staff from 2001 to 2004. Vice Admiral Tracey served as a consultant to the United States Navy from 2004 to 2005 and to the Department of Defense from 2005 to 2006. In 2006, Vice Admiral Tracey served as a Senior Fellow at the Center for Naval Analysis, prior to taking a position as Client Industry Executive with Electronic Data Systems Corporation. Hewlett Packard Co. acquired Electronic Data Systems Corporation in August of 2008. Vice Admiral Tracey assumed her current position with Hewlett Packard Enterprise Services in September 2008.

As a result of her service with the United States Navy, Vice Admiral Tracey has valuable experience in governmental affairs and human resources, education and training matters. She also provides the Board with knowledge and insight regarding the information technology industry.

Continuing Class II Directors

Terms Expire 2012

Frank J. Lucchino	Director since 2003	Age 70
Senior Judge, Orphans’ Court Division, Court of Common Pleas, Allegheny County, Pennsylvania

Judge Lucchino earned a Bachelor’s degree in engineering in 1961, and a law degree in 1964, from the University of Pittsburgh. He is an alumnus of Harvard Business School’s Executive Education program on corporate governance. Judge Lucchino currently serves as a senior judge in the Orphans’ Court Division of the Court of Common Pleas in Allegheny County, Pennsylvania. Prior to being elected to the Court, he was a senior partner at the law firm of Grogan, Graffam, McGinley and Lucchino in Pittsburgh, Pennsylvania. He also served five four-year terms as Allegheny County Controller, an elected position. In 1993, Judge Lucchino was named to the United States National Commission on Libraries and Information Science (NCLIS) by President Clinton and was confirmed by the Senate. He served on the Commission until July 1999.

As a judge and former practicing lawyer, Judge Lucchino has valuable legal experience. He also has experience with accounting, financial and public policy matters as a result of his service as Allegheny County Controller. Judge Lucchino also possesses knowledge of and insight into the steel industry through his prior service as a director of National Steel Corporation and Allegheny Teledyne Incorporated. Judge Lucchino was recommended as a candidate for election to the Board of Directors pursuant to an agreement with the United Steelworkers that permits it to suggest two individuals for consideration for Board membership.

Seth E. Schofield	Director since 2001	Age 70
Retired Chairman and Chief Executive Officer, USAir Group (air carrier)

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of Marathon Oil Corporation and Lead Director of Calgon Carbon Corporation.

As a result of his service as Chairman and Chief Executive Officer of USAir Group, Mr. Schofield has valuable experience in managing the issues that face a publicly held company. In addition, his long service on our Board (16 years, including his service to our predecessor USX Corporation) has resulted in his election as Presiding Director by his fellow directors.

John P. Surma	Director since 2001	Age 55
Chairman of the Board of Directors and Chief Executive Officer United States Steel Corporation

Mr. Surma received a BS degree in accounting from the Pennsylvania State University in 1976 and joined Price Waterhouse LLP at that time. He joined Marathon Oil Company in 1997 as Senior Vice President, Finance and Accounting. He was named Senior Vice President, Finance & Administration in January 1998; President of Speedway SuperAmerica LLC in September 1998, and Senior Vice President, Supply & Transportation in January 2000. Effective January 1, 2001 he became President of Marathon Ashland Petroleum LLC, and in September 2001, Mr. Surma was elected Assistant to the Chairman of USX Corporation. He became Vice Chairman and Chief Financial Officer of U. S. Steel effective December 31, 2001, President effective March 1, 2003, President and Chief Operating Officer effective June 1, 2003, President and Chief Executive Officer effective October 1, 2004, and Chairman of the Board of Directors effective February 1, 2006. Mr. Surma is a director of The Bank of New York Mellon Corporation. He is also a director of the American Iron and Steel Institute, a member of the Executive Committee of the World Steel Association, a member of The Business Council, a member of the National Petroleum Council, Chairman of the Board of Directors of the Allegheny Conference on Community Development, Chairman of the Board of Directors of the Allegheny County Parks Foundation, a member of the Board of Trustees of the Pennsylvania State University, and a member of the American Institute of Certified Public Accountants. Mr. Surma previously served on the Board of Directors of Calgon Carbon Corporation and Mellon Financial Corporation.

As the Chief Executive Officer of U. S. Steel, Mr. Surma is responsible for all of the business and corporate affairs of U. S. Steel.

David S. Sutherland	Director since 2008	Age 60
Retired President and Chief Executive Officer, IPSCO, Inc. (steel producer)

Mr. Sutherland earned a Bachelor of Commerce degree from the University of Saskatchewan and a master’s degree in business administration from the University of Pittsburgh’s Katz Graduate School of Business. Mr. Sutherland retired as President and Chief Executive Officer of the former IPSCO, Inc., a leading North American steel producer, in July 2007 after spending thirty years with the company and more than five as President and Chief Executive Officer. Mr. Sutherland is a director of GATX Corporation and ZCL Composites Inc. and a member of the Board of Governors of the University of Saskatchewan. Mr. Sutherland is a former chairman of the American Iron and Steel Institute and served as a member of the board of directors of IPSCO, Inc., the Steel Manufacturers Association, the International Iron and Steel Institute, the Canadian Steel Producers Association and the National Association of Manufacturers.

Mr. Sutherland has valuable experience in managing the issues that face a publicly held steel company as a result of his service as President and Chief Executive Officer of IPSCO, Inc. He has extensive knowledge of the Canadian business climate in general, and the Canadian steel industry in particular, all of which is helpful in the context of the Corporation’s Canadian presence.

Proposal No. 2	Election of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (PwC) has served as the independent auditor (now referred to as the independent registered public accounting firm) of U. S. Steel for many years. We believe that PwC’s knowledge of U. S. Steel’s business and its organization gained through this period of service is quite valuable. Partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2009, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, and of U. S. Steel’s internal control over financial reporting as of December 31, 2009, and audits of certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

The Board recommends a vote FOR the appointment of PwC as our independent registered public accounting firm.

Proposal No. 3	Approval of an Amendment and Restatement of the 2005 Stock Incentive Plan

The United States Steel Corporation 2005 Stock Incentive Plan (the “Stock Plan”) was originally adopted by the Board of Directors and shareholders on April 26, 2005.

In accordance with Section 162(m) of the Internal Revenue Code (the “Code”), the Stock Plan, as amended and restated, is being resubmitted to U. S. Steel’s stockholders in order to allow U. S. Steel to provide certain performance-based compensation that is deductible for Federal income tax purposes. The affirmative vote of the stockholders is required for approval of an amendment and restatement of the Stock Plan.

If approved by stockholders, the Stock Plan, as amended and restated, will be available for awards to employees, non-employee directors and other service providers of U. S. Steel, its subsidiaries and affiliates. If the amendment and restatement of the Stock Plan is not approved, it will limit U. S. Steel’s ability to claim a tax deduction for compensation paid to the Chief Executive Officer and any of the other three highest compensated officers. If U. S. Steel’s stockholders do not approve the amendment and restatement of the Stock Plan as proposed in this proxy statement, the Stock Plan will remain in effect without including any amendments. However, if the amendment and restatement of the Stock Plan is not approved, the provisions of the Stock Plan will not permit future grants of performance awards after the 2010 Annual Meeting of Stockholders.

The Board recommends the amendment and restatement of the Stock Plan for your approval.

The Board of Directors believes that you should approve the amendment and restatement of the Stock Plan because it encourages eligible participants to increase their efforts to help make U. S. Steel more successful and aligns their interests with those of U. S. Steel’s stockholders.

The following is a summary of the main features of the Stock Plan, as amended and restated; however, before voting, you may want to read the entire Stock Plan, which is attached hereto as Appendix A.

Summary of the 2005 Stock Incentive Plan, as amended and restated

In general, the amendments to the Stock Plan would accomplish the following:

•	add 8,700,000 Shares for possible issuance,

•	eliminate the automatic acceleration of vesting of awards in connection with a change in control without a subsequent termination,

•	add restricted stock units as defined awards under the Stock Plan

•	expand the list of available performance criteria on which tax-deductible performance awards may be granted,

•	restrict certain vesting provisions applicable to awards, and

•	provide other administrative changes.

The purposes of the Stock Plan are

•	to attract, retain and motivate employees and non-employee directors of outstanding ability, and

•	to align their interests with those of the stockholders of U. S. Steel.

Employees, non-employee directors and other service providers of U. S. Steel or any subsidiary or affiliate are eligible to receive awards under the Stock Plan.

The aggregate number of shares of U. S. Steel common stock which may be issued under the Stock Plan is the sum of the (i) the number of shares available for issuance under the plan as of December 31, 2009, which was 2,789,423, and (ii) 8,700,000 additional shares, for a total of 11,489,423 shares, subject to proportionate adjustment in the event of stock splits and similar events. For purposes of measuring the number of shares issued under the Stock Plan pursuant to awards granted, each stock option or purchase right in which the participant pays the fair market value for such share measured as of the grant date and each appreciation right which is based on at least the fair market value of a share as of the grant date, will reduce the number of shares available under the Stock Plan by one share for each share represented by such stock option, purchase right or appreciation right, except to the extent the award is settled in cash and without giving effect to the net number of shares that may be issued. All other awards, unless settled in cash, shall reduce the number of shares available under the Stock Plan by 1.64 shares for each such share to which the award relates. No awards may be granted under the Stock Plan subsequent to April 26, 2020.

Administration

Except in the case of awards to non-employee directors, the Stock Plan will be administered by a committee of the Board consisting of at least three members of the Board. Each member of the committee must be an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “independent” director under the rules of the New York Stock Exchange. The Compensation & Organization Committee has performed, and will continue to perform, this function. In the case of awards to non-employee directors, the Stock Plan will be administered by the Board. As used in this proposal, the term “Committee” is used to refer to the Board in the case of awards to non-employee directors, or the three-member committee described above in the case of awards to employees and other service providers.

The Committee has full authority, in its discretion, to interpret the Stock Plan and to determine the persons who will receive awards and the number of shares to be covered by each award. It is expected that all employees and all non-employee directors will be eligible for participation under the Stock Plan. Currently U. S. Steel has approximately 43,000 employees and 11 non-employee directors.

The types of awards which the Committee has authority to grant are (1) stock options, (2) restricted stock, (3) restricted stock units, (4) performance awards and (5) other stock-based awards, including appreciation rights. Each of these types of awards is described below.

Stock Options

The Stock Plan provides for the grant of stock options. The option price for each stock option may not be less than 100% of the fair market value of U. S. Steel’s common stock on the date the stock option is granted. Fair market value, for purposes of the Stock Plan, is generally the mean between the publicly reported high and low sale prices per share of U. S. Steel’s common stock for the date as of which fair market value is to be determined. On February 26, 2010 the fair market value of a share of U. S. Steel’s common stock, as so computed, was $52.85.

A stock option becomes exercisable at such time or times and/or upon the occurrence of such event or events as the Committee may determine. No stock option may be exercised after the expiration of ten years from the date of grant.

The option price for each stock option will be payable to U. S. Steel in full in cash at the time of exercise; however, in lieu of cash the holder of an option may, if authorized by the Committee, pay the option price in whole or in part by (i) delivering to U. S. Steel shares of U. S. Steel’s common stock, or other property, or any combination thereof, having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash or (ii) the withholding of shares to be acquired upon exercise, valued at the fair market value on the date of exercise, equal to the option price for the shares being purchased.

No stock option granted under the Stock Plan is transferable other than by will or by the laws of descent and distribution, and a stock option may be exercised during an optionee’s lifetime only by the optionee.

The maximum aggregate number of shares of U. S. Steel’s common stock which shall be available for the grant of stock options to any one individual under the Stock Plan during any calendar year shall be limited to 1,000,000 shares.

Subject to the foregoing and the other provisions of the Stock Plan, stock options granted under the Stock Plan to participants may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee.

Restricted Stock Awards

Restricted shares of U. S. Steel’s common stock awarded by the Committee will be subject to such restrictions (which may include restrictions on the right to transfer or encumber the shares while subject to restriction) as the Committee may impose and will be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The restricted stock award agreement between U. S. Steel and the awardee will set forth the number of shares of restricted stock awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted stock awards in whole or in part and such other terms and conditions as the Committee in its discretion deems appropriate. The restriction period applicable to restricted stock awards may not be less than three years, with ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction.

Following a restricted stock award and prior to the lapse or termination of the applicable restrictions, share certificates for the restricted stock award will be held in escrow. Upon the lapse or termination of the restrictions (and not before), the share certificates will be delivered to the awardee. From the date a restricted stock award is effective, however, the awardee will be a stockholder with respect to the restricted stock award and will have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Committee.

The maximum aggregate number of shares of U. S. Steel’s common stock which may be earned by any one individual under restricted stock awards based on performance measures specified in the Stock Plan and intended to be performance-based compensation under Section 162(m) of the Code during any calendar year shall be limited to 1,000,000 shares. In the case of performance periods covering multiple calendar years, the number of shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of shares earned by the participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and the lapsing of restrictions applicable to the restricted stock may occur in a subsequent calendar year or years. Following completion of any applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the restricted stock award and certify in writing whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

Restricted Stock Units

Restricted stock units that provide for the issuance of U. S. Steel’s common stock upon vesting may be awarded by the Committee subject to such restrictions (which may include restrictions on the right to transfer or encumber the units) as the Committee may impose and will be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The restricted stock unit agreement between U. S. Steel and the awardee will set forth the number of shares of stock represented by the restricted stock unit awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted stock units in whole or in part and such other terms and conditions as the Committee in its discretion deems appropriate. The restriction period applicable to restricted stock units may not be less than three years, with ratable vesting over such period, in the case of a time-based restriction, or one year in the case of a performance-based restriction.

Upon the lapse or termination of the restrictions (and not before), and in no event later than two and one-half months following the end of the calendar year in which vesting occurs, share certificates will be delivered to the awardee in satisfaction of the restricted stock units. The awardee will not be a stockholder with respect to the restricted stock unit and will not have the rights of a stockholder with respect to such unit until the shares are issued. The Committee may determine to pay dividend equivalents relative to the shares that ultimately vest.

The maximum aggregate number shares of U. S. Steel’s common stock which may be earned by any one individual under restricted stock unit awards based on performance measures specified in the Stock Plan and intended to qualify as performance-based compensation under Section 162(m) of the Code shall be limited to 1,000,000 Shares or, if such award is payable in cash, the Fair Market Value equivalent thereof. In the case of performance periods covering multiple calendar years, the number of shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of shares earned by the participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and actual payment may occur in a subsequent calendar year or years. In the case of such performance-based restricted stock units, following completion of the applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the restricted stock unit and shall certify in writing whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

Performance Awards

A performance award granted by the Committee under the Stock Plan shall represent a right to receive shares of U. S. Steel’s common stock, based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals established by the Committee at the time of the award.

At or prior to the time a performance award is granted, the Committee shall set forth in writing (1) the performance goals applicable to the award and the performance period during which the achievement of the performance goals shall be measured, (2) the amount which may be earned by the participant based on the achievement, or the level of achievement, of the performance goals or the formula by which such amount shall be determined and (3) such other terms and conditions applicable to the award as the Committee may, in its discretion, determine. The terms so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any performance goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the participant based on such performance. The Committee may retain the discretion to reduce (but not to increase) the amount of a performance award which will be earned based on the achievement of performance goals. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code.

Performance goals shall mean one or more preestablished, objective measures of performance during a specified performance period, selected by the Committee in its discretion. Performance goals may be based on one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis: safety performance, earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, shareholder equity, debt, debt to shareholder equity, debt to earnings (including EBITDA and EBIT), interest expense and/or other fixed charges, earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges, environmental emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses. Performance goals based on such performance measures may be based either on the performance of U. S. Steel, a subsidiary or subsidiaries, affiliate, any branch, department, business unit or other portion thereof under such measure for the performance period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected or defined by the Committee at the time of making a performance award. The Committee may in its discretion also determine to use other objective performance measures as performance goals; however, the compensation awarded in connection with performance measures other than those identified above will not satisfy the exemption under Section 162(m) of the Code.

Following completion of the applicable performance period, and prior to any payment of a performance award to the participant, the Committee shall determine in accordance with the terms of the performance award and shall certify in writing whether the applicable performance goal or goals were achieved, or the level of such achievement, and the amount, if any, earned by the participant based upon such performance. Performance awards are not intended to provide for the deferral of compensation. Accordingly, payment of performance awards will be made upon vesting and in no event later than two and one-half months following the end of the calendar year in which the performance period ends, or such other time period as may be required under Section 409A of the Code to avoid characterization of such awards as deferred compensation. Performance periods under the Stock Plan will be each calendar year, unless otherwise determined by the Committee in its discretion. The first performance period under the Stock Plan will begin on the third business day following the release of earnings for the first quarter of 2010.

In any one calendar year, the maximum amount which may be earned by any single participant under performance awards granted under the Stock Plan shall be limited to 1,000,000 shares. In the case of performance periods covering multiple calendar years, the amount which is earned in any one calendar year is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of shares of common stock earned by the participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and actual payment to the participant may occur in a subsequent calendar year or years.

Performance awards granted by the Committee under the Stock Plan are intended to qualify for the “performance based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the Code. Because U. S. Steel has retained the discretion to change specific performance targets, shareholder re-approval of the Stock Plan will be required in the future under regulations issued pursuant to Section 162(m) of the Code, currently every five years. Thus, absent additional stockholder approval, no performance award may be granted under the Stock Plan subsequent to U. S. Steel’s annual meeting of stockholders in 2015.

Other Stock-Based Awards

The Committee shall be authorized, subject to limitations under applicable law, to grant to eligible employees, in lieu of salary or cash bonus, such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed by the Committee to be consistent with the purposes of the Stock Plan, including, without limitation, purchase rights, appreciation rights, shares of common stock awarded without restrictions or conditions, subject to the limitations of the Stock Plan, convertible securities, exchangeable securities or other rights convertible or exchangeable into shares of common stock, as the Committee in its discretion may determine. In the discretion of the Committee, such other stock-based awards, including shares of common stock, or other types of awards authorized under the Stock Plan, may be used in connection with, or to satisfy obligations of U. S. Steel or a subsidiary under, other compensation or incentive plans, programs or arrangements of U. S. Steel or any subsidiary for eligible employees, including without limitation the 2005 and 2010 Annual Incentive Compensation Plans, the Deferred Compensation Plan for Non-Employee Directors, the Non-Employee Director Stock Plan or other successor programs and executive contracts.

The Committee shall determine the terms and conditions of other stock-based awards. Any shares of common stock or securities delivered pursuant to a purchase right or appreciation right granted under the Stock Plan shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, shares of common stock delivered or withheld from shares to be acquired upon exercise, or other property or any combination thereof, as the Committee shall determine. However, the value of such consideration shall not be less than the fair market value of such shares of common stock or other securities on the date of grant of the purchase right. Appreciation rights may not be granted at a price less than the fair market value of the underlying shares on the date of grant.

The aggregate number of shares for which appreciation rights may be granted under the Stock Plan to any single Participant in any calendar year shall not exceed 1,000,000 shares. The maximum number of shares available for issuance that do not conform to the vesting requirements applicable to restricted stock, restricted stock units and performance awards shall be limited to 575,000 shares.

Change of Control

Unless otherwise determined by the Committee, if a change of control, as defined in the Stock Plan, occurs and within 24 months thereafter a participant’s employment is terminated either (i) involuntarily by U.S. Steel for any reason other than “cause” or, (ii) in the case of a member of executive management, voluntarily by the participant for “good reason”, as defined in the Stock Plan, then (1) all outstanding stock options, and other awards under which the participant may have rights the exercise of which is restricted or limited, shall become fully exercisable, (2) all restrictions or limitations, including risks of forfeiture and deferrals, on awards subject to restrictions or limitations under the Stock Plan shall lapse and (3) all performance goals applicable to performance awards shall be measured over the shortened performance period ending on the date of the change of control. Scheduled vesting dates for performance-based awards are not affected by a change of control, and all awards remain payable on the dates provided in the underlying award agreements and the Stock Plan.

Possible Anti-Takeover Effect

The provisions of the Stock Plan providing for the acceleration of the exercise date of stock options and the lapse of restrictions applicable to other awards upon termination of employment following a change of control may be considered by some as having an anti-takeover effect.

Miscellaneous

Except to the extent otherwise determined by the Committee, no award and no rights or interests therein shall be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution, and any stock option or other right to purchase or acquire shares of common stock granted to a participant under the Stock Plan shall be exercisable during the participant’s lifetime only by such participant.

The Board of Directors may amend, alter, suspend, discontinue or terminate the Stock Plan at any time without stockholder approval except to the extent that stockholder approval is required by law or stock exchange rules or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the Stock Plan or modifies the requirements for participation under the Stock Plan or if the Board determines that stockholder approval is advisable. Without the consent of the participant, no amendment, suspension or termination of the Stock Plan or any award may materially and adversely affect the rights of such participant under any previously granted award.

The Committee may determine that an Award shall be forfeited and/or any value received from the award shall be repaid to U.S. Steel pursuant to any recoupment policies, rules or regulations in effect at the time of such award.

Nothing contained in the Stock Plan shall prevent U. S. Steel from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

New Plan Benefits

The actual amount of awards to be received by or allocated to participants or groups under the Stock Plan is not determinable in advance because the selection of participants who receive awards under the Stock Plan, and the size and type of awards, are generally determined by the Committee in its discretion. Although the non-employee directors receive at least 50% of their retainer in the form of common stock units, that number of shares is also not determinable because it is subject to the directors’ deferral election and the stock price.

Equity grants to each of our Named Executive Officers for Fiscal 2009 are set forth in the Grants of Plan-Based Awards Table and equity grants to our non-employee directors for Fiscal 2009 are set forth in the Director Compensation Table.

The following table shows the awards granted in Fiscal 2009 to all executive officers (including the named executive officers) as a group, to the non-executive director group and to all non-executive officer employees as a group under predecessor plans and arrangements:

	Stock Option		Restricted Stock and Restricted Stock Units (Number of Shares) (1)	Performance Awards (Number of Shares at Target) (#)
	Number of Shares (#)	Average Exercise Price ($)
All executive officers as a group (8 persons) (2)	193,880	$29.805	96,810	71,810
Non-executive director Group (11 persons)	0	N/A	31,844	0
All non-executive officer employees as a group	832,700	$29.805	467,400	44,600

(1)	In the case of non-executive directors, the awards are in the form of Common Stock Units.

(2)	Includes executive officers as of December 31, 2009, who received option grants in 2009.

If the Stock Plan receives stockholder approval, U.S. Steel intends to promptly file a registration statement with the SEC on Form S-8 to register the additional shares that may be issued under the Stock Plan.

Equity Compensation Plan Information

The following table shows information relating to the number of shares authorized for issuance under an equity compensation plan as of December 31, 2009.

Plan Category	(1)Number of securities to be issued upon exercise of outstanding options, warrants and rights	(2)Weighted- average exercise price of outstanding options, warrants and rights		(3)Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (1)
Equity compensation plans approved by security holders (a)	3,270,265	$56.92		2,789,423	(b)
Equity compensation plans not approved by security holders (c)	37,150	(one for one	)	0
Total	3,307,415	—		2,789,423

(a)

The numbers in columns (1) and (2) of this row contemplate all shares that could potentially be issued as a result of outstanding grants under the U. S. Steel 2002 Stock Plan and the 2005 Stock Incentive Plan as of December 31, 2009. Because outstanding options under the USX 1990 Stock Plan were converted to options under the U. S. Steel 2002 Stock Plan at the time of separation from Marathon Oil Corporation (formerly USX Corporation), these numbers include shares that may be issued as a result of grants originally made under the

USX 1990 Stock Plan. (For more information, see Note 14 to the Financial Statements.) Column (1) includes (i) 59,228 shares of common stock that could be issued for the Common Stock Units outstanding under the Deferred Compensation Program for Non-Employee Directors and (ii) 381,210 shares that could be issued for the 190,605 performance awards outstanding under the Long-Term Incentive Compensation Program (a program under the 2005 Stock Incentive Plan). The calculation in column (2) does not include the Common Stock Units since the weighted average exercise price for Common Stock Units is one for one; that is, one share of common stock will be given in exchange for each unit of such phantom stock accumulated through the date of the director’s retirement. Also, the calculation in column (2) does not include the performance awards since the weighted average exercise price for performance awards can range from zero for one to two for one; that is, performance awards may result in up to 381,210 shares of common stock being issued (two for one), or some lesser number of shares (including zero shares of common stock issued), depending upon the Corporation’s common stock performance versus that of a peer group of companies.

(b)	Represents shares available under the 2005 Stock Incentive Plan.

(c)	At December 31, 2009, U. S. Steel had no securities remaining for future issuance under equity compensation plans that had not been approved by security holders. Column (1) represents Common Stock Units that were issued pursuant to the Deferred Compensation Plan for Non-Employee Directors prior to its being amended to make it a program under the 2005 Stock Incentive Plan. The weighted average exercise price for Common Stock Units in column (2) is one for one; that is, one share of common stock will be given in exchange for each unit of phantom stock upon the director’s retirement from the Board of Directors. All future grants under this amended plan/program will count as shares issued pursuant to the 2005 Stock Incentive Plan, a shareholder approved plan.

Federal Income Tax Consequences

The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of awards under present law.

Nonstatutory Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a nonstatutory stock option is paid in whole or in part with shares of U. S. Steel’s common stock, no income, gain or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the nonstatutory stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the stock option.

Except as described in “Other Tax Matters” below, U. S. Steel or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

Restricted Stock. An awardee of restricted stock will not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, an awardee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the awardee does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the awardee and will be taxable in the year the restrictions lapse. Except as described in “Other Tax Matters” below, U. S. Steel or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Restricted Stock Units. An awardee who receives restricted stock units will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or shares of common stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of common stock. Except as described in “Other Tax Matters” below, U. S. Steel generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Performance Awards. An employee who receives a performance award will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any shares of common stock received pursuant to the award will be treated as compensation income received by the employee generally in the year in which the employee receives such shares of common stock. U. S. Steel generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

Appreciation Rights. An awardee will not recognize any taxable income for Federal income tax purposes upon receipt of appreciation rights. The value of any common stock or cash received in payment of appreciation rights will be treated as compensation received by the awardee in the year in which the awardee receives the common stock or cash. Except as described in “Other Tax Matters” below, U. S. Steel generally will be entitled to a corresponding deduction in the same amount for compensation paid to the awardee.

Other Tax Matters. The exercise by an employee of a stock option or appreciation right, the lapse of restrictions on restricted stock and restricted stock units, or the deemed achievement or fulfillment of performance awards following the occurrence of a change of control, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of common stock resulting from such exercise or deemed achievement or fulfillment of performance awards or, in the case of restricted stock and restricted stock units, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (ii) the unavailability of a compensation deduction which would otherwise be allowable to U. S. Steel as explained above. Except for (i) stock options, (ii) appreciation rights, and (iii) restricted stock awards, restricted stock unit awards, and performance awards that meet the requirements of the Stock Plan and are based on the performance measures described therein, U. S. Steel may not be eligible for a compensation deduction which would otherwise be allowable for compensation paid to any employee if, as of the close of the tax year, the employee is the chief executive officer of U. S. Steel or is among the three other highest compensated officers for that tax year for whom compensation is required to be reported to stockholders under the Securities Exchange Act, as amended, to the extent the total compensation paid to such employee exceeds $1,000,000.

Additional Information. U. S. Steel expects that stock options, appreciation rights, performance awards and restricted stock and restricted stock unit awards that are based on performance measures set forth in the Stock Plan and otherwise meet the requirements of the Stock Plan will qualify as performance-based compensation that is exempt from the $1,000,000 annual deduction limit (for Federal income tax purposes) of compensation paid by public corporations to each of the Corporation’s chief executive officer and three other most highly compensated executive officers in each fiscal year, which limit is imposed by Code Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding U. S. Steel’s efforts, that compensation intended by U. S. Steel to satisfy the requirements for deductibility under Code Section 162(m) will in fact do so.

The Board recommends a vote FOR the approval of the Amendment and Restatement of the 2005 Stock Incentive Plan.

Proposal No. 4	Approval of 2010 Annual Incentive Compensation Plan

The Board recommends the 2010 Annual Incentive Compensation Plan (the “Incentive Plan”) for your approval. The Incentive Plan includes, among other things, the ability to pay incentive awards and provisions that protect U. S. Steel’s ability to take a tax deduction for performance-based awards made under the Incentive Plan, in conformance with section 162(m) of the Internal Revenue Code (the “Code”) and related regulations, in case certain executive officers who are awardees individually have more than $1,000,000 of compensation in any one year. In accordance with Code section 162(m), if the Incentive Plan is not approved, awards made under the Incentive Plan to the Chief Executive Officer or any of the other three highest compensated executive officers of U. S. Steel may not be fully deductible by U.S. Steel. If the Incentive Plan is approved, it will commence with the 2011 performance year and the predecessor plan, the 2005 Annual Incentive Compensation Plan, will terminate following the 2010 performance year.

The Board believes that you should approve the new Incentive Plan because it encourages eligible participants to increase their efforts to help make U. S. Steel more successful and to remain in our employment by providing them the opportunity to earn incentive payments upon the achievement of established performance goals.

The following is a summary of the main features of the 2010 Annual Incentive Compensation Plan; however, before voting you may want to read the entire Incentive Plan, which is attached hereto as Appendix B.

Summary of the 2010 Annual Incentive Compensation Plan

The purpose of the Incentive Plan is to provide for an incentive payment opportunity to executive management of U. S. Steel and its subsidiaries and affiliates, which may be earned upon the achievement of established performance goals over a one year time period. By placing a portion of compensation at risk and by providing an incentive payment opportunity based upon performance goals, U. S. Steel can reward performance based on the overall performance of U. S. Steel and the individual contribution of each executive employee.

Administration

The Incentive Plan will be administered by the Compensation & Organization Committee (the “Committee”) of U. S. Steel’s Board of Directors. The Committee consists solely of directors who are (1) “outside directors” within the meaning of Code section 162(m), (2) non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (3) “independent” directors under the rules of the New York Stock Exchange. The Committee will have the power to designate eligible employees and service providers for participation, determine the performance goals and incentive targets, approve payment of all incentive awards, review and approve amendments, and make all necessary determinations under the Incentive Plan. Decisions of the Committee regarding the Incentive Plan will be final and conclusive.

Eligibility

Participants under the Incentive Plan will be any employees or other service providers of U. S. Steel or its subsidiaries and affiliates, including U. S. Steel’s President and Chief Executive Officer and any other senior executive officers who are, or may be, “covered employees” as defined in Code section 162(m)(3). Initially, 18 senior officers will be eligible to participate in the Incentive Plan.

Performance Periods and Performance Goals

There will be one-year performance periods under the Incentive Plan, unless otherwise determined by the Committee. A new performance period will begin on January 1 of each calendar year and end on December 31 of that calendar year. Within ninety

(90) days after the beginning of each performance period, the Committee will establish specific performance goals for the period. The performance goals are the specific targets and objectives established by the Committee under one or more, or a combination of, absolute or relative values or rates of change, and on a gross or net basis, in any of the following objective performance measures:

Safety performance, earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, shareholder equity, debt, debt to shareholder equity, debt to earnings (including EBITDA and EBIT), interest expense and/or other fixed charges, earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges, environmental emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses.

The Committee may establish one of the performance goals as a threshold performance goal for U. S. Steel. Additionally, the Committee may base one or more of the goals on the performance of U. S. Steel, one or more subsidiaries, affiliates, branches, departments, business units or portions thereof, and/or upon a comparison with performance of a peer group of corporations, prior performance periods or other measures selected or defined by the Committee.

At the commencement of each performance period, the Committee will also establish a schedule of incentive targets, setting forth the amount to be paid based on the extent to which the performance goals for the performance period are actually achieved. The incentive targets may be expressed as a percentage of a participant’s base salary, or other measure specified by the Committee, in effect at the time the performance goal is established. Results against the performance goals will be determined and measured by an objective calculation method established by the Committee at the time of establishment of the performance goals, except that the Committee may determine, at the time the performance goals are established, that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, will be excluded from the calculation of the performance goal.

Payment of any incentive award under the Incentive Plan will be contingent upon the attainment of the pre-established performance goals. The amount of any incentive award paid may not exceed the incentive target established. The Committee may not increase any incentive target or incentive award payable. The Committee may, however, reduce or eliminate any incentive target or incentive award payable, provided that the action will not result in any increase in the amount of any incentive target or incentive award payable to any other Incentive Plan participant.

Payment of Incentive Awards

Incentive awards will be paid in cash, and/or in shares of U. S. Steel common stock pursuant to a shareholder approved stock plan, on or before March 15 of the year following the end of the performance period and after the Committee has determined and certified in writing the extent to which the performance goals were attained and the incentive awards were earned.

The maximum amount payable in cash to any one participant under the Incentive Plan in any calendar year will be $7,000,000. The Incentive Plan contains provisions for calculating the amount payable in any calendar year if the underlying performance period covers multiple calendar years. Additionally, the Committee will retain discretion to reduce or eliminate the incentive awards payable to any participant under the Incentive Plan.

Amendment or Termination of Incentive Plan

The Incentive Plan shall remain in effect until it is terminated by U. S. Steel. U. S. Steel may amend or terminate the Incentive Plan at any time. Because U. S. Steel will retain the discretion to change specific performance targets, shareholder re-approval of the Incentive Plan will be required in the future under the regulations issued pursuant to Code section 162(m), which currently require such re-approval every five years.

Forfeiture and Repayment of Incentive Awards

The Committee may determine that an award shall be forfeited and/or any value received from the award shall be repaid to U. S. Steel pursuant to any recoupment policies, rules or regulations in effect at the time of such award.

Additional Information

U. S. Steel expects to award performance-based compensation under the Incentive Plan that is exempt from the $1,000,000 annual deduction limit (for Federal income tax purposes) of compensation paid by public corporations to each of the Corporation’s chief executive officer and three other most highly compensated executive officers in each fiscal year, which limit is imposed by Code section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Code section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding U. S. Steel’s efforts, that compensation intended by U. S. Steel to satisfy the requirements for deductibility under Code section 162(m) will in fact do so.

New Plan Benefits

The actual amount of compensation to be paid to participants under the Incentive Plan is not determinable in advance because specific performance criteria and targets will be selected each year by the Committee and it is substantially uncertain what levels of performance will be realized against such criteria and targets. The awards earned in 2009 under the prior plan reflect the performance of the Corporation and such individuals for the 2009 performance year and are not necessarily indicative of awards that U. S. Steel may make in the future.

The Board recommends a vote FOR the approval of the 2010 Annual Incentive Compensation Plan.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP (“PwC”) for professional services for 2009 and 2008:

	(Dollars in millions)
	2009	2008
Audit (1)	$5.6	$6.0
Audit-Related (2)	$0.3	$0.2
Tax	$0.0	$0.0
All Other	$0.0	$0.0
Total	$5.9	$6.2

(1)	Audit fees were for the audit of U. S. Steel’s annual financial statements, the audit of U. S. Steel’s internal control over financial reporting required under the Sarbanes-Oxley Act, statutory and regulatory audits, and the issuance of comfort letters and consents.

(2)	Audit-related fees were for employee benefit plan audits and procedures required by agreement or government agencies.

Pre-Approval Policy

The Audit Committee (the “Committee”) has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Committee meetings. In 2008 and 2009, all of the above services were pre-approved by the Committee in accordance with this pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed U. S. Steel’s audited financial statements for the year ended December 31, 2009 with U. S. Steel’s management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also discussed with U. S. Steel’s management management’s assessment of the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2009 and PwC’s opinion on the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2009. We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with PwC its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Jeffrey M. Lipton, Chairman	Charles R. Lee
John G. Drosdick	Glenda G. McNeal
Richard A. Gephardt	Graham B. Spanier

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
U. S. Steel Common Stock	BlackRock, Inc. 40 East 52 nd Street New York, New York 10022	9,817,984	(1)	6.8	(1)

U. S. Steel Common Stock	Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	7,444,446	(2)	5.2	(2)

(1)	Based on Schedule 13G filed on January 29, 2010 which indicates that BlackRock, Inc. had sole voting power over 9,817,984 shares, shared voting power over no shares, sole dispositive power over 9,817,984 shares and shared dispositive power over no shares.

(2)	Based on Schedule 13G filed on February 10, 2010 which indicates that Capital Research Global Investors had sole voting power over no shares, shared voting power over no shares, sole dispositive power over 7,444,446 shares and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The Board has adopted stock ownership and retention requirements for executive management. These requirements are described under the caption Stock Ownership and Retention Policy on page 57 of this proxy statement. Each executive officer is in compliance with the applicable stock ownership and retention requirements.

Non-employee directors are required to hold equity interests in the Corporation in the form of stock-based deferred compensation. This requirement is a part of our Corporate Governance Principles. Each non-employee director is required to defer at least 50 percent of his or her annual retainer as stock-based compensation under the Deferred Compensation Program for Non-Employee Directors. Amounts deferred are credited to the director’s deferred stock account in the form of Common Stock Units. No amounts are paid to the director from the deferred stock account until the director leaves the Board, at which time he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The Board and management believe that such deferral, by continually building each director’s equity interest in the Corporation, provides a meaningful continued interest in the Corporation that is tied to the shareholders’ interest because the stock issued upon a director’s departure from the Board reflects all changes in the market value of U. S. Steel common stock from the date of deferral. Each director is in compliance with the requirement described in this paragraph.

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of January 31, 2010 by each director and director nominee, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares Beneficially Owned
Robert J. Darnall (1)(4)	15,952
Dan O. Dinges	0
John G. Drosdick (1)(4)	14,454
James D. Garraux (2)(4)	27,109
Richard A. Gephardt (1)(4)	9,691
John H. Goodish (2)(3)(4)	176,559
Gretchen R. Haggerty (2)(4)	169,498
Charles R. Lee (1)(4)	23,083
Jeffrey M. Lipton (1)(4)	12,866
David H. Lohr (2)(4)	45,029
Frank J. Lucchino (1)(4)	12,136
Glenda G. McNeal (1)(4)	7,118
Seth E. Schofield (1)(4)	17,084
Graham B. Spanier (1)(4)	6,179
David S. Sutherland (1)(4)	10,215
John P. Surma (2)(4)	635,658
Patricia A. Tracey (1)(4)	6,776
All Directors and Executive Officers as a group (19 persons) (1)(2)(3)(4)	1,213,539

(1)	Includes those Common Stock Units granted under the Deferred Compensation Program for Non-Employee Directors that are convertible into shares of common stock upon departure from the Board, in the following amounts: Mr. Darnall: 12,952; Mr. Drosdick: 12,454; Mr. Gephardt: 7,691; Mr. Lee: 21,883; Mr. Lipton: 10,866; Mr. Lucchino: 11,136; Ms. McNeal: 5,118; Mr. Schofield: 15,873; Dr. Spanier: 4,179; Mr. Sutherland: 8,215; Vice Admiral Tracey: 5,118; and all directors and executive officers as a group: 115,485.

(2)	Includes shares which may be acquired upon exercise of outstanding options which are or will become exercisable within 60 days of January 31, 2010 in the following amounts: Mr. Surma: 415,106; Mr. Garraux: 11,129; Mr. Goodish: 71,302; Mrs. Haggerty: 95,109; Mr. Lohr 13,904; and all directors and executive officers as a group: 617,701. Also includes shares which may be acquired upon exercise of outstanding options which would become exercisable on March 31, 2010 in the event that the executive officer elected to retire on such date in the following amounts: Mr. Goodish: 24,072; and all directors and executive officers as a group: 24,072.

(3)	Includes shares which would be awarded pursuant to restricted stock unit grants in the event that the executive officer elected to retire on March 31, 2010 in the following amounts: Mr. Goodish: 11,377; and all directors and executive officers as a group: 11,377.

(4)	The total number of shares beneficially owned by each director and executive officer, and by all directors and executive officers as a group, in each case constitutes less than one percent of the outstanding shares of common stock of U. S. Steel.

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of the Corporation has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

Robert J. Darnall, Chairman	Seth E. Schofield
John G. Drosdick	David S. Sutherland
Charles R. Lee	Patricia A. Tracey

Executive Compensation

Compensation Discussion & Analysis

Overview of Executive Compensation for 2009 and 2010	In response to the declining U.S. and foreign economies in late 2008 and early 2009, the Compensation & Organization Committee (the “Committee”) made a number of revisions to the Corporation’s executive compensation programs for 2009 and 2010 (see discussion below). For a complete discussion of the Corporation’s executive compensation programs and the objectives relating thereto, please refer to the sections beginning with “Executive Compensation Objectives and Summary Analysis of Compensation Design.”

Salaries

The Committee authorized a voluntary early retirement program at the beginning of 2009 that had the effect of reducing the number of employees by approximately 550. Additionally, 8 executives retired during 2009, including 6 who elected the voluntary early retirement program, resulting in a net reduction of 7 executive positions in 2009. The 32% reduction in the number of executive positions was accomplished as part of the Corporation’s overall cost reduction program. In connection with the reorganization of responsibilities following the cost reduction program, the Committee approved salary adjustments for certain executives. Annual salary increases are typically considered in April of each year; however, in light of the difficult business conditions in 2009, the Committee elected to forego annual executive merit increases for 2009, consistent with the decision to forego annual merit increases for non-executive employees in 2009.

The Committee believes that it was important for executive management to lead by example and to demonstrate its commitment to the cost reduction efforts implemented throughout the Corporation during the difficult economic conditions existing in 2009. Accordingly, effective July 1, 2009, Mr. Surma’s salary was reduced by more than 20% at his suggestion and all other executive salaries were reduced by 10%. Pension benefit programs were protected from the effects of the salary reductions (see “Pension Benefits—Steel Pension Plan—Steel Pension Plan Calculation Assumptions”) and the long-term incentive awards in 2009 were increased to give executives an opportunity to recover the reduced cash-based income (see “Elements of Executive Compensation—Long-Term Incentive Awards and Stock Ownership”); although, Mr. Surma received no grants of long-term incentives in 2009, see “Long-Term Incentives,” below). The base salary reductions remain in place, but may be restored at some appropriate future time. (Also, the Board acted to reduce directors’ retainer fees effective July 1st—see “Director Compensation.”)

Short-Term Incentives

The Committee recognized the dramatic change in overall economic conditions and the impact on business performance which began in the fourth quarter of 2008, and the likely impact on 2009 performance and compensation expectations. These considerations were factored into the 2009 short-term incentive program (a program under the 2005 Annual Incentive Compensation Plan) performance measures and targets which were set by the Committee at its February 2009 meeting. The performance measures for 2009 included return on capital employed, shipment tons, and improvements in safety and environmental emissions. The Committee did not set a diversity target for 2009 due to the impact of the layoffs that began in 2008 and continued into 2009 and due to the hiring freeze in effect during this period. However, the Committee conveyed its expectation that management continue to include a diversity objective in the individual performance goals of executives.

The return on capital employed (ROCE) performance measure is weighted most heavily in determining the payout of short-term incentive awards and this target has normally been aligned with the Corporation’s business plan. However, using the Corporation’s 2009 business plan, which had a high degree of uncertainty considering the deteriorating economic conditions that prevailed in early 2009, would have resulted in a target ROCE at a rate below the Corporation’s historical cost of capital. Instead, the Committee set the 2009 target ROCE at 12 percent, which approximated the Corporation’s historical cost of capital and would result in an affordable award if the target was achieved.

The short-term incentive program provides, by design, a performance payout range of from 0 percent to 215 percent of the individual target award and the Corporation’s actual 2009 performance equated to a payout of 15 percent of that target based upon strong safety and environmental performances. The Committee determined to pay the award at near the 15 percent payout rate recognizing management’s extraordinary safety achievement over the past four years and demonstrating the importance of safety to the Corporation. For a discussion of the short-term incentive program and performance results for 2009, see “Elements of Executive Compensation – Short-Term Incentive Awards”.

In setting the short-term incentive targets for 2010, the Committee decided to again set the target payout rate for ROCE at 80 percent for ROCE performance of 12 percent. However, for 2010 the Committee has elected to extend the threshold payout level from 40 percent at a ROCE performance of 6 percent to a payout of 20 percent at a ROCE performance of 2 percent. This lower threshold will give executives an opportunity to earn a modest award if they accomplish a modest return on the Corporation’s capital, which would be a significant improvement over 2009 results. The Committee chose a payout rate of 20 percent at a threshold of 2 percent ROCE because at that level the Corporation would be operating at break even and the modest incentive award that would result would be affordable.

In anticipation of a declining market in the last few months of 2008 and a difficult and uncertain market in 2009, the Board amended the 2005 Annual Incentive Compensation Plan to provide the Committee with the flexibility to conserve cash by satisfying the liability for awards in stock, or a combination of cash and stock. The 2005 Annual Incentive Compensation Plan previously only contemplated the payment of awards in cash. Any stock that would be issued pursuant to these provisions would be issued under a shareholder approved stock plan and would count against the shares available for issuance under such plan. This feature is also included in the proposed 2010 Annual Incentive Compensation Plan (see “Proposal No. 4” for a description of the proposed 2010 Annual Incentive Compensation Plan).

Long-Term Incentives

Prior to the granting of long-term incentive awards in May of 2009, Mr. Surma expressed his desire to not receive any long-term incentive awards for 2009. As long-term incentive awards comprised well over 60 percent of Mr. Surma’s compensation for 2008 and 2007, the Committee’s decision to accommodate his desire resulted in a significant reduction in Mr. Surma’s compensation in 2009. The Committee accepted his recommendation noting that it was an appropriate expression of leadership at a difficult time and that, with his beneficial interest in more than 200,000 shares of the Corporation’s common stock and his outstanding stock options and performance awards, Mr. Surma remained well aligned with shareholder interests.

Except for Mr. Surma, who received no long-term incentive awards in 2009 (see the preceding paragraph), the Committee decided to add an incremental amount to the May 2009 long-term incentive awards (see “Elements of Executive Compensation – Long-Term Incentive Awards and Stock Ownership”) for those who were to have their salaries reduced effective July 1, 2009 (see “Salaries,” above). The purpose of the incremental award was to provide an opportunity for those receiving salary reductions to recoup the value of the reductions through vehicles tied to the long-term success of the Corporation.

The Committee revised all future long-term incentive awards, beginning with awards granted in 2009, to require both a termination and a qualified change in control (a “double trigger”) in order to accelerate the vesting of unvested awards. The Committee believes this change should accomplish the preservation of awards for an executive terminated in connection with a change in control while reducing the possibility of an employee windfall in the event of a change in control without a termination. Additionally, the double trigger is included as a requirement under the proposed Amended and Restated 2005 Stock Incentive Plan (see “Proposal No. 3” for a description of the proposed Amended and Restated 2005 Stock Incentive Plan).

Recoupment Policy

Upon the recommendation of the Committee, the Board implemented a Recoupment Policy in February 2010 that applies to all incentive awards for executive management. The Corporation may recover compensation delivered to any executive whose intentional acts, or failures to act, are responsible in whole, or in part, for the material restatement of the Corporation’s publicly filed financial results due to fraud or misconduct, including gross negligence, on the part of such executive. The Committee believes the policy will provide an additional means to recoup amounts paid to those who would commit fraud in connection with the reporting of the Corporation’s financial results.

Perquisites

With respect to perquisites, the values provided for executive parking and dining privileges were reduced to require an executive contribution for each of those benefits. Also, the majority of the company-paid club memberships were eliminated.

Executive Compensation Objectives and Summary Analysis of Compensation Design	The overall objectives of U. S. Steel’s executive compensation programs as established by the Committee are to attract, retain, motivate and reward executives who will make significant contributions to the achievement of corporate goals and objectives. The following compensation principles supplement and support our overall objectives and the compensation decisions discussed in the following pages, and summarized below, work to support these principles:

Compensation Principles	Summary Analysis of Committee Decisions Supporting the Principles
The compensation programs should be fair and competitive, taking into account each executive’s individual role and unique responsibilities.	The Committee believes that targeting the 50th percentile of a peer group of companies for all elements of compensation is fair and competitive. In addition to objective corporate performance, the Committee uses subjective individual performance as a factor in making its decisions.
The programs should link a significant portion of the executive’s pay to the performance of the organization.	Short-term incentives are paid based upon the Corporation’s annual performance against financial, operating and citizenship measures and the values of long-term incentives are tied to the performance of the Corporation’s stock.
The programs should foster an ownership culture to better align the executive’s interests with those of our shareholders.	A significant portion of an executive’s compensation is delivered in stock with formal stock ownership and retention expectations in place to ensure continued alignment of the executive’s interests with those of our shareholders.
The programs should consider the historically cyclical nature of our industry and provide some stability to the overall compensation program.	The Committee grants two-thirds of the value of long-term incentives in the form of awards (restricted stock units and performance awards) that are capable of retaining value in a down market and, thereby, are capable of providing meaningful retention benefits to the Corporation.
The compensation programs should in the aggregate be cash- and tax-efficient for the Corporation.	The greatest portion of the executive’s compensation is in the form of long-term incentives, which are cash efficient and, except for the restricted stock unit awards, tax efficient. Programs are administered to permit tax deductions under Internal Revenue Code §162(m).
The executive compensation programs should be consistent with and aligned with the metrics of the non-executive management compensation programs, which should be aligned with the key performance drivers of the Corporation.	The executive and the non-executive short-term incentive programs are largely determined by the Corporation’s Return on Capital Employed during the performance period, a key performance driver of the Corporation, and executive and non-executive long-term incentives are tied to the performance of the Corporation’s stock.

Setting Executive Compensation	Consultant and Management Input

The Committee makes decisions regarding executive compensation with input from Towers Watson, an independent consultant engaged directly by the Committee. Additionally, with regard to compensation for executives other than the Chief Executive Officer (“CEO”), the Committee seeks and obtains input from the CEO. At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s discretion, include its independent consultant.

Benchmarking

Determinations of levels for salary, short-term incentives and long-term incentives begin with a benchmarking process for each executive position against a group of approximately thirty peer companies recommended by the independent consultant and chosen by the Committee prior to, or near the beginning of, the award year (for a list of the 2009 peer companies, see the discussion under “Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Performance Awards”). Peer companies are chosen from publicly traded industrial companies of similar size with the goal that the median level of the group’s annual revenues approximate our annual revenues. Other measures such as market capitalization and profitability are also considered.

U. S. Steel ranked at the 68th percentile in terms of annual revenues relative to its peer group of companies based upon the 2008 data available at the time of the Committee’s 2009 compensation decisions. The Committee has considered the relative size difference between U. S. Steel and the peer companies when making compensation decisions in the past; however, the Committee made no such adjustment in 2009 because projected revenues derived from 2009 analyst estimates ranked U. S. Steel much lower for 2009 and, with the uncertainty in the market, the Committee believed that neither the prior revenue data nor the revenue estimates formed a reliable basis for making such adjustments.

While the peer group is relatively stable from year to year, changes do occur when there is a change in a peer company’s circumstances or when a company that better matches U. S. Steel’s size and/or business is identified. The peer companies chosen for benchmarking are also used for purposes of comparing total shareholder return in connection with the performance awards granted each May (see “Elements of Executive Compensation—Long-Term Incentive Awards and Stock Ownership—Performance Awards”).

The Committee’s independent consultant uses a combination of its survey data from the peer group of companies together with the public disclosures from the peer group to determine the 50th percentile level of compensation for each executive position. When the consultant is satisfied that it has a sufficient number of matches within the peer group of companies for a given position, the peer group is used exclusively to determine the relevant compensation decision. When the consultant is not satisfied with the quality of the peer group data for a given position, the consultant uses broader survey data (Towers Watson and Mercer HR Consulting surveys) from hundreds of large general industry companies to augment the peer group data. Regression analysis is used to appropriately size the data from these large company surveys based upon each position’s revenue responsibility.

The peer group of companies is used to benchmark the salary, short-term incentive, long-term incentive and other elements of compensation and compensation related matters, including retirement benefits, perquisites, stock ownership and retention policies and severance agreements. As a secondary source of information for comparison purposes, custom analyses are performed from time to time using the publicly disclosed information from other Fortune 500 companies. The peer group is also used to evaluate the alignment of corporate performance with the relative level of compensation provided for each executive position (and for all executives in the aggregate as well as for the named executive officers in the aggregate) for the prior year (see “Tally Sheets and Compensation Assessments”).

Targets

Each executive’s base salary, short-term incentive compensation and long-term incentive compensation are targeted at the 50th percentile of the peer group of companies. We also provide executives with the opportunity to exceed the 50th percentile should the Corporation’s performance exceed our expectations and the performance of our peer companies. The program is also designed to provide compensation below the 50th percentile should our performance fall short of our expectations and the performance of our peers. The Committee believes that targeting the 50th percentile of the peer group of companies across the three major compensation elements (salary, short-term incentive and long-term incentive compensation) accomplishes its overall objective of providing fair and competitive executive compensation.

In addition to the market data, the Committee considers other factors prior to authorizing increases or decreases to any compensation component. These considerations include factors such as individual performance, the executive’s experience at the position, the importance U. S. Steel assigns to that position and prior compensation actions. An assessment of these factors could result in actual compensation being positioned above or below the targeted 50th percentile.

Risks Related to Executive Compensation

Pursuant to its charter, the Committee considers the Corporation’s exposure to risk resulting from the setting of executive compensation. Executives receive a mixture of short-term and long-term incentives. Short-term incentive awards are capped and the Committee selects, for its two main performance measures, short-term incentive targets that are supported by the Corporation’s annual business plan. Long-term incentives make up the majority of our executives’ compensation (see “Compensation Mix,” below) and executives are required to own and retain a significant portion of their long-term incentive compensation in the form of common stock (see “Elements of Executive Compensation – Long-Term Incentive Awards and Stock Ownership – Stock Ownership and Retention Policy”). For many reasons, including those discussed above, the Committee believes that the overall executive compensation plan design, policies, and mix of compensation will encourage executives not to take short-term and long-term risks that are excessive but, rather, to manage risk in a manner that is in the best long-term interests of the Corporation’s shareholders.

Compensation Mix

The distribution of compensation among the various compensation elements is driven by the Committee’s belief that, in order to link pay to performance, most of an executive’s compensation should be paid in the form of performance-based variable compensation with an increasingly greater emphasis on variable components for the more senior executives who have greater responsibility for the performance of the business. The mix of compensation realized in 2009 does not fit the Corporation’s past mix of delivered compensation primarily due to the fact the executives’ base salaries were reduced in 2009 and the fact that Mr. Surma did not receive a long-term incentive award in 2009 (see “Overview of Executive Compensation for 2009 and 2010 —Long Term Incentives”). Executive compensation for 2008 is more representative of the Corporation’s typical executive compensation mix for Mr. Surma. The following table shows the allocation of variable and fixed compensation, as well as the mix of salary, short-term (at target) and long-term incentives, for our named executive officers for 2008 and 2009:

Ratios of 2008 and 2009 Compensation to 2008 and 2009 Total Compensation (1)
Executive	Salary to Total	Short-Term Incentive to Total	Cash to Total		Equity to Total		Fixed (2) to Total	Variable (3) to Total
J. P. Surma
2009	45%	55%	100	%(4)	0	%(4)	45%	55%
2008	13%	19%	32%		68%		37%	63%
J. H. Goodish
2009	18%	18%	36%		64%		39%	61%
2008	17%	19%	36%		64%		40%	60%
G. R. Haggerty
2009	22%	20%	42%		58%		41%	59%
2008	21%	21%	42%		58%		41%	59%
D. H. Lohr
2009	21%	19%	40%		60%		41%	59%
2008	21%	20%	41%		59%		41%	59%
J. D. Garraux
2009	21%	19%	40%		60%		41%	59%
2008	20%	20%	40%		60%		41%	59%

(1)	Based on salary, short-term incentive awards (at target) and long-term incentive awards (grant date fair value at target levels). “Total” compensation for this purpose is the total of such salary, short-term incentives and long-term incentives.

(2)	Base salary plus grant date fair value of restricted stock unit awards.

(3)	Non-Equity Incentive target award plus grant date fair values of performance awards and option awards.

(4)	Respecting Mr. Surma’s desire, the Committee did not grant to him any long-term incentive awards in 2009 (see discussion above).

The distribution of compensation among salary, short-term incentive awards and long-term incentive awards and the resulting distribution of compensation between fixed and variable compensation, and between cash and equity compensation, are primarily influenced by our benchmarking process and the Committee’s desire to link compensation with short-term and long-term goals. Because each element is benchmarked, the value awarded for one element of compensation typically does not directly affect the value awarded for the other elements. However, for executives other than Mr. Surma, in 2009 the value of the long-term incentive awards was incrementally increased to offset compensation that would not be delivered due to the executive salary reduction (see “Overview of Executive Compensation for 2009 and 2010 – Salaries”).

Individual Performance

The individual performance evaluation is used primarily as a modifier for compensation purposes with the main drivers of compensation being market median compensation and corporate performance. Individual performance evaluations are subjective and in the aggregate can affect compensation by up to approximately 20 percent, but usually the impact is within the 0 to 10 percent range.

The Committee is charged by its charter to approve the CEO’s compensation level, giving consideration to, among other things, the CEO’s individual performance in the areas of integrity, leadership and effectiveness. The CEO’s individual performance objectives are reviewed by the Committee and approved by the Board in executive session at the beginning of each year and are considered when reviewing the CEO’s performance at the end of the year. A similar evaluation is performed by the CEO with respect to all other executives using like measures and objectives and the results of those evaluations are reflected in the CEO’s compensation recommendations. These individual performance evaluations are subjective and typically only modestly impact the Committee’s decisions in connection with salary determinations and long-term incentive grants for the coming year (see “Elements of Executive Compensation—Long-Term Incentive Awards and Stock Ownership”). With respect to the determination of short-term incentive compensation, these evaluations are used, along with other factors (see “Targets,” above), only for purposes of exercising downward discretion to reduce a calculated award otherwise payable (see “Elements of Executive Compensation—Short-Term Incentive Awards”). The 2009 individual performance measure attributes and objectives are listed in the following table:

Performance Category	Individual Performance Measures

Strategic Planning	Strategic Objectives

Results and Operations	Safety

Results vs. Business Plan

Management of Operations

Internal and Reporting Process Controls

Leadership and Diversity	Human Resource, Leadership and Diversity

Vision and Values

Communications	Shareholder Relations

External Relations

Board Relations

Employees

Tally Sheets and Compensation Assessments

The Committee evaluates the cumulative effect of executive compensation decisions via the periodic review of tally sheets that are updated throughout the year to reflect the impact of the Committee’s compensation decisions. In addition to current compensation information, the tally sheets provide the Committee with information regarding the equity ownership, compensation mix, wealth accumulation and future retirement benefits of each named executive officer. Also, the tally sheets quantify the benefits the Corporation would be required to provide to each named executive officer under various termination scenarios.

The Committee’s consultant prepares competitive assessments by position for each element of compensation at the time the Committee makes its compensation decisions. Additionally, the consultant annually prepares and reviews with the Committee a competitive assessment of the aggregate compensation for the prior year by position. This review is done against the prior year in order to be able to compare the Corporation’s information with the peer group of companies’ public disclosures and other data that Towers Watson deems relevant. For purposes of the assessment below, “U. S. Steel Compensation” is the aggregate value of the salary, actual short-term incentive and grant date fair market value of the long-term incentives awarded to the five named executive officers for the relevant year. The following table illustrates that U. S. Steel’s compensation percentile within the peer group was consistent with its ROCE percentile within the peer group.

Year	U. S. Steel Compensation (Percentile within Peer Group)	U. S. Steel Return on Capital Employed (Percentile within Peer Group)
2008 (as reported in 2009)	80th	85th

(Note: Top Compensation and Return on Capital Employed = 100th Percentile)

Award Recoupment and Revisions

The Sarbanes-Oxley Act of 2002 requires the CEO and Chief Financial Officer to reimburse the company for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct. Additionally, the Corporation has implemented a Recoupment Policy that will apply to executive management and will provide for the recoupment of incentive awards in the event the Corporation’s financial statements are restated and an executive is involved in fraud or misconduct, including gross negligence, in connection with the reason for the restatement (see “Overview of Executive Compensation for 2009 and 2010 – Recoupment Policy”).

We do not have a policy of reducing or increasing current awards based upon the amounts realized or not realized from prior compensation awards. The Committee believes that the intended value of an award at grant date reflects both the upside and the downside potentials of any such award.

Elements of	The types of compensation provided to our executives are:

Executive Compensation	• Salary, • Short-term incentive compensation, • Long-term incentive compensation, • Retirement benefits, and • Other compensation

Salary

Salary is one of the main components of cash compensation and fits into our overall compensation objectives by providing a base for attracting and retaining significant contributors to U. S. Steel and by establishing a minimum level of compensation upon which our executives may rely. In addition to providing a salary that is competitive with the market, we target salary compensation to align each executive position’s level within our organizational structure to accurately reflect its relative internal value. Each year we conduct a market benchmarking review for each executive position against our peer group of companies based on the specific responsibilities of each position (see “Setting Executive Compensation—Benchmarking,” above). The market reference points of our salary ranges correspond to the 50th percentile for each position. In a limited number of instances, a salary market reference point is adjusted to reflect a position’s internal value. With the July 2009 salary reductions (see “Overview of Executive Compensation for 2009 and 2010 – Salaries”), all of our named executive officers’ base salaries are currently below the respective salary market reference points for the executives.

The Committee makes decisions regarding an executive’s annual salary adjustments based largely on the executive’s actual salary in relation to the salary market reference point and the executive’s individual performance. If an executive’s salary exceeds the market reference point, future salary increases will be significantly reduced, and performance-based incentive compensation becomes the primary basis for any increases in compensation. While salary compensation typically does not provide rewards for the Corporation’s performance, salary increases may reflect subjective evaluations of individual performance (see the individual performance discussion in “Setting Executive Compensation—Individual Performance,” above) or may be limited or deferred if the Corporation experiences difficult economic and market conditions (see “Overview of Executive Compensation for 2009 and 2010—Salaries”).

Our expatriate executives receive premiums, allowances, tax reimbursements and tax gross-ups related to their foreign assignment, as do generally all employees who participate in the expatriate program. The assignment premium is included as creditable earnings for U.S. pension calculation purposes.

Short-Term Incentive Awards

U. S. Steel’s short-term incentive compensation program, the 2005 Annual Incentive Compensation Plan, approved by the shareholders on April 26, 2005, is generally a non-equity incentive program designed to provide performance-based compensation that retains the tax deductibility of short-term incentive awards. Typically, the short-term incentive awards are delivered in cash, but the Committee retains discretion to deliver the award value in cash, stock or a combination of cash and stock. The program’s objective is to align our executives’ compensation with the achievement of performance goals that support our business strategy. To accomplish this objective, the Committee selected two main performance measures to be complemented by three additional citizenship measures (see “Summary Compensation Table—Discussion of the Summary Compensation Table—Non-Equity Incentive Plan Compensation—Return on Capital Employed,” “—Shipment Tons” and “—Citizenship Measures” for the descriptions of these measures). The main performance measures, return on capital employed (“ROCE”) and steel shipments, are two critical measures of overall corporate and operational performance that link to our business plans and strategy. Of these two measures, the greatest emphasis is placed on ROCE at an 80 percent weighting with the remaining 20 percent placed on steel shipments. The following table demonstrates the weighting of the two main performance measures:

Performance	ROCE Payout as a Percent of the Individual Target Award	Shipment Tons Payout as a Percent of the Individual Target Award	Total Award as a Percent of the Individual Target Award
Threshold	40%	10%	50%
Target	80%	20%	100%
Maximum	160%	40%	200%

The ROCE performance measure, with its corresponding award, is intended to keep executives focused on maximizing the Corporation’s return from the use of its resources over the near-term, including operating results as well as working capital and fixed investments. The steel shipment performance measure is intended to keep executives focused on operational objectives using a preference for shipments over production to avoid providing incentive to build inventory without appropriate demand for our products.

Aside from the setting of the 2009 ROCE performance goal at approximately the Corporation’s historical cost of capital (see “Overview of Executive Compensation for 2009 and 2010—Short-Term Incentives”), performance goals are set each performance period typically based on the expectations of our business for the upcoming year and are meant to be challenging yet achievable. The appropriateness of these goals is further validated by considering the prospective business environment for the upcoming year, reviewing historical performance among our peer group of companies and a broader index of durable goods manufacturers and conducting probability analyses based on historical results. We believe these external-based analyses provide scrutiny and an optimal balance to our goal-setting process and provide the Committee with adequate information on which to base its decisions.

The Committee determines an executive’s target award for each performance period using a benchmark analysis of comparative positions at the peer group of companies (see “Setting Executive Compensation—Benchmarking,” above). The target award is the percent of salary assigned to each comparative benchmark position for short-term incentive compensation at target corporate performance. This percentage is applied to each executive’s base salary to give the Committee the market-level short-term incentive compensation for that executive. In developing the target award, the Committee typically increases the short-term incentive compensation target by about 20 percentage points above the market median to allow the Committee to exercise discretion to reduce compensation that would otherwise be awarded in connection with the attainment of corporate performance goals depending upon the individual performance of each executive and the Committee’s judgment of the Corporation’s performance. An unreduced award would indicate superior individual performance by the executive and/or the Corporation during the performance period. Individual performance is evaluated using subjective criteria (see “Setting Executive Compensation—Individual Performance” for a discussion of individual performance measures) and, in the case of executives other than the CEO, with input from the CEO.

In 2009, only the citizenship performance goals (safety and environmental) were achieved (see footnote 3 to the table below and, for a description the performance measures, “Discussion of the Summary Compensation Table – Non-Equity Incentive Plan Compensation”). Since 2005, the Corporation’s safety record has improved from 105 cases involving injuries that would keep an individual away from work for 31 days or more to 13 such cases in 2009. Also, the Committee was informed that, based upon the 2009 Lost Workday Rate data from the Bureau of Labor Statistics, employees at U. S. Steel are 5 times safer than the average employee working in the manufacturing sector. For those reasons, the Committee determined to pay the award at near the 15% of target payout rate recognizing management’s extraordinary safety achievement over the past four years and demonstrating the importance of safety to the Corporation. The table below shows the 2009 target awards and the Committee’s decision to award at near the calculated award.

Executive	Year	Individual Target Multiple(1)	Individual Target Award(2)	Corporate Performance(3)	Calculated Award(4)	Awarded Amount
J. P. Surma	2009	140%	$1,400,000	15%	$210,002	$210,000
J. H. Goodish	2009	105%	$708,750	15%	$106,313	$106,000
G. R. Haggerty	2009	100%	$526,500	15%	$78,975	$78,000
D. H. Lohr	2009	95%	$397,575	15%	$59,636	$59,000
J. D. Garraux	2009	95%	$406,136	15%	$60,920	$60,000

(1)	Target Multiple is the number, expressed as a percentage of Base Salary, that is multiplied by the Base Salary to calculate the Target Award. Base Salary is the rate of pay determined by annualizing the salary for the last month of the performance period (e.g., December 2009 salary multiplied by 12).

(2)	Target Award is the amount that would be paid to the executive assuming (a) the Corporation achieves its target performance objectives and (b) the Committee does not exercise downward discretion.

(3)	The column titled “Corporate Performance” presents the payout rate determined by the Corporation’s performance against all of the performance measures (see the following table for the calculation of the 2009 Corporate Performance Payout Rate).

Performance Measure	2009 Target Performance	2009 Actual Performance	Target Payout Rate*	Actual Payout Rate**
ROCE	<6.0%	(18.7)%	0%	0%
	6.0%		40%
	12.0%		80%
	≥18.0%		160%

Shipment Tons (millions)	<16.2	15.0	0%	0%
	16.2		10%
	20.3		20%
	≥24.4		40%

Safety		Improvement		10%
Environmental		Improvement		5%
Total (Corporate Performance Payout Rate)				15%

*	Numbers highlighted in blue represent Target Performance that would result in a 100 percent payout rate (80 percent weighting for ROCE and 20 percent weighting for Shipment Tons). Numbers highlighted in gray represent the actual performances and related payouts.

**	Actual Payout Rates for ROCE and Shipment Tons are interpolated based on 2009 Actual Performances within the 2009 Target Performance ranges.

(4)	The “Calculated Award” is the award that would be payable, absent the exercise of downward discretion by the Committee, given the Corporation’s actual performance. The Calculated Award is equal to the Corporate Performance Payout Rate times the Individual Target Award.

Prior to the payment of the awards, the Committee certified in writing that the pre-established, applicable performance levels (see column titled “2009 Actual Performance” in footnote (3), above) required under the 2005 Annual Incentive Compensation Plan were accomplished based on 2009 performance (for a more detailed discussion of the company performance measures and targets, see “Summary Compensation Table—Discussion of the Summary Compensation Table—Non-Equity Incentive Plan Compensation”).

The use of short-term incentive awards as a portion of an executive’s overall compensation fits the Committee’s objective of linking pay to performance because it puts a portion of the executive’s compensation at risk and subjects that portion to the achievement of the Corporation’s short-term performance goals.

Long-Term Incentive Awards and Stock Ownership

The objectives of the Corporation’s long-term incentive program are:

•	to align a portion of an executive’s compensation to growth in shareholder value,

•	to provide each executive a means of accumulating shares, thereby fostering the ownership culture the Corporation desires, and

•	to serve as a retention device for our executives.

The long-term incentive component represents the largest portion of the overall value of the compensation program for our executive officers (see “Setting Executive Compensation—Compensation Mix”). Our equity incentives are “at risk,” meaning they are designed to increase or decrease in value based on the movement of our stock price.

Under the executive long-term incentive program, the Committee decided that the value of each executive’s market-based long-term incentive opportunity should be distributed evenly among three equity incentive vehicles (service-vesting stock options, service-vesting restricted stock units, and performance awards) in order to provide a balanced program. The Committee believes these three long-term incentive vehicles best accomplish its objectives, as indicated in the following table:

Plan Objectives	Stock Options	Restricted Stock Units	Performance Awards
Performance-based	X		X
Promote a long-term perspective to complement the short-term perspective of the short-term incentive program,	X	X	X
Promote an ownership culture by facilitating the accumulation and retention of shares,	X	X	X
Serve as an executive retention device for the Corporation,		X	X
Consider the historically cyclical nature of our industry and provide some stability to our overall compensation program,		X	X
Cash efficient for the Corporation by emphasizing the use of stock, and	X	X	X
Tax efficient for the Corporation.	X		X

With the assistance of its independent compensation consultant, the Committee examines the long-term incentive practices of our peer group of companies to determine the 50th percentile long-term incentive opportunity for each executive position (see “Setting Executive Compensation—Benchmarking,” above). The independent consultant advises the Committee of the median reported value of the long-term incentives awarded by the peer group of companies for each executive position using a combination of public proxy statement disclosures (relevant to the top executives) and custom survey data from the peer group of companies (25 of the 2009 peer group of companies participated in the consultant’s database). When developing his recommendations to the Committee, our CEO may at times apply discretion to suggest increases or decreases to the consultant’s reported values based upon an evaluation of an executive’s individual performance over the prior year and the executive’s future leadership potential.

Respecting Mr. Surma’s desire, the Committee made no long-term incentive award to him in 2009 (see “Overview of Executive Compensation for 2009 and 2010—Long-Term Incentives”). Other than to Mr. Surma, the Committee provided incremental long-term incentive value in addition to the normal annual long-term incentive grants. The incremental value was provided to recognize executives’ performances during a difficult economic period and was intended to provide an opportunity to our executives to realize value to offset the effect of the July 2009 salary reductions (see “Overview of Executive Compensation for 2009 and 2010—Salaries”). As a result, long-term incentive awards for the named executive officers in the aggregate, excluding Mr. Surma, were approximately 11 percent above the market median of the peer group with about five percent of the amount being attributable to the salary reduction consideration and six percent attributable to subjective evaluations of individual performances for 2009 and of leadership potential. Including Mr. Surma, the 2009 long-term incentive awards to named executive officers were about 40 percent below the market median for the peer group of companies and about 50 percent below the value of last year’s awards.

The Committee believes the use of long-term incentive awards as a substantial portion of an executive’s overall compensation fits the Committee’s objective of linking an element of pay to long-term corporate performance because it puts a significant portion of the executive’s compensation at risk and subjects that portion to changes in the Corporation’s stock price. Additionally, the use of long-term incentive awards as a substantial portion of an executive’s compensation facilitates the Committee’s executive stock ownership objectives (see “Stock Ownership and Retention Policy” below).

The Corporation does not time the release of material non-public information around the granting of equity incentive awards, nor does it time the granting of equity incentive awards around the release of material non-public information. Equity grants are usually made at the Committee’s May meeting under the Long-Term Incentive Compensation Program, a program under the United States Steel Corporation 2005 Stock Incentive Plan, which was approved by the Corporation’s shareholders on April 26, 2005. The date of grant is the date that the Committee approves the grant (see “Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Grant Date”), unless the Committee meets on a day the market is not open, in which case the date of grant is the next day the market is open.

Approved award values are converted to a number of award units (shares) using an award unit determination procedure that requires (i) the use of the fair market value stock price on the date of grant in determining an accounting-based unit value for each award and (ii) the division of the relevant award unit value into each award value to determine the number of units (shares) awarded to each grantee on the date of grant.

Stock Options

Stock options are performance-based awards that reward executives for an increase in the Corporation’s stock price over the term of the option. The value to executives is limited to any appreciation of our stock price above the option’s exercise price after the option becomes exercisable and before it expires.

Stock options granted under this program have a term of ten years and vest ratably over three years with one-third of the granted options vesting on each of the first, second and third anniversaries of the grant date, subject to continued employment on each vesting date (see “Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Stock Options”). The exercise price is the average of the high and low stock prices on the date of grant in accordance with the terms of the shareholder-approved United States Steel Corporation 2005 Stock Incentive Plan.

The Corporation’s stock price decreased precipitously in the latter half of 2008 and regained a portion of its earlier value in 2009. Except for the 2009 stock option grants, the stock options awarded to executives over the prior four years had no intrinsic value at the end of 2009 and, therefore, had little retention value at that time; however, these options have several years remaining of their original term. Stock options offer executives incentive to increase the Corporation’s stock price in order to realize value from the awards.

Restricted Stock Units

Restricted stock units are awards that deliver full-value shares and accumulated dividends upon vesting. Restricted stock units vest ratably over three years, with one-third vesting on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on each vesting date (see “Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Restricted Stock (Awards and Units)”). Beginning with the May 2008 long-term incentive grant, the Committee decided to award restricted stock units instead of restricted stock awards. The main differences between the types of awards are in the treatment of dividends and in the timing of the issuance of shares. While the restricted stock awards pay dividends on all outstanding shares, the Committee believes it is more appropriate to pay dividends only on the shares that ultimately vest. Accordingly, the dividends for restricted stock units are accumulated on a notional basis and are paid only on the shares that vest and only at the time the shares vest. The shares underlying restricted stock unit awards are issued upon vesting instead of upon grant.

The Committee believes that at least a portion of the long-term incentive value should be delivered in full-value shares. Full-value awards provide some downside to the executives and encourage the executives not to take risks for which the upside is out of proportion to the downside. Additionally, the Committee allowed that there may be down cycles in the steel industry and/or times of market instability, similar to the recent market conditions, during which stock options may be of little or no value to the executives. Therefore, the Committee elected to award a portion of the long-term incentive value in the form of restricted stock units that, while not as tax efficient as other equity vehicles, will continue to provide some retention value to the Corporation during industry down cycles.

Performance Awards

Performance awards provide an incentive for executives to earn full-value shares based upon our total shareholder return, defined as stock price appreciation plus dividends, versus that of our peer group of companies over a three-year performance period (see “Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Performance Awards”). The three-year performance period begins on the third business day following the release of the Corporation’s earnings for the first quarter of the grant year. Each performance period ends on the twelfth business day following the release of first quarter earnings for the year that is three years after the grant year. The Committee will compare the average stock prices of U. S. Steel and its peer group of companies over the ten business days (third business day through the twelfth business day) following the release of earnings at the beginning of the performance period with the relevant average stock prices for the corresponding ten business days at the end of the performance period. (For a more detailed discussion, see “Grants of Plan-Based Awards—Discussion of the Grants of Plan-Based Awards Table—Estimated Future Payouts Under Equity Incentive Plan Awards—Performance Awards.”) The Committee chose to use these beginning and ending measurement periods to assure that the measurements will occur after the market has absorbed the Corporation’s latest earnings information and to alleviate any concerns that shareholders may have regarding the timing of the release of material information in connection with the determination of executive compensation.

The Committee elected to award a portion of the long-term incentive awards in the form of performance awards to give executives incentive to outperform a peer group of companies on a total shareholder return basis. The fact that this award vests depending upon total shareholder return relative to a peer group provides potential retention value to the Corporation even in a difficult market to the extent that the Corporation outperforms the peer group of companies. The 2006 performance award vested in 2009 at a rate of 53.84% of the target based upon U. S. Steel’s total shareholder return ranking at nearly the 27th percentile of the peer group for the preceding three-year performance period. Assuming no exercise of negative discretion by the Committee, the 2007, 2008 and 2009 performance award grants would have vested at approximately 50%, 0% and 200% of target, respectively, had the last day of their relevant performance periods been December 31, 2009.

Stock Ownership and Retention Policy

U. S. Steel has adopted a comprehensive stock ownership and retention policy designed to support a culture of ownership among its executives for the purpose of better aligning their interests with those of the Corporation’s shareholders. The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Corporation’s shareholders. The policy complements the Corporation’s equity compensation program, thereby continually increasing the share ownership levels of our executives and providing clear guidelines as to what executives can expect to realize for compensation purposes. The program consists of two elements:

•	Stock ownership requirements, and

•	Stock retention requirements.

Our stock ownership policy requires our executives to accumulate and retain a minimum level of ownership in U. S. Steel common stock commensurate with their positions and salaries. Executives are required to meet the ownership guideline requirements within five years of their promotion to one of the following three categories by holding a number of shares equivalent in value to a multiple of their salary reference point:

Position	Multiple of Salary Reference Point
CEO	5 X
Executive Management Committee member	3 X
All other executives	1 X

Once the stock ownership requirement is met, each executive is further expected to retain at least 25 percent of all additional shares (net of any exercise costs and taxes) realized through the exercise of stock options and the vesting of restricted stock units and performance awards until the executive is eligible for retirement and he or she receives consent from the CEO to dispose of these shares. Our stock retention policy ensures a continual increase in share ownership during an executive’s tenure with the Corporation.

The Committee’s consultant studied stock ownership programs at the peer group of companies and at companies in the broader market. While either element of the program (ownership or retention) alone would be regarded as a market-based stock ownership program for executives, the combined approach is considered to be rigorous in that it goes beyond what the peer group of companies or other large industrial companies typically use. The Committee believes this program establishes a balance between equity compensation and equity ownership by clearly setting the stock ownership expectations of the Corporation and defining the number of shares that must be retained by the executive in connection with transactions involving the sale of stock obtained pursuant to any long-term incentive program. As of December 31, 2009, all named executive officers had exceeded their ownership requirements and had complied with the stock retention policy.

Retirement Benefits

In order to attract and retain employees, we believe that it is important to provide employees with some level of income replacement during their retirements.

Qualified Plans

Our named executive officers participate in the Corporation’s two qualified retirement programs (together, the “Qualified Pension Programs”):

•	United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (the “Steel Pension Plan”) (discussed under “Pension Benefits”) and

•

United States Steel Corporation Savings Fund Plan for Salaried Employees (the “Steel Savings Plan”) (discussed under “Summary Compensation Table—Discussion of Summary Compensation Table—All Other Compensation”).

The Qualified Pension Programs are designed to provide eligible employees of U. S. Steel and its affiliates with income during retirement.

Non-Qualified Plans

We provide the following three non-qualified pension programs (together, the “Non-Qualified Pension Programs”) to our named executive officers:

•	United States Steel Corporation Non Tax-Qualified Pension Plan (the “Non Tax-Qualified Pension Plan”),

•	United States Steel Corporation Executive Management Supplemental Pension Program (the “Supplemental Pension Program”), and

•	United States Steel Corporation Supplemental Thrift Program (the “Supplemental Savings Program”).

The Non-Qualified Pension Programs (discussed in greater detail under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections) are designed to provide retirement benefits to executives and certain high-level non-executives of U. S. Steel and its affiliates. Retirement benefits provided to our CEO have been compared to those provided to chief executive officers among our peer group of companies. When expressed as a percent of pre-retirement base salary and short-term incentive awards, our CEO’s retirement benefits were found to be reasonable and within the range of benefits provided to other peer group chief executive officers.

The purposes of the Non Tax-Qualified Pension Plan and the Supplemental Savings Program are to provide benefits that are not permitted to be provided under the Steel Pension Plan and Steel Savings Plan, respectively, due to certain limits established under, or that are required by, the Internal Revenue Code (“Code”). The benefit accrual formulas under these Non-Qualified Pension Programs are approximately equal to the formulas under the respective Qualified Pension Programs.

The purpose of the Supplemental Pension Program is to provide pension benefits for executives and certain non-executives with respect to compensation paid under the short-term incentive compensation plans maintained by the Corporation, its subsidiaries, and its joint ventures since a significant portion of an executive’s annual cash compensation is comprised of at-risk incentive payments, which are awarded based on the Corporation’s performance in a given year. (See the “Short Term Incentive to Total” column of the table under “Setting Executive Compensation–Compensation Mix.”) By providing a retirement benefit based on pay earned through the incentive compensation plans, we avoid the incongruity of expecting executives to take more of their cash compensation in the form of variable, incentive-based compensation and, as a result, having executives receive less replacement income as a percent of cash compensation due to the exclusion of the incentive-based compensation from the tax-qualified Steel Pension Plan.

Without these Non-Qualified Pension Programs, the comparative income replacement ratio for executives of U. S. Steel would be significantly less than the income replacement ratio for most non-executives who are covered only under the Qualified Pension Programs. The Committee believes it is important to our attraction and retention objectives to provide a fair income replacement for executives in retirement.

The provision of benefits under the Non-Qualified Pension Programs is subject to service-based and/or age-based restrictions. For example, unless the Corporation consents, benefits are not paid under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program if the executive voluntarily terminates employment prior to the attainment of 60 years of age. We believe these restrictions help to support our retention objectives.

Letter Agreements

Generally, we employ letter agreements only under special circumstances, for example, as an inducement to work for U. S. Steel or to accept a special assignment, or as compensation for delaying a retirement or foregoing something of value. Of our current named executive officers, only Mr. Surma and Mr. Goodish have letter agreements (for a detailed description of Mr. Surma’s letter agreement, see the discussion under “Pension Benefits—Letter Agreement”). The Agreement with Mr. Surma was entered into as an inducement for him to join an affiliate of U. S. Steel in 1997 and was assumed by U. S. Steel in connection with its 2001 separation from Marathon Oil Corporation and Mr. Surma’s agreement to transfer to U. S. Steel.

On February 23, 2009, U. S. Steel entered into an agreement with Mr. Goodish providing to him benefits similar to those provided to other executives electing to retire under the 2009 voluntary early retirement program in exchange for his agreement to continue in his current position at least through March 2011.

The Committee believes that it may need to enter into agreements similar to those described above from time to time in order to attract experienced professionals into high-level positions, adequately staff certain positions, or retain key employees.

Other Compensation

Severance Agreements

We have change in control severance agreements in place for all executives. The Committee believes that these arrangements play an important role in allowing our executives to evaluate corporate opportunities that may be favorable for the shareholders without the accompanying concerns about the potential impact on their job security. The Committee believes these agreements would help to secure the continued employment and dedication of our executives under such circumstances.

With the exception of a possible payment in connection with an excise tax obligation (see “Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Excise Tax Gross-Up”), these payments are only triggered upon the occurrence of both a change in control of the Corporation and a termination of an executive’s employment. While the current form of agreement pays three times salary and bonus upon a change in control and termination, the Committee, based upon advice from its consultant, has approved such agreements with new members of executive management at two and one-half times salary and bonus for direct reports of the CEO who are members of the “Executive Management Committee” and at two times salary and bonus for all other executives. See “Potential Payments Upon Termination or Change in Control” for additional information regarding the key terms and provisions and the quantification of these benefits to executives.

Perquisites

We provide a limited number of benefits to our executives that we consider perquisites within the Securities and Exchange Commission’s definition. We provide them for four reasons. They (1) facilitate the executives’ ability to do their jobs without undue distractions or delays (e.g. parking spaces in our headquarters building), (2) have clear business-related components which benefit the Corporation (e.g. club memberships, which facilitate the entertainment of customers, suppliers and other business associates), (3) provide a measure of health and safety unavailable elsewhere (e.g. limited personal use of corporate aircraft and company-paid physicals), and/or (4) provide assistance in handling the financial intricacies of our compensation programs to ensure accurate personal tax reporting (e.g. financial planning and tax preparation). Such benefits maximize the safe and efficient use of our executives’ time and, by facilitating the development of commercial and other business relationships, provide a significant benefit to the Corporation and its shareholders at an immaterial cost. We do not provide gross-up payments to cover personal income taxes that may be attributable to any of the perquisites except for (a) relocation and (b) tax equalization and travel related to expatriate assignments, which gross-ups are generally provided to non-executive employees as well. In light of the current economic conditions, a number of the perquisites were reduced in 2009 (see “Overview of Executive Compensation for 2009 and 2010—Permanent Provisions—Perquisites”).

Other Benefit Programs

U. S. Steel’s executives participate in many of the benefits provided to non-union employees generally, including vacation and holiday benefits, insurance benefits, disability benefits, and medical and prescription drug programs. Under the insurance benefits, certain employees, including the named executive officers, have been offered the U. S. Steel Variable Universal Life Insurance program, a form of company-provided life insurance as an alternative to the Corporation’s basic life insurance coverage. We believe these benefits support our overall attraction and retention objectives.

Accounting and Tax Matters	For a discussion of the accounting impacts on various elements of long-term incentive compensation, see footnote 14 to the Financial Statements in our annual report filed on Form 10-K for the year ended December 31, 2009.

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation paid to the CEO and the three other most highly compensated officers exceeding $1 million in compensation for any taxable year. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. All short-term incentive payments and all compensation attributable to stock option exercises and performance award vesting during 2009 satisfied the requirements for deductibility under Section 162(m). All service-vesting restricted stock vesting during 2009, including any dividends on such stock, did not satisfy the requirements for deductibility under Section 162(m). Also, annual salary and imputed income, such as perquisites, do not qualify as performance-based compensation under Section 162(m). In 2009, only Mr. Surma had non-performance based compensation that exceeded the $1 million threshold described above, which, setting aside Mr. Surma’s salary, was primarily the result of the vesting of restricted stock in 2009 (see footnote 3 to the “Option Exercises and Stock Vested” table). The estimated tax-related cash impact of Section 162(m) on the Corporation is approximately $160,000. (See “Elements of Executive Compensation—Long-Term Incentive Awards and Stock Ownership” for a discussion of the Committee’s reasons behind selecting non-performance based restricted stock for a portion of the long-term incentive value delivered.)

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Corporation. Tax consequences, including but not limited to tax deductibility by the Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the Corporation.

Summary Compensation Table

The following table sets forth certain compensation information for U. S. Steel’s Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers in 2009 who were serving as executive officers at the end of 2009 for services rendered to U. S. Steel and its subsidiaries during 2009, 2008, and, except for Mr. Garraux, during 2007:

Executive & Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
J. P. Surma	2009	$1,130,004	$ —	$ —	$ 210,000	$2,053,959	$167,038	$ 3,561,001
Chairman of the Board & Chief Executive Officer	2008	$1,218,336	$4,174,028	$2,233,336	$3,250,000	$2,941,814	$254,989	$14,072,503
	2007	$1,110,008	$4,173,204	$1,526,566	$1,945,000	$1,294,689	$184,070	$10,233,537
J. H. Goodish	2009	$ 712,500	$1,750,148	$ 874,951	$ 106,000	$4,178,763	$ 80,787	$ 7,703,149
Executive Vice President & Chief Operating Officer	2008	$ 725,004	$1,714,049	$ 916,687	$1,481,000	$3,376,486	$128,719	$ 8,341,945
	2007	$ 660,012	$1,671,002	$ 610,626	$ 945,000	$ 925,417	$126,117	$ 4,938,174
G. R. Haggerty	2009	$ 555,750	$1,000,070	$ 499,929	$ 78,000	$ 896,418	$ 45,734	$ 3,075,901
Executive Vice President & Chief Financial Officer	2008	$ 575,004	$1,027,662	$ 550,270	$1,089,000	$1,229,364	$ 93,134	$ 4,564,434
	2007	$ 541,676	$1,109,312	$ 408,581	$ 735,000	$ 449,411	$ 83,047	$ 3,327,027
D. H. Lohr	2009	$ 441,750	$ 836,936	$ 418,293	$ 59,000	$ 799,284	$ 78,080	$ 2,633,343
Senior Vice President-Strategic Planning, Business Services & Administration	2008	$ 458,336	$ 857,024	$ 458,666	$ 814,000	$1,338,380	$546,512	$ 4,472,918
	2007	$ 413,348	$ 806,203	$ 296,333	$ 530,000	$ 420,470	$396,714	$ 2,863,068

J. D. Garraux	2009	$ 451,260	$ 880,067	$ 440,003	$ 60,000	$ 736,632	$ 47,432	$ 2,615,395
General Counsel & Senior Vice President-Corporate Affairs	2008	$ 458,340	$ 903,828	$ 483,180	$ 840,000	$1,352,899	$ 86,204	$ 4,124,451

(1)	Salaries for 2009 reflect reductions effective July 1, 2009 (see “Discussion of the Summary Compensation Table – Salary”).

(2)	Stock and option award grant date values are computed in accordance with ASC 718, as described in footnote 14 to the Corporation’s financial statements for the year ended December 31, 2009 and filed on Form 10-K. Pursuant to the revised regulations, the values for 2008 and 2007 have been restated to be consistent with the 2009 calculation. The Stock Awards column includes performance awards that are reported at the target number of shares and the grant date fair value of such awards includes a factor for the probable outcome of each grant. The maximum payout for the performance awards is 200% of target. Respecting Mr. Surma’s desire, the Committee did not grant to him any long-term incentive awards in 2009 (see “Compensation Discussion & Analysis—Overview of Executive Compensation for 2009 and 2010 – Long-Term Incentives”).

(3)	These amounts represent the aggregate increase in actuarial value on an accumulated benefit obligation basis that accrued to each executive in 2009 under the Corporation’s retirement plans and programs. Key assumptions used for the pension calculations include: a 5.50 percent discount rate for the 2009 calculations (6 percent for the 2008 calculations and 5.75 percent for the 2007 calculations); a 100 percent lump sum benefit election for all plans; and an unreduced benefit age, which is age 62 for the Steel Pension Plan and age 60 for the Non Tax-Qualified Pension Plan and the Supplemental Pension Program. The amounts shown do not include the values reported in the earnings column of the Nonqualified Deferred Compensation Table because the earnings are not above-market and are not preferential. These amounts exclude any benefits to be paid from plans of formerly affiliated companies.

(4)	Components of All Other Compensation are as follows:

		ALL OTHER COMPENSATION
Executive	Year	Life Insurance Premiums	Steel Savings Plan Contributions (a)	Supplemental Savings Program Accruals (a)	Foreign Service Payments & Benefits (b)	Perquisites (c)(d)	TOTAL
J. P. Surma	2009	$39,865	$—	$—	$ —	$127,173	$167,038
J. H. Goodish	2009	$44,379	$—	$—	$ —	$ 36,408	$80,787
G. R. Haggerty	2009	$16,774	$—	$—	$ —	$ 28,960	$45,734
D. H. Lohr	2009	$14,322	$—	$—	$28,896	$ 34,862	$78,080
J. D. Garraux	2009	$16,784	$—	$—	$ —	$ 30,648	$47,432

(a)	Contributions to the Steel Savings Plan and accruals under the Supplemental Savings Program were temporarily suspended effective January 1, 2009.

(b)	Foreign service payments and benefits include premiums, allowances, reimbursements, and tax gross-ups and settlements associated with foreign service. In connection with his foreign service and relocation to the United States in 2008, Mr. Lohr received net tax reimbursements of $27,467 and tax gross-ups of $1,429 in 2009.

(c)	Types of perquisites available to our executives include limited personal usage of corporate aircraft and automobiles, dining privileges, club memberships, financial planning and tax preparation services, company-paid physicals, parking expenses, limited personal use of corporate properties, tickets to entertainment and sporting events and, in the case of executives on foreign assignment, the services of a driver, security and housing and utilities benefits. The amounts disclosed above are calculated using the aggregate incremental costs related to the perquisites received by the executives for the last fiscal year. Mr. Surma’s 2009 personal aircraft usage totaled $93,825 (see “Discussion of the Summary Compensation Table – All Other Compensation” for a discussion of the personal aircraft usage calculation).

(d)	Total perquisite amounts for all 5 executives was $258,051 in 2009, compared to $349,936 in 2008.

Discussion of the Summary Compensation Table

Salary

The salaries of executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary adjustments are based on an evaluation of an executive’s performance and level of pay compared with comparable salary levels at the companies we use as a peer group for compensation purposes. Executive salaries for 2009 reflect a 10% reduction effective July 1, 2009, except that the reduction was, at Mr. Surma’s suggestion, over 20% in his case (see “Compensation Discussion & Analysis—Overview of Executive Compensation for 2009 and 2010 – Salaries”).

Stock Awards

The grant date fair market value used to calculate compensation expense in accordance with Accounting Standard Codification Topic 718 (ASC 718), Compensation – Stock Compensation is $29.79 per share for our 2009 restricted stock unit grants, $169.01 per share for our 2008 restricted stock unit grants, $109.32 per share for our 2007 restricted stock grants, $40.16 per share for our 2009 performance award grants, $214.52 per share for our 2008 performance award grants, and $140.66 per share for our 2007 performance award grants. For further detail see our report on Form 10-K for the year ended December 31, 2009, Financial Statement Footnote 14.

Option Awards

The grant date fair market value used to calculate compensation expense in accordance with ASC 718 is $14.87 per share for our 2009 stock option grants, $64.51 per share for our 2008 stock option grants, and $44.90 per share for our 2007 stock option grants. For further detail see our report on Form 10-K for the year ended December 31, 2009, Financial Statement Footnote 14.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation benefits are referred to within these executive compensation discussions as short-term incentive awards and relate to awards granted pursuant to the 2005 Annual Incentive Compensation Plan, approved by the Corporation’s shareholders on April 26, 2005. The reader may find it helpful to refer to the tables under “Compensation Discussion & Analysis—Elements of Executive Compensation—Short-Term Incentive Awards” in connection with reading the following paragraphs, which discuss the performance measures and the setting of the targets. For a discussion of the actual results for 2009, see “Compensation Discussion & Analysis -Overview of Executive Compensation for 2009 and 2010 – Short-Term Incentives” and “Compensation Discussion & Analysis—Elements of Executive Compensation—Short-Term Incentive Awards.”

A performance range and target are developed for each of the two main performance measures, Return On Capital Employed (“ROCE”) and Shipment Tons, and a target award is established to correspond with the target performance. An executive’s calculated award is increased or decreased from the target award based on actual performance above or below the target performance for each of the performance measures. The width of the performance range considers the cyclical nature of our industry and business. Subject to the Committee’s downward discretion, a calculated award is earned for each performance measure once the “threshold” performance target has been achieved for that measure. Actual performance below threshold performance results in no payout for that particular measure. Actual performance must equal or exceed the “maximum” performance target to achieve a maximum award for that measure. Absent the Committee’s application of downward discretion, actual performance between the threshold and target, or the target and maximum, results in an interpolated award for that performance measure. In 2009, the performance range for ROCE was 6.0 percent at threshold, 12.0 percent at target and 18.0 percent at maximum. The performance range for steel shipments was 16.2 million tons at threshold, 20.3 million tons at target and 24.4 million tons at maximum.

The Committee believes that a responsible, well-functioning company should maintain certain citizenship standards. Accordingly, the short-term incentive compensation plan uses additional performance measures referred to as “citizenship” measures, to promote certain behavior. In 2009, the Committee set goals for two such measures, rewarding behavior that promoted the increased safety of our workforce and the reduction of the Corporation’s environmental emissions. These citizenship measures were used as modifiers, capable of increasing or decreasing an executive’s calculated award by up to 5 percent of the target award in the case of environmental emissions and by up to 10 percent in the case of safety. Although, the Committee has also used a diversity performance measure in the past, it did not set a diversity goal for 2009 due to the impact of the layoffs that began in 2008 and continued into 2009 and due to the hiring freeze in effect during this period. However, the Committee conveyed its expectation that management continue its diversity activities and include diversity in the individual performance goals for executives (see “Compensation Discussion & Analysis—Setting Executive Compensation – Individual Performance”).

Target performances for our citizenship measures are based on the prior year’s performance with the safety performance measure requiring a specified improvement to reach the target performance. Meeting a citizenship measure’s target performance does not change the executive’s calculated award; however, in the case of environmental emissions for example, failure to meet a citizenship’s measure’s target performance produces a reduction to the calculated award of five percent of the target award, and exceeding the target performance yields an additional five percent of the target award.

Short-term incentive awards are usually paid in cash (see “Compensation Discussion & Analysis -Overview of Executive Compensation for 2009 and 2010 – Short-Term Incentives” for a discussion explaining the Committee’s ability to use stock for part or all of an executive’s short-term incentive award) and can range from 0 percent to 200 percent of an executive’s target award based upon actual corporate performance under the two main performance measures. If performances for the citizenship measures exceed the target performance objectives, an additional 15 percent of the target award can be earned, resulting in a maximum opportunity of 215 percent of an executive’s target award. Failure to achieve target performances for the citizenship measures would result in a maximum deduction of 15 percent of the target award.

Descriptions of the performance measures are provided below.

Return on Capital Employed

Return on Capital Employed (“ROCE”) accounts for 80 percent of an executive’s overall target award. It is calculated annually by dividing our annual income from operations by average capital employed in the business. Unless contemplated in the approved performance target, income from operations excludes charges or credits for business dispositions, acquisitions, asset sales, asset impairments, workforce reductions, shutdowns, and contingent liabilities or tax accruals for items or events not related to the applicable performance period. Capital employed is calculated using quarterly averages of the sum of receivables; inventories; net property, plant and equipment; less accounts payable.

Shipment Tons

Shipment Tons are defined as the total tons of steel products we ship worldwide during the year, and this measure accounts for 20 percent of an executive’s overall target award. Shipments from facilities that are the subject of dispositions and acquisitions during the current Performance Period are excluded from this measure.

Citizenship Measures

The citizenship measures for 2009 are safety performance and environmental emissions improvement; each acts as a modifier (plus or minus 5 percent of the target award in the case of environmental emissions and up to plus or minus 10 percent in the case of safety) to the award amount. Safety performance means annual improvement in the number of serious work-related injuries among domestic, European and expatriate employees that prevent an employee from returning to work for 31 days or more. Environmental emissions improvement means improvement in the number of domestic and international occurrences of noncompliant air and water emissions. The Environmental emission target was adjusted for 2009 to reflect a baseline with those facilities that were not idled in the performance period.

Change in Pension Value & Nonqualified Deferred Compensation Earnings

The values shown under this column reflect for each executive the value of pension benefits and nonqualified deferred compensation benefits earned in the most recently completed year. The amounts shown include any enhancements to the benefit formulas provided through letter agreements, if any, with the Corporation and exclude any benefits earned under plans of formerly affiliated companies. The present value of the accumulated benefit for each executive, reflecting all benefits earned as of December 31, 2009 by the executive under each plan or letter agreement, is reflected in the table located under “Pension Benefits.”

All Other Compensation

The components of 2009 All Other Compensation are shown in footnote 4 to the “Summary Compensation Table” and include the following:

•

Life Insurance Premiums that are paid to provide life insurance protection in lieu of basic life insurance available under the Corporation’s insurance program. Premiums are calculated based on factors such as age and the amount of coverage provided. The program is designed to pay premiums to the insurance company until the executive reaches age 62 unless the employee terminates employment prior to reaching the age and service requirements for other than a deferred vested pension. If such termination occurs, the obligation to pay premiums will end at the time employment is terminated.

•

Steel Savings Plan Contributions that are made by U. S. Steel in the form of the Corporation’s common stock to the executive’s account in the Steel Savings Plan (a federal income tax-qualified defined contribution plan also known as a “401(k) plan”) during the most recently completed fiscal year. The Steel Savings Plan is available to all non-represented, domestic employees of U. S. Steel and certain of its subsidiaries and affiliates. Enrollment is voluntary and is available after the participant attains one full calendar month of service. The plan is designed to allow employees to supplement their retirement income. Under normal circumstances, the Corporation supports the Steel Savings Plan by matching its employees’ contributions up to certain limits. An employee’s eligibility for additional matching contributions increases over time as the employee attains more years of service. As with the Steel Pension Plan, longer service results in higher rewards. The Corporation temporarily suspended its matching contribution beginning January 1, 2009, and the suspension remains in effect.

•

Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the Corporation’s matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation and annual contributions (see discussion under “Nonqualified Deferred Compensation”). Consistent with the announced suspension of the Corporation’s matching contribution under the Steel Savings Plan, the Corporation’s accruals under the Supplemental Savings Program were temporarily suspended effective January 1, 2009. The suspension remains in effect.

•

Foreign Service Payment and Benefits are premiums, allowances, reimbursements, tax gross-ups and tax settlements associated with foreign service. Such foreign service benefits are reflected in the All Other

Compensation numbers for named executive officers who have been employed outside of the U.S. recently. Mr. Lohr is the only named executive officer who has served on a foreign assignment within the last three years.

•

The range of perquisites available to our executives include limited personal use of corporate aircraft and automobiles, dining privileges, club memberships, financial planning and tax preparation services, parking expenses, company-paid physicals, personal use of corporate properties, use of sports and entertainment tickets and, in the case of executives on foreign assignment, the services of a driver, security and housing and utilities benefits. The amounts disclosed relating to perquisites are calculated using the aggregate incremental cost. The aggregate incremental cost of the personal use of corporate aircraft is calculated using the rate per flight hour for the type of corporate aircraft used. The rates are published twice per year by a nationally recognized and independent service. The calculated incremental costs for personal flights include the costs related to all flight hours flown in connection with the personal use. The Corporation consistently applies allocation methods for flights that are not entirely either business or personal.

Not included in All Other Compensation are the values of dividends paid on restricted stock awards because these amounts are considered in determining the grant date fair market value shown under Stock Awards.

Grants of Plan-Based Awards

Executive	Plan Name (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise Price of Option Awards (5) ($/Share)	Closing Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards (6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. P. Surma	AICP	—	$700,006	$1,400,011	$3,010,024
	LTICP	(None)
J. H. Goodish	AICP	—	$354,375	$708,750	$1,523,813
	LTICP	5/26/2009				10,895	21,790	43,580	29,380	58,840	$29.81	$30.73	$2,625,099
G. R. Haggerty	AICP	—	$263,250	$526,500	$1,131,975
	LTICP	5/26/2009				6,225	12,450	24,900	16,790	33,620	$29.81	$30.73	$1,499,999
D. H. Lohr	AICP	—	$198,788	$397,575	$854,786
	LTICP	5/26/2009				5,210	10,420	20,840	14,050	28,130	$29.81	$30.73	$1,255,229
J. D. Garraux	AICP	—	$203,068	$406,136	$873,193
	LTICP	5/26/2009				5,480	10,960	21,920	14,770	29,590	$29.81	$30.73	$1,320,070

(1)	AICP is the Executive Management Annual Incentive Compensation Program under the United States Steel Corporation 2005 Annual Incentive Compensation Plan. LTICP is the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan.

(2)	Performance award grant which vests in 2012 after a three-year performance period with payout based upon the rank of our total shareholder return compared to the total shareholder returns for the companies in the peer group and which does not pay dividends or carry voting privileges.

(3)	Time-based restricted stock unit grant which vests over a three-year period (1/3 on May 26, 2010, 1/3 on May 26, 2011 and 1/3 on May 26, 2012) and which pays accrued dividends when the underlying restricted stock unit vests and which carries no voting privileges.

(4)	Option awards have a 10-year term and vest over a three-year period (1/3 on May 26, 2010, 1/3 on May 26, 2011 and 1/3 on May 26, 2012).

(5)	Exercise Price of Option Awards represents the fair market value (average of the high and low stock prices) on the date of grant, determined in accordance with the 2005 Stock Incentive Plan.

(6)	Represents the full grant date fair market value for the equity incentive awards, stock awards and option awards, calculated in accordance with ASC 718 as described in the Form 10-K for the year ended December 31, 2009, Financial Statement Footnote 14. The grant date fair value of the performance awards includes a factor for the probable outcome for each grant.

Discussion of the Grants of Plan-Based Awards Table

Grant Date

Our equity-based awards are considered for grant by the Compensation & Organization Committee (“the Committee”) and, if approved, customarily are granted at the Committee’s May meeting. Grants are not timed in any way with the release of material non-public information. The exercise price for option awards is set at the average of the high and low stock prices on the grant date. The date of grant is the date that the Committee approves the grant unless the Committee meets on a day the market is not open, in which case the grant date is the next day the market is open.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Our executives receive non-equity incentive compensation under our 2005 Annual Incentive Compensation Plan, which was approved by the Corporation’s shareholders in 2005. For a discussion of the program, the 2009 performance measure targets and the 2009 award amounts, see “Compensation Discussion & Analysis—Elements of Executive Compensation—Short-Term Incentive Awards.” For more information regarding the program and a description of the specific performance measures, see “Summary Compensation Table—Discussion of the Summary Compensation Table—Non-Equity Incentive Plan Compensation”.

Estimated Future Payouts Under Equity Incentive Plan Awards

Under the 2005 Stock Incentive Plan, which the shareholders approved on April 26, 2005, the Committee approved the Long-Term Incentive Compensation Program, which enables executives to receive grants of options, restricted stock, and performance awards. We have not engaged in any repricing or other material modification of any outstanding option or other equity-based award under the plan.

Performance Awards

Performance award grants were made on May 26, 2009 to all named executive officers, except Mr. Surma (see “Compensation Discussion & Analysis—Overview of Executive Compensation for 2009 and 2010—Long-Term Incentives”). Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee meets to determine the Corporation’s actual performance for the performance period (a prorated portion of the shares will vest on the vesting date if an executive retires during the performance period—see “Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Performance Awards”). The 2009 performance period began on the third business day following the public release of the Corporation’s earnings for the first quarter of 2009 (April 30, 2009) and will end the earlier of (i) the end of the twelfth business day following the public release of the Corporation’s earnings for the first quarter of 2012 or (ii) the date of a change in control of the Corporation. Performance award shares do not pay dividends or carry voting privileges. Performance award payouts are based on the Corporation’s total shareholder return (TSR) compared to the TSR for each company in a peer group of companies. Definitions and calculations used in determining the TSR are as follows:

(a)    Average Measurement Period Price = the average of the fair market values (average of the high and low stock prices on each trading day) for the ten business day period beginning on the third business day following the public release of earnings for the first quarter of a fiscal year (the “Measurement Period”).

(b)    Initial Price = the Average Measurement Period Price for the initial Measurement Period which follows the first quarter of the grant date year.

(c)    Final Price = the Average Measurement Period Price for the final Measurement Period which follows the first quarter of the third fiscal year succeeding the grant date year.

(d)	Annualized TSR = ((Final Price + all dividends paid during the relevant performance period)/Initial Price)^(1/3)-1. The use of the cube root (“^(1/3)”) in the calculation of Total Shareholder Return effectively restates the return as an annual rate of return; that is, if the Total Shareholder Return for the three-year performance period was 45 percent, this calculation would state the Total Shareholder Return as an annual return rate of approximately 13 percent. The Committee believes a comparison of annual rates of return facilitates the ability to keep the rates of return in perspective.

Award payouts are determined based on the rank of our TSR compared to the TSRs of the companies in our designated peer group. No payouts are made if our TSR ranks below the 25th percentile; the payout is 50 percent of target (the threshold award) if our TSR rank is at the 25th percentile; the payout is 100 percent of target (the target award) if our TSR rank is at the 50th percentile; and the payout is 200 percent of target (the maximum award) if our TSR rank is at or above the 75th percentile. Interpolation is used to determine actual awards for performance between the threshold and target and target and maximum award levels.

For the 2009 performance award grants, our peer companies are:

AK Steel Holding Corporation	Lear Corporation
ALCOA Inc.	Masco Corporation
Burlington Northern Santa Fe Corporation	MeadWestvaco Corporation
Caterpillar Inc.	Navistar International Corporation
Cummins, Inc.	Nucor Corporation
Deere & Company	PACCAR Inc.
E. I. du Pont de Nemours and Company	Parker Hannifin Corporation
Eastman Chemical Company	PPG Industries, Inc.
Eaton Corporation	Sunoco, Inc.
Freeport-McMoran Copper & Gold, Inc	Textron Inc.
Hess Corporation	The Goodyear Tire & Rubber Company
Honeywell International, Inc.	Union Pacific Corporation
Ingersoll-Rand Company Limited	Weyerhaeuser Company
International Paper Company	Whirlpool Corporation
Johnson Controls, Inc.

Pursuant to the administrative regulations for the long-term incentive program, the performance award grants require the annual selection and approval by the Committee of a peer group for TSR comparison purposes. In May 2009, the Committee approved the 2009 performance award peer group with the following changes from the 2008 performance award peer group:

•	Removal of the following company:

Visteon Corporation

•	And the addition of the following two companies:

Freeport-McMoran Copper & Gold, Inc., and

Navistar International Corporation

The Committee may not increase performance awards but retains discretion to reduce any and all award amounts to an amount below the amount that would be payable as a result of performances measured against the target performances.

The above table shows the target number of performance awards. The target number is used because the grant date fair value of each award includes a factor predicting the probable outcome of the performance goals for the grant. The factor for the 2009 performance award grant was 1.3474, determined by a third-party using a binomial calculation.

Stock Awards: Number of Shares of Stock

Restricted stock unit grants were made on May 26, 2009 to all named executive officers except Mr. Surma (see “Compensation Discussion & Analysis—Overview of

Executive Compensation for 2009 and 2010 – Long-Term Incentives”). They are time-based awards and vest over a three-year period with one-third of the granted shares vesting on May 26, 2010; an additional third of the shares vesting on May 26, 2011; and the remaining third of the shares vesting on May 26, 2012, subject in each case to continued employment on the vesting dates (a prorated portion of the shares that would vest on the next vesting date will vest immediately if an executive retires during the vesting period—see “Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Restricted Stock”).

All Other Option Awards: Number of Securities

Option grants were made on May 26, 2009 to all named executive officers except Mr. Surma (see “Compensation Discussion & Analysis—Overview of Executive Compensation for 2009 and 2010 – Long-Term Incentives”). The option grants are time-based, with a ten-year term, and vest over a three-year period with one-third of the granted shares vesting on May 26, 2010; an additional third of the shares vesting on May 26, 2011; and the remaining third of the shares vesting on May 26, 2012, subject in each case to continued employment on the vesting dates (a prorated portion of the shares that would vest on the next vesting date will vest on the next vesting date if an executive retires during the vesting period—see “Potential Payments Upon Termination or Change in Control—Discussion of Compensation Elements—Stock Options”).

Exercise Price of Option Awards

The exercise price of option grants is the fair market value (average of the high and low stock prices) on the date of grant, in accordance with the 2005 Stock Incentive Plan. For the May 26, 2009 grant, the $29.81 exercise price was lower than the closing market price of $30.73.

Grant Date Fair Value of Stock and Option Awards

The restricted stock unit, performance award and option values included in the Grant Date Fair Value column of this table are computed in accordance with ASC 718 as described in the Form 10-K for the year ended December 31, 2009, Financial Statement Footnote 14. The restricted stock units accrue dividends at a non-preferential rate (currently $0.05 per share) that are paid when the underlying restricted stock units vest. The value of these dividends is reflected in the fair market value of the restricted stock unit grant. Restricted stock units carry no voting privileges.

Outstanding Equity Awards At Fiscal Year-End

		Option Awards				Stock Awards
Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
J. P. Surma	5/25/2004	180,000		$29.540	5/25/2012
	5/24/2005	146,500		$40.370	5/24/2013
	5/30/2006	54,400		$65.400	5/30/2016
	5/29/2007	22,666	11,334	$109.315	5/29/2017	5,134	$ 282,986	8,850	$ 487,812
	5/27/2008	11,540	23,080	$169.225	5/27/2018	8,807	$ 485,442	4,525	$ 249,418
	5/26/2009	0	0	$29.805	5/26/2019	0	$ —	0	$ —
J. H. Goodish	5/24/2005	36,000		$40.370	5/24/2013
	5/30/2006	21,500		$65.400	5/30/2016
	5/29/2007	9,066	4,534	$109.315	5/29/2017	2,050	$ 112,996	3,550	$ 195,676
	5/27/2008	4,736	9,474	$169.225	5/27/2018	3,614	$ 199,204	1,860	$ 102,523
	5/26/2009		58,840	$29.805	5/26/2019	29,380	$1,619,426	43,580	$2,402,130
G. R. Haggerty	5/25/2004	20,000		$29.540	5/25/2012
	5/24/2005	52,000		$40.370	5/24/2013
	5/30/2006	14,200		$65.400	5/30/2016
	5/29/2007	6,066	3,034	$109.315	5/29/2017	1,367	$ 75,349	2,350	$ 129,532
	5/27/2008	2,843	5,867	$169.225	5/27/2018	2,167	$ 119,445	1,115	$ 61,459
	5/26/2009		33,620	$29.805	5/26/2019	16,790	$ 925,465	24,900	$1,372,488
D. H. Lohr	5/30/2006	7,134		$65.400	5/30/2016
	5/29/2007	4,400	2,200	$109.315	5/29/2017	1,000	$ 55,120	1,700	$ 93,704
	5/27/2008	2,370	4,740	$169.225	5/27/2018	1,807	$ 99,602	930	$ 51,262
	5/26/2009		28,130	$29.805	5/26/2019	14,050	$ 774,436	20,840	$1,148,701
J. D. Garraux	5/30/2006	4,100		$65.400	5/30/2016
	5/29/2007	4,533	2,267	$109.315	5/29/2017	1,034	$ 56,994	1,750	$ 96,460
	5/27/2008	2,496	4,994	$169.225	5/27/2018	1,907	$ 105,114	980	$ 54,018
	5/26/2009		29,590	$29.805	5/26/2019	14,770	$ 814,122	21,920	$1,208,230

(1)	Options granted in May 2009 vest over a 3-year period (1/3 on May 26, 2010, 1/3 on May 26, 2011 and 1/3 on May 26, 2012); options granted in May 2008 vest over a 3-year period (1/3 vested on May 27, 2009, 1/3 will vest on May 27, 2010 and 1/3 on May 27, 2011); and options granted in May 2007 vest over a 3-year period (1/3 vested on May 29, 2008, 1/3 vested on May 29, 2009 and 1/3 will vest on May 29, 2010), subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period.

(2)	The 2009 restricted stock grant vests over a 3-year period (1/3 on May 26, 2010, 1/3 on May 26, 2011 and 1/3 on May 26, 2012), the 2008 restricted stock grant vests over a 3-year period (1/3 vested on May 27, 2009, 1/3 will vest on May 27, 2010 and 1/3 on May 27, 2011), and the 2007 restricted stock grant vests over a 3-year period (1/3 vested on May 29, 2008, 1/3 vested on May 29, 2009 and 1/3 will vest on May 29, 2010), subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period.

(3)	Value based $55.12 per share, which is the closing price of the stock on December 31, 2009.

(4)

Performance awards vest after a 3-year performance period based upon total shareholder return during the performance period relative to a group of peer companies and continued employment (pro rata vesting on the vesting date applies to retirement during the performance period, assuming the performance goals are accomplished). Using stock prices and dividends reported since the beginning of the respective performance periods, we estimate that the Corporation has performed at the 93rd percentile for the 2009 award, 11th percentile for the 2008 award and at the 25th percentile for the 2007 award through December 31, 2009. The table above shows the number of shares corresponding to the next highest performance level (threshold, target or maximum) for each performance award grant based upon such estimated performance for the related grant.

Option Exercises and Stock Vested

During 2009, as a result of stock option exercises and the vesting of restricted stock awards and performance awards, the following shares were acquired and value realized from grants made in years prior to 2009:

	Option Awards		Stock Awards (1)
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (3) ($)
J. P. Surma	20,000	$322,063	32,711	$1,057,955
J. H. Goodish	—	$—	13,032	$421,456
G. R. Haggerty	—	$—	8,480	$274,262
D. H. Lohr	—	$—	6,464	$209,083
J. D. Garraux	—	$—	3,716	$120,901

(1)	Stock Awards include the vesting of restricted stock grants and performance awards during 2009 (the performance awards granted in 2006 vested in 2009 at a payout rate of 53.8% of target based on the Corporation’s total shareholder return relative to that of its peer group of companies at the 26.92 percentile).

(2)	Value before taxes and exercise costs.

(3)	The restricted stock portion of the vesting was $608,569 for Mr. Surma, $243,311 for Mr. Goodish, $157,108 for Ms. Haggerty, $120,816 for Mr. Lohr, and $87,216 for Mr. Garraux.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)
J. P. Surma	Steel Pension Plan	8	$462,623
	Non Tax-Qualified Pension Plan	8	$1,707,189
	Supplemental Pension Program	8	$4,139,468
	Letter Agreement	10	$6,303,252
	Total		$12,612,532
J. H. Goodish	Steel Pension Plan	40	$2,081,543
	Non Tax-Qualified Pension Plan	40	$3,082,831
	Supplemental Pension Program	40	$10,684,832
	Letter Agreement		$3,493,601
	Total		$19,342,807
G. R. Haggerty	Steel Pension Plan	34	$1,233,921
	Non Tax-Qualified Pension Plan	34	$1,467,674
	Supplemental Pension Program	34	$4,981,384
	Total		$7,682,979
D. H. Lohr	Steel Pension Plan	36	$1,429,315
	Non Tax-Qualified Pension Plan	36	$1,182,576
	Supplemental Pension Program	36	$4,310,363
	Total		$6,922,254
J. D. Garraux	Steel Pension Plan	30	$1,299,889
	Non Tax-Qualified Pension Plan	30	$746,398
	Supplemental Pension Program	30	$3,452,246
	Total		$5,498,533

(1)	Service shown represents credited service years (rounded) used to calculate accrued benefits as of December 31, 2009. In the case of Mr. Surma’s Letter Agreement, 10 years is U. S. Steel’s portion of the 15 year supplement. For a discussion of the terms of the Letter Agreement with Mr. Surma see “Letter Agreement” below.

(2)	The calculations represent the net present value of the executive’s pension benefits accrued through December 31, 2009. Amounts shown are accumulated benefit obligation values which do not take into account earnings escalation after December 31, 2009. Key assumptions used for the calculations include a 100 percent lump sum benefit election for all plans using a forecasted PBGC rate of 4.00% (PBGC is the rate applied under the plans), or the long-term Section 417(e) segment rates of 5.00/6.00/7.00% to determine the estimated lump sum amount on the assumed future retirement date and a 5.50% rate (the rate used for financial accounting purposes) to discount the lump sum amount from the assumed date of retirement to December 31, 2009. Amounts exclude benefits to be paid from plans of formerly affiliated companies.

Steel Pension Plan

General Description of the Steel Pension Plan As Applicable to Non-Represented Employees

The United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (“Steel Pension Plan”) provides defined benefits for eligible non-represented, domestic employees who were hired before July 1, 2003. The Steel Pension Plan is designed to provide eligible employees with replacement income during retirement. The two primary benefits provided to non-represented employees are based on final earnings (the “Final Earnings Benefit”) and career earnings (the “Career Earnings Benefit”) formulas. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pensions. The Internal Revenue Code (the “Code”) limits the amount of pension benefits to be paid from federal income tax-qualified pension plans.

The Final Earnings Benefit component is based on a formula using a specified percentage (dependent on years of service) of average monthly earnings which is determined from the five consecutive 12-month calculation periods in which the employee’s aggregate earnings were the highest during the last ten 12-month calculation periods of continuous service prior to retirement. Incentive compensation is not considered when determining average monthly earnings. Eligibility for an unreduced Final Earnings Benefit under the Steel Pension Plan is based on attaining at least 30 years of credited service or at least age 62 with 15 years of credited service. In addition to years of service and earnings while employed by U. S. Steel, service and earnings for certain purposes include those accrued while working for certain affiliated companies. All named executive officers, with the exception of Mr. Surma, are eligible for an unreduced early retirement pension under the Final Earnings Benefit component. Mr. Surma is eligible for a deferred vested Final Earnings Benefit that is subject to reduction based on his age as of the commencement of the pension payments. If Mr. Surma had retired on December 31, 2009, his Final Earnings Benefit would have been reduced by 56.0 percent.

The annual normal retirement benefit under the Career Earnings Benefit component is equal to 1.3 percent of total career earnings. Incentive compensation is not considered when determining total career earnings. Career Earnings Benefits commenced prior to attaining normal retirement or age 62 with 15 years of service, but after attaining age 58, are subject to an early commencement reduction equal to one-quarter of one percent for each month the commencement of pension payments precedes the month in which the participant attains the age of 62 years and one month. Career Earnings Benefits commenced prior to attaining age 58 are based on 1.0 percent of total career earnings and subject to a larger early commencement reduction. With respect to the Career Earnings Benefit, Mr. Goodish is eligible for an early retirement pension because he has attained the age of 58 and at least 30 years of credited service; however, such benefit is reduced by one-quarter of one percent for each month the commencement of pension payments precedes the month in which he attains the age of 62 years and one month. Mrs. Haggerty, Mr. Lohr and Mr. Garraux, each with at least 30 years of credited service, are eligible for early retirement; however, because they have not attained the age of 58, their annual Career Earnings

Benefits are equal to 1.0 percent (versus 1.3 percent) of their respective total career earnings. Additionally, their Career Earnings Benefits are subject to reduction based on their ages as of the commencement of the pension payments. If they had retired on December 31, 2009, Mrs. Haggerty’s annual Career Earnings Benefit would have been reduced by 46.2 percent, Mr. Lohr’s annual Career Earnings Benefit would have been reduced by 39.2 percent, and Mr. Garraux’s annual Career Earnings Benefit would have been reduced by 34.6 percent. Mr. Surma is eligible for a deferred vested Career Earnings Benefit, based on 1.3 percent of his total career earnings, that is subject to reduction based on his age as of the commencement of pension payments. If Mr. Surma had retired on December 31, 2009, his annual Career Earnings Benefit would have been reduced by 56.0 percent.

Benefits accrued for each executive for the purpose of calculating both the Final Earnings and Career Earnings Benefits are limited to the executive’s unreduced base salary (i.e., the base salary in effect on June 30, 2009), to the extent necessary to avoid the adverse effects of the reduction in base salary effective July 1, 2009 (see “Overview of Executive Compensation for 2009 and 2010 – Salaries”), and any foreign service premium where applicable. The “Present Value of the Accumulated Benefit” under the Steel Pension Plan for each executive is reflected in the table located under “Pension Benefits.”

Steel Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2009. Estimated final average earnings were developed based on the average of the actual salaries paid in the last five of the past ten years prior to December 31, 2009, that produced the highest average. The salary amounts include base wages, excluding incentive compensation. For these calculations, the executive’s unreduced base salary (i.e., the base salary in effect on June 30, 2009, to the extent necessary to avoid the adverse effects of the temporary reduction in base salary effective July 1, 2009 (see “Overview of Executive Compensation for 2009 and 2010 – Salaries”) is used. The number of years of credited service in the Pension Benefits table shows the number of years earned and used to calculate the accrued benefits reported as of December 31, 2009. Other key actuarial assumptions regarding the calculations are identified in footnote 2 to the table located under “Pension Benefits.”

Non Tax-Qualified Pension Plan

General Description of the Plan

The purpose of the United States Steel Corporation Non Tax-Qualified Pension Plan is to compensate individuals for the loss of benefits under the Steel Pension Plan that occur due to certain limits established or required under the Code. The amount payable under the Non Tax-Qualified Pension Plan is equal to the difference between the benefits the executive actually receives under the Steel Pension Plan and the benefits that the executive would have received under the Steel Pension Plan except for the limitations imposed by the Code.

Benefits paid under the Non Tax-Qualified Pension Plan are in the form of an actuarially determined lump sum distribution of both the benefits payable to the executive and the benefits payable to the surviving spouse and/or other survivor upon the named executive’s termination of employment. Benefits will not be payable under the Non Tax-Qualified Pension Plan with respect to an executive who terminates employment prior to age 60 unless the Corporation consents to the termination; provided, however, such consent is not required for terminations on account of death or involuntary termination, other than for cause.

Non Tax-Qualified Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Non Tax-Qualified Pension Plan and was based on the same provisions and eligibility status as determined under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 60, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2009. Other key actuarial assumptions regarding the calculations are identified in footnote 2 to the table located under “Pension Benefits.” In addition, Mr. Surma has a letter agreement with the Corporation that supplements his pension benefits under this Plan. Mr. Goodish also entered into a letter agreement with the Corporation that will supplement his pension benefits under this Plan if he continues in his current position at least through March 2011.

Supplemental Pension Program

General Description of the Program

The purpose of the United States Steel Corporation Executive Management Supplemental Pension Program is to provide a pension benefit for executives and certain non-executives who participate in our Steel Pension Plan (see “Compensation Discussion & Analysis—Elements of Executive Compensation—Retirement Benefits— Qualified Plans”) with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures.

Executives with at least 15 years of continuous service become eligible to receive a benefit under the Supplemental Pension Program at retirement or termination of employment. Benefits will not be payable under the Supplemental Pension Program with respect to an executive who (a) terminates employment prior to age 60 or (b) terminates employment within 36 months of the date coverage under the Supplemental Pension Program begins (when coverage begins after July 31, 2006), unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause.

An executive’s average earnings are used to calculate the benefit under the Supplemental Pension Program and are defined as the average monthly earnings derived from the total short-term incentives (described as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) paid or credited to the executive under the 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) with respect to the three calendar years for which total short-term incentive payments were the highest out of the last ten consecutive calendar years prior to the executive’s termination. Short-term incentive payments payable for the calendar year in which termination occurs will be considered if such payment produces average earnings greater than that determined at termination. Benefits are paid as an actuarially determined lump sum. Such lump sum cannot be less than the lump sum value determined using the executive’s highest monthly accrued benefit under the Program.

Supplemental Pension Program Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Supplemental Pension Program. Assumptions used in the calculations include a normal retirement age of 60, a lump sum payment, and average earnings as of December 31, 2009 (includes 2009 incentive compensation paid in 2010). Other key actuarial assumptions regarding the calculations are identified in footnote 2 to the table located under “Pension Benefits.” Credited service under the Supplemental Pension Program is the same as under the Steel Pension Plan. Mr. Surma has a letter agreement with the Corporation which supplements his pension benefits under this Program. Mr. Goodish also entered into a letter agreement with the Corporation that will supplement his pension benefits under this Program if he continues in his current position at least through March 2011.

Letter Agreement

When Mr. Surma joined USX Corporation as an employee of Marathon in 1997, he was provided certain pension benefits in an employment agreement. U. S. Steel partially assumed the obligation for this employment agreement and has since restated the obligation under its own agreement with Mr. Surma, without changing the obligation, in order to comply with the requirements of Internal Revenue Code 409A. The supplemental pension benefits assumed by U. S. Steel consist of the difference between (1) Mr. Surma’s enhanced pension benefits determined with incremental service under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program, and (2) his actual pension benefits under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program determined with his actual accrued service. Mr. Surma’s enhanced pension benefits are determined by increasing the service he actually accrues under such plans by (a) 15 years for the purpose of computing his benefit eligibility and vesting and (b) a number of years equal to the product of 15 multiplied by the ratio of his actual accrued service under the Steel Pension Plan to his actual accrued service under both the Steel and Marathon Pension plans for the purpose of calculating his pension benefits (10 years) as of December 31, 2009. The pension benefits, so calculated, will be paid by the Corporation to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or, in the event of his death before retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

Mr. Goodish was eligible to retire under the provisions of the 2009 voluntary early retirement program. On February 23, 2009, U. S. Steel entered into an agreement with Mr. Goodish providing to him benefits similar to those provided to other employees electing to retire under the 2009 voluntary early retirement program in exchange for his agreement to continue in his current position at least through March 2011. These benefits include a) one year of severance pay at retirement; b) an additional year of age and service when calculating retirement benefits; c) a $20,000 Retiree Health Account (and an additional $20,000 Retiree Health Account for his spouse) for use in reducing medical premiums in retirement under the USS Retiree Medical Program; and d) use of the applicable interest rates designated under 2009 voluntary early retirement in the calculations of the lump sum benefits under the retirement plans, unless use of interest rates in the month of his retirement are more beneficial. As of December 31, 2009, the letter agreement does not provide Mr. Goodish with benefits that are greater than those benefits he would otherwise be eligible to receive if he had retired on December 31, 2009.

Nonqualified Deferred Compensation

Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the company matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation ($245,000 in 2009) and combined company and individual annual contributions ($49,000 in 2009). In the aggregate, the benefit accruals under the Supplemental Savings Program and the matching contributions under the Steel Savings Plan may equal up to 5 or 6 percent of the executive’s eligible base salary (depending upon the executive’s length of service). Effective January 1, 2009, the Corporation’s accrual under the Supplemental Savings Program has been temporarily suspended, consistent with the temporary suspension of the Corporation’s matching contribution under the Steel Savings Plan.

An executive receives a lump sum distribution of the benefits payable under this program upon his or her (a) termination of employment with five or more years of continuous service, (b) termination of employment, prior to attaining five years of continuous service, with the consent of the Corporation, or (c) pre-retirement death. Shown in the table below are the accruals under this plan for 2009.

Executive	2009 Company Contributions/ Accruals (1)	2009 Aggregate Earnings (2)	2009 Year-End Aggregate Balance
J. P. Surma	$0	$133,899	$401,146
J. H. Goodish	$0	$ 56,368	$167,518
G. R. Haggerty	$0	$ 78,889	$255,169
D. H. Lohr	$0	$ 30,065	$ 89,131
J. D. Garraux	$0	$ 14,317	$ 42,445

(1)	Accruals are included in the All Other Compensation column of the Summary Compensation Table (there were none for 2009). (See footnote 4 to that table for detail.) Accruals in prior years have been reported under All Other Compensation in the Summary Compensation Table.

(2)	Determined by taking the balance at the end of 2009, less 2009 accruals, less balance at the beginning of 2009. Includes dividends.

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to our executives upon termination vary depending upon the event triggering the termination and the executive’s relevant employment facts at the time of termination. For purposes of the tables and discussions below, we have assumed the following termination scenarios (the column references are to the columns in the tables that follow):

Termination Scenarios	Voluntary Termination (with Consent) or Retirement—(Column A)

This termination scenario assumes retirement pursuant to a retirement plan. Benefits under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program are not payable to an executive who voluntarily terminates employment prior to age 60, unless the Corporation consents to such termination. We have assumed the Corporation’s consent to retire prior to age 60 under this scenario; however, the Corporation usually reserves its consent for an executive who has served the Corporation well, is not leaving for an opportunity at another company, and is not leaving prior to the development of his or her successor.

Respecting long-term incentives, the Committee has discretion to terminate unvested awards upon termination and certain vested option awards if the executive retires before the age of 65. While the Committee always reserves its right to decide these matters on a case-by-case basis, its practice has been to prorate the vesting of the shares scheduled to vest during the current vesting period for time served during the current vesting period (for example, in the case of stock options and restricted stock units, seven months worked during the twelve-month vesting period from June 2009 to May 2010 would result in a vesting of seven-twelfths of the number of shares scheduled to vest in May 2010, with no such pro rata vesting for the shares scheduled to vest after May 2010). Given our assumption under this scenario that the Committee has consented to the executive’s retirement, the pro rata vesting discussed above has been applied.

Voluntary Termination (Without Consent) or Involuntary Termination (for Cause)—(Column B)

This termination scenario assumes that U. S. Steel does not consent to an executive’s voluntary termination of his or her employment prior to age 60, or that U. S. Steel terminates the executive’s employment for cause. Under these conditions, the Committee is not likely to exercise any discretion that it may have in favor of the executive.

Involuntary Termination (Not for Cause)—(Column C)

Events that could cause U. S. Steel to terminate an executive’s employment involuntarily, not for cause, include the curtailment of certain lines of business or a facility shutdown where the executive’s services are no longer required due to business conditions or an organizational realignment. Prior to the involuntary termination, the executive may be eligible for benefits under our Layoff Benefit Program for Non-Union Employees, which may include the payment of a percentage of base salary, basic life and health insurance and creditable service toward pension while on layoff. For purposes of determining the vesting of equity awards upon termination, we have assumed the executive would be terminated on the first anniversary of his or her layoff, December 31, 2010.

Change in Control and Termination—(Column D)

All of U. S. Steel’s executives have severance agreements, or “change in control agreements.” In addition to the benefits paid pursuant to the severance agreements, all long-term incentive awards will vest upon a change in control and a termination and benefits will be paid according to each benefit plan’s provisions following the termination of an executive’s employment in connection with a change in control.

The severance agreements expire on December 31, 2011; however, unless notice to the contrary is given to the executive by the Corporation not later than September 1 of each year, his or her agreement will automatically be extended for one year. The agreements are automatically extended for 24 months in the event of a Change in Control (defined below). The following discussion describes the events and circumstances that will trigger payments under the change in control agreements.

Generally, payments are triggered upon the occurrence of both a change in control of the Corporation and termination of the executive’s employment. Under the agreements, each executive agrees to remain in the employ of the Corporation until the earlier of (i) a date three months after a Change in Control and (ii) a date six months after a Potential Change in Control (defined below). There is a Good Reason (defined below) termination exception to the contract; however, in order for the Corporation to be obligated to pay the benefits under the contract, all Good Reason terminations must also involve an actual Change in Control (if the Good Reason termination occurs prior to a Change in Control, the change in control must be a 409A Change in Control; see definition below).

Following a Change in Control, if there is a termination by the Corporation (other than for cause or disability) or by the executive for Good Reason, the executive is entitled to the following benefits, most of which are discussed under “Discussion of Compensation Elements,” below:

•	Accrued compensation and benefits;

•	Cash severance;

•	Supplemental retirement benefit;

•	Active medical;

•	Outplacement services;

•	Excise tax gross up;

•	Supplemental Savings Benefit—equal to the unvested portion of the Corporation’s contributions to the executive under the tax-qualified and non tax-qualified savings plans; and

•

Legal fees—reimbursement for monthly legal fees incurred as a result of termination of employment and incurred in contesting or disputing such termination or seeking to enforce any right or benefit under the agreement or in connection with any tax audit relating to IRC sections 4999 (excise taxes) or 409A (deferred compensation).

A “Good Reason” termination involves a voluntary termination following any of these events:

•	An executive is assigned duties inconsistent with his or her position;

•	Reduction in base salary;

•	Relocation in excess of 50 miles from the executive’s current work location;

•

Failure to continue all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the executive participates or failure of the Corporation to continue the executive’s participation therein at amounts and levels relative to other participants;

•	Failure of the Corporation to obtain agreement from any successor to the Corporation to assume and perform the agreement; or

•

Any termination that is not effected pursuant to a Notice of Termination (a Notice of Termination is to be given by the Corporation in connection with any termination for cause or disability and the executive must give a notice of termination in connection with a termination for good reason).

A “Change in Control” happens under the agreements if any of the following occurs:

•	A person (defined to include individuals, corporations, partnerships, etc.) acquires 20 percent or more of the voting power of the Corporation;

•	A merger occurs involving the Corporation except (a) a merger with at least a majority of continuing directors and (b) a merger involving a division, business unit or subsidiary;

•	A change in the majority of the Board of Directors;

•	A sale of all or substantially all of the assets of the Corporation; or

•	Shareholder approval of a plan of complete liquidation.

A “Potential Change in Control” occurs if:

•	The Corporation enters into an agreement that would result in a Change in Control;

•	A person acquires 15 percent or more of the voting power of the Corporation;

•	There is a public announcement by any person of intentions that, if consummated, would result in a Change in Control; or

•	The Corporation’s Board of Directors passes a resolution stating that a Potential Change in Control has occurred.

A “409A Change in Control” is similar to a Change in Control except that it meets the Section 409A requirements. The main difference between the two definitions is that a 409A Change in Control requires a person to acquire 30 percent of the total voting power of the Corporation’s stock, while a Change in Control requires a person to acquire 20 percent of the total voting power of the Corporation’s stock. A 409A Change in Control must occur prior to any payment in the event the termination precedes the Change in Control. In other words, payments under the change in control agreement are due to the executive following a 409A Change in Control if:

•	There is an involuntary termination by the Corporation (other than for cause or disability) or a voluntary termination by the executive for Good Reason;

•	The executive reasonably demonstrates that an Applicable Event (defined below) has occurred; and

•	A 409A Change in Control occurs within twenty-four months following the termination.

An “Applicable Event” (a term used for various purposes, including defining points at which compensation amounts and periods are measured) means a Change in Control, Potential Change in Control or actions of a third party who has taken steps reasonably calculated to effect a Change in Control.

To the extent required by Section 409A of the Internal Revenue Code, payments will be delayed at least six months following the applicable reference date.

As mentioned above and except as discussed in the next sentence, all change in control agreements require a “double trigger” prior to the Corporation incurring any liability under the agreements; that is, all payments under the change in control agreements require (i) a termination and (ii) a Change in Control (or a 409A Change in Control). The one exception to the “double trigger” requirement pertains to the excise tax gross up provision, an obligation that could arise with or without a termination (see “Discussion of Compensation Elements—Excise Tax Gross Up,” below).

Disability—(Column E)

Employees with at least 15 years of continuous service who become totally and permanently disabled prior to age 65 are eligible for termination of employment under a permanent incapacity pension (see “Steel Pension Plan” and “Non Tax-Qualified Pension Plan,” below). The criteria for a disability termination under the Long-Term Incentive Compensation Program are the same as for a disability termination under Section 409A of the Internal Revenue Code.

Death—(Column F)

If an employee with at least 15 years of service dies while actively employed, benefits under U. S. Steel’s qualified and non-qualified plans are calculated as if the employee had retired on the date of his or her death (see “Discussion of Compensation Elements—Steel Pension Plan” and “Discussion of Compensation Elements—Non Tax-Qualified Pension Plan” below).

Potential Payments Upon Termination Tables	Below are tables developed using the above termination scenarios and an estimation of the amounts that would be payable to each named executive officer under the relevant scenario. A discussion of each of the types of compensation follows the tables (see “Discussion of Compensation Elements”). The estimated present values of the benefits provided to the named executives under each of these termination scenarios by the Corporation, the Qualified Pension Programs, or the Non-Qualified Pension Programs are shown using the following assumptions:

1.	Unless otherwise noted, the tables reflect amounts that would have been payable (subject to section 409A restrictions) at, following, or in connection with a termination of employment, with the triggering event occurring on December 31, 2009;

2.	The stock price used for valuation purposes for the long-term incentive awards was the closing stock price on December 31, 2009, which was $55.12;

3.	The normal life expectancy obtained from the 1971 Group Annuity Mortality Tables, or, for a permanent incapacity type of pension, life expectancy obtained from the Disabled Life Expectancy Tables (wages and salaried) based on U. S. Steel experience, made gender neutral on a nine to one male/female ratio; and

4.	The December 31, 2009 Pension Benefit Guaranty Corporation interest rate of 2.50% was used to determine 2009 lump sum payment amounts.

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J. P. Surma	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 535,500	$10,645,024	$ —	$ —
	Short-Term Incentive	$ 210,000	$ —	$ —	$ —	$ 210,000	$ 210,000
Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$ —	$ —	$ —	$ —	$ —	$ —
	Restricted Stock (Awards/Units) (4)	$ 306,636	$ —	$ —	$ 768,373	$ 768,373	$ 768,373
	Performance Stock Award (5)	$ 1,103,395	$ —	$ 263,275	$ 1,474,460	$ 1,103,395	$ 1,103,395

	SubTotal	$ 1,620,031	$ —	$ 798,775	$12,887,857	$ 2,081,768	$ 2,081,768

Benefits
	Steel Pension Plan	$ 352,155	$ 352,155	$ 391,001	$ 352,155	$ 332,935	$ 268,705
	Non Tax-Qualified Pension Plan	$ 1,192,809	$ —	$ 1,333,962	$ 1,192,809	$ 1,267,127	$ 880,443
	Supplemental Pension Program	$ —	$ —	$ —	$ —	$ —	$ —
	Supplemental Savings Program	$ 401,146	$ 401,146	$ 401,146	$ 401,146	$ 401,146	$ 401,146
	Letter Agreement	$16,105,158	$ 9,359,563	$19,801,176	$16,105,158	$16,361,766	$13,805,409
	Universal Life Insurance Protection	$ —	$ —	$ —	$ 117,171	$ 117,171	$ 2,470,000
	Active Medical	$ —	$ —	$ —	$ 37,320	$ —	$ —
	Supplemental Retirement Benefit (6)	$ —	$ —	$ —	$ 6,930,825	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ —	N/A	N/A

	SubTotal	$18,051,268	$10,112,864	$21,927,285	$25,151,584	$18,480,145	$17,825,703

	TOTAL	$19,671,299	$10,112,864	$22,726,060	$38,039,441	$20,561,913	$19,907,471

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J.H. Goodish	Severance, Short-& Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 450,000	$ 5,601,000	$ —	$ —
	Short-Term Incentive	$ 106,000	$ —	$ —	$ —	$ 106,000	$ 106,000
Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$ 289,632	$ —	$ —	$ 1,489,535	$ 1,489,535	$ 1,489,535
	Restricted Stock (Awards/Units) (4)	$ 438,893	$ —	$ —	$ 1,931,589	$ 1,931,589	$ 1,931,589
	Performance Stock Award (5)	$ 678,757	$ —	$ 341,759	$ 1,797,463	$ 445,216	$ 445,216

	SubTotal	$ 1,513,282	$ —	$ 791,759	$10,819,586	$ 3,972,340	$ 3,972,340

Benefits
	Steel Pension Plan	$ 2,375,969	$ 2,375,969	$ 2,414,304	$ 2,375,969	$ 2,063,881	$ 2,073,812
	Non Tax-Qualified Pension Plan	$ 3,753,863	$ 3,753,863	$ 3,681,027	$ 3,753,863	$ 3,307,745	$ 3,203,025
	Supplemental Pension Program	$11,717,433	$11,717,433	$11,645,590	$11,717,433	$10,023,151	$10,444,233
	Supplemental Savings Program	$ 167,518	$ 167,518	$ 167,518	$ 167,518	$ 167,518	$ 167,518
	Letter Agreement	$ —	$ —	$ —	$ —	$ —	$ —
	Universal Life Insurance Protection	$ 23,296	$ 23,296	$ 23,296	$ 23,296	$ 23,296	$ 1,450,000
	Active Medical	$ —	$ —	$ —	$ 37,320	$ —	$ —
	Supplemental Retirement Benefit (6)	$ —	$ —	$ —	$ 2,054,964	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ —	N/A	N/A

	SubTotal	$18,038,079	$18,038,079	$17,931,735	$20,145,363	$15,585,591	$17,338,588

	TOTAL	$19,551,361	$18,038,079	$18,723,494	$30,964,949	$19,557,931	$21,310,928

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
G. R. Haggerty	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 336,375	$ 4,378,500	$ —	$ —
	Short-Term Incentive	$ 78,000	$ —	$ —	$ —	$ 78,000	$ 78,000
Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$ 165,490	$ —	$ —	$ 851,090	$ 851,090	$ 851,090
	Restricted Stock (Awards/Units) (4)	$ 258,727	$ —	$ —	$ 1,120,222	$ 1,120,222	$ 1,120,222
	Performance Stock Award (5)	$ 421,392	$ —	$ 198,310	$ 1,068,226	$ 287,956	$ 287,956

	SubTotal	$ 923,609	$ —	$ 534,685	$ 7,418,038	$ 2,337,269	$ 2,337,269

Benefits
	Steel Pension Plan	$ 1,627,999	$ 1,627,999	$ 1,713,634	$ 1,627,999	$ 1,662,557	$ 1,472,026
	Non Tax-Qualified Pension Plan	$ 2,976,755	$ —	$ 3,574,286	$ 2,976,755	$ 2,731,254	$ 2,764,378
	Supplemental Pension Program	$ 9,384,243	$ —	$ 9,435,127	$ 9,384,243	$ 7,889,763	$ 8,463,473
	Supplemental Savings Program	$ 255,169	$ 255,169	$ 255,169	$ 255,169	$ 255,169	$ 255,169
	Universal Life Insurance Protection	$ 105,604	$ 105,604	$ 105,604	$ 105,604	$ 105,604	$ 1,120,000
	Active Medical	$ —	$ —	$ —	$ 38,289	$ —	$ —
	Supplemental Retirement Benefit (6)	$ —	$ —	$ —	$ 2,439,012	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ —	N/A	N/A

	SubTotal	$14,349,770	$1,988,772	$ 15,083,820	$16,842,071	$12,644,367	$14,075,046

	TOTAL	$15,273,379	$1,988,772	$15,618,505	$24,260,109	$14,981,616	$16,412,315

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
D. H. Lohr	Severance, Short-& Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 279,000	$ 3,249,500	$ —	$ —
	Short-Term Incentive	$ 59,000	$ —	$ —	$ —	$ 59,000	$ 59,000
Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$ 138,466	$ —	$ —	$ 721,111	$ 721,111	$ 721,111
	Restricted Stock (Awards/Units) (4)	$ 211,783	$ —	$ —	$ 929,139	$ 929,139	$ 929,139
	Performance Stock Award (5)	$ 327,168	$ —	$ 165,789	$ 864,282	$ 215,489	$ 215,489

	SubTotal	$ 736,417	$ —	$ 444,789	$ 5,755,032	$ 1,915,739	$ 1,915,739

Benefits
	Steel Pension Plan	$ 1,771,176	$ 1,771,176	$ 1,865,439	$ 1,771,176	$ 1,809,714	$ 1,542,848
	Non Tax-Qualified Pension Plan	$ 2,246,882	$ —	$ 2,657,448	$ 2,246,882	$ 2,027,583	$ 2,068,282
	Supplemental Pension Program	$ 6,891,430	$ —	$ 6,915,639	$ 6,891,430	$ 5,913,107	$ 6,013,657
	Supplemental Savings Program	$ 89,131	$ 89,131	$ 89,131	$ 89,131	$ 89,131	$ 89,131
	Universal Life Insurance Protection	$ 72,608	$ 72,608	$ 72,608	$ 72,608	$ 72,608	$ 880,000
	Active Medical	$ —	$ —	$ —	$ 38,289	$ —	$ —
	Supplemental Retirement Benefit (6)	$ —	$ —	$ —	$ 1,645,797	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ 2,352,292	N/A	N/A

	SubTotal	$ 11,071,227	$ 1,932,915	$ 11,600,265	$ 15,122,605	$ 9,912,143	$10,593,918

	TOTAL	$11,807,644	$1,932,915	$12,045,054	$20,877,637	$11,827,882	$12,509,657

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J. D. Garraux	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$ —	$ —	$ 273,130	$ 3,022,536	$ —	$ —
	Short-Term Incentive	$ 60,000	$ —	$ —	$ —	$ 60,000	$ 60,000
Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$ 145,653	$ —	$ —	$ 749,071	$ 749,071	$ 749,071
	Restricted Stock (Awards/Units) (4)	$ 222,180	$ —	$ —	$ 976,175	$ 976,175	$ 976,175
	Performance Stock Award (5)	$ 340,611	$ —	$ 174,485	$ 905,070	$ 223,144	$ 223,144

	SubTotal	$ 768,443	$ —	$ 447,615	$ 5,652,852	$2,008,390	$ 2,008,390

Benefits
	Steel Pension Plan	$1,818,834	$1,818,834	$1,942,348	$ 1,818,834	$1,787,931	$ 1,551,597
	Non Tax-Qualified Pension Plan	$1,196,478	$ —	$1,506,570	$ 1,196,478	$1,183,419	$ 1,117,960
	Supplemental Pension Program	$5,281,528	$ —	$5,328,714	$ 5,281,528	$4,619,565	$ 4,448,965
	Supplemental Savings Program	$ 42,445	$ 42,445	$ 42,445	$ 42,445	$ 42,445	$ 42,445
	Universal Life Insurance Protection	$ 74,302	$ 74,302	$ 74,302	$ 74,302	$ 74,302	$ 910,000
	Active Medical	$ —	$ —	$ —	$ 37,320	$ —	$ —
	Supplemental Retirement Benefit (6)	$ —	$ —	$ —	$ 1,926,816	$ —	$ —
	Outplacement Services	N/A	N/A	N/A	$ 15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$ 2,897,826	N/A	N/A

	SubTotal	$8,413,587	$1,935,581	$8,894,379	$13,290,549	$7,707,662	$ 8,070,967

	TOTAL	$9,182,030	$1,935,581	$9,341,994	$18,943,401	$9,716,052	$10,079,357

(1)	The term “with Consent” means consent with respect to each component of pay. This termination scenario typically involves retirement pursuant to a retirement plan.

(2)	Cash severance benefits are paid during the layoff period. All other amounts become payable on December 31, 2010, after a 1-year period of layoff.

(3)	All benefits amounts would become payable on May 31, 2010 under a permanent incapacity or a deferred vested pension, 5 months following a disabling event that occurred on December 31, 2009.

(4)	With the May grant dates and the pro rata vesting on each grant date anniversary, there are seven months (June through December) counted toward service for the unvested portion of the stock option, restricted stock unit and restricted stock awards under certain termination events. The stock option, restricted stock unit and restricted stock awards will vest at a rate of 7/36ths (June through December) except in the cases of (i) a change in control event and a termination or a disability or death event, which will cause all unvested awards to vest, or (ii) a voluntary without consent or involuntary termination event, which will cause all unvested awards to be forfeited.

(5)	Assumes payout at target for the 2009, 2008 and 2007 performance award grants. The following are the possible vesting outcomes for awards granted prior to 2009: (i) all shares are presumed to vest in the event of a change in control and termination (Column D), (ii) all shares are assumed to be forfeited in the event of a voluntary termination without consent or an involuntary termination (Columns B and C) and (iii) subject to satisfaction of the performance goals, 19/36ths of the 2008 grant (12 months in 2009 and 7 months in 2008) and 31/36ths of the 2007 grant (12 months in 2009, 12 months in 2008 and 7 months in 2007) are assumed to vest on their respective vesting dates for all other termination events (Columns A, E and F). The following are the possible vesting outcomes for awards granted after 2008: (w) the performance goals are determined in the event of a change in control and termination (Column D) based upon performance through the abbreviated performance period ending December 31, 2009 and the performance shares vest immediately in the case of a termination that is not for cause and is not voluntary absent good reason (x) all shares are assumed to be forfeited in the event of a voluntary termination without consent or an involuntary termination (Columns B and C), (y) none of the 2009 grant would vest in the event of a death or disability (Columns E and F) and (z) 7/36ths of the 2009 grant (June through December) are assumed to vest on the vesting date for all other termination events (Column A).

(6)	Each participant’s age and service is increased by three years for non tax-qualified benefits purposes.

Discussion of Compensation Elements	Cash Severance

No cash severance payments are made with respect to an executive’s termination of employment due to voluntary termination (with consent or retirement) (Column A), voluntary termination (without consent) or involuntary termination for cause (Column B), disability (Column E) or death (Column F).

Under our broad-based layoff benefit plan covering most non-union employees, monthly layoff benefits are payable to executives for up to 12 months (depending on length of service) while on layoff in the event of an involuntary termination not for cause (Column C).

Cash severance is one of the payments made to executives under the change in control agreements in the event of a termination in connection with a change in control (Column D) (see “Terminations Scenarios—Change in Control and Termination” above). Under the agreements with our named executive officers, payment would be made in a lump sum amount equal to three times the sum of (a) base salary and (b) the current target under the short-term incentive compensation program (or, if higher than the target, the average short-term incentive compensation for the prior three years).

Short-Term Incentive

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), an executive would be entitled to receive a short-term incentive award if (a) the relevant performance goals are achieved, (b) the executive is employed for at least six months during the performance period, and (c) the Committee does not exercise its discretion to reduce or eliminate the award.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily (Columns B and C), regardless of whether the termination is for cause or not for cause, no short-term incentive award is payable.

Because the cash severance payment, discussed above, includes a multiple of the target short-term incentive, no payments are made pursuant to the short-term incentive program in the event of a change in control (Column D).

Stock Options

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested stock options will vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested options will be forfeited. In the event of a disability (Column E) or death (Column F), all unvested options vest immediately. All vested options granted under the current stock plan remain exercisable for three years after termination or, if less, until the original expiration date. Options granted under the 2002 Stock Plan remain exercisable for seven, five, or three years, depending upon the grantee’s position at the time of grant, or, if less, until the original expiration date.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested options are forfeited.

For involuntary terminations that are not for cause (Column C) we have assumed that the executive was laid off on December 31, 2009, and then retired or terminated with consent at the end of the layoff period, December 31, 2010. No options would vest upon termination since the executive would not have worked during the vesting period (May 2010 to May 2011); however, the layoff would have no affect upon the vesting of options in May 2010.

Stock options granted prior to 2009 vest immediately, without regard to continued employment, upon a change in control (Column D). If an executive is terminated for any reason other than cause within three years after a change in control, all options will remain exercisable for the remainder of their term. Unvested stock options will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control (see “Termination Scenarios—Change in Control and Termination” for definition) occurs within twenty-four months following the commencement of the potential change in control period. Stock options granted after 2008 require a termination in connection with a change in control in order for the vesting to be accelerated.

Restricted Stock (Awards and Units)

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested restricted stock awards and restricted stock units will vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested restricted stock awards and restricted stock units will be forfeited. In the event of a disability (Column E) or death (Column F), all unvested restricted stock awards and restricted stock units vest immediately.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested restricted stock awards and restricted stock units are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive was laid off on December 31, 2009, and then retired or terminated with consent at the end of the layoff period, December 31, 2010. No restricted stock awards or restricted stock units would vest upon termination since the executive would not have worked during the vesting period (May 2010 to May 2011). However, the layoff would have no affect upon the vesting of restricted stock awards or restricted stock units in May 2010.

Restricted stock awards and restricted stock units granted prior to 2009 vest immediately upon a change in control (Column D), without regard to employment status. Unvested restricted stock awards and restricted stock units will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period. Restricted stock units granted after 2008 require a termination in connection with a change in control in order for the vesting to be accelerated.

Performance Awards

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), the prorated value of the performance awards granted prior to 2009 will vest based on the number of complete months worked during the relevant performance period (each is approximately three years), provided in each case that the relevant performance goals are achieved, and subject to the Committee’s discretion to reduce or eliminate the award. For performance awards granted after 2008 and for which the performance goals are achieved, a modified proration is used in the event of a death or disability allowing 0% of the achieved award if such event occurs prior to the completion of the first third of the performance period, 50% of the achieved award if such event occurs on or after completion of the first third, but prior to completion of the second third, of the performance period, and 100% of the achieved award for events occurring on or after completion of the second third of the performance period. This modified proration effectively shortens the post-termination waiting period to a maximum of two years, thereby allowing an estate to potentially close within two years, since there would be no value allowed for performance awards granted within one year of a participant’s death.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested performance awards are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive was laid off on December 31, 2009, and then retired or terminated with consent at the end of the layoff period, December 31, 2010. Because the employee has not terminated employment under this assumption prior to the May 2010 vesting of the May 2007 performance award, it will vest depending upon the Corporation’s performance and subject to the Committee’s downward discretion. However, a prorated portion of the May 2008 and 2009 performance awards will vest following the assumed termination in December 2010 based upon the number of months worked during the respective performance periods (the number shown in Column C assumes such prorated vesting at target performance for these two awards).

Performance awards granted prior to 2009 vest immediately upon a change in control (Column D), without regard to continued employment, at the higher of 100 percent of target and actual performance over the abbreviated performance period. Unvested performance awards will not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period. Performance awards granted after 2008 require a termination in connection with a change in control in order for the vesting to be accelerated. For these later awards, the performance period will end upon the change of control, however, the awards will not vest until the earlier to occur of a termination within 24 months of the change in control or the normal vesting date.

Steel Pension Plan

Benefits under the Steel Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios. Refer to the “Pension Benefits” section for a description of the Steel Pension Plan. Benefits under the Steel Pension Plan may be payable under the Non-Qualified Pension Plans to the extent they are limited by the qualified plan limitations established by the Internal Revenue Code.

If an executive is placed on involuntary layoff status as of December 31, 2009 (Column C), the executive will be eligible to remain on layoff for a period of up to two years. Having satisfied certain age and service requirements, each of the executives (other than Mr. Surma) will be eligible to commence a Rule-of-70/80 early retirement option on December 31, 2010, after being on layoff for one year (unless they are given a reasonable offer of employment with the Corporation). The present value amounts shown for an involuntary termination not for cause (Column C) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension. Mr. Surma is eligible for a deferred vested retirement which does not include early retirement enhancements.

If an executive (other than Mr. Surma) becomes inactive on December 31, 2009 due to a disability (Column E), which is determined to be a permanent incapacity, the executive will be eligible to commence a Permanent Incapacity early retirement on May 31, 2010, which is five months after the qualifying disability. The present value amounts shown reflect enhanced benefits attributable to the additional age and continuous service accrued during the five-month period, and the lower early-commencement charges, but not the temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension or, if earlier, governmental disability benefits. Mr. Surma is eligible for a deferred vested retirement which does not include early retirement enhancements.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the survivor (typically his or her spouse) or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the higher of (i) the actuarial equivalent of the executive’s pension benefit (excluding the survivor and surviving spouse’s benefits) that would have been payable if the executive had retired on the date of death, or (ii) the value of the survivor and surviving spouse’s benefits as defined in the Steel Pension Plan.

Non Tax-Qualified Pension Plan

Except for Mr. Goodish, benefits from the Non Tax-Qualified Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B). Benefits from the Non Tax-Qualified Pension Plan are payable to Mr. Goodish under each of the termination of employment scenarios since he has attained age 60. Refer to the “Pension Benefits” section for a description of the Non Tax-Qualified Pension Plan. The present value amounts shown for the various termination scenarios vary based upon the total amount payable under the Steel Pension Plan before the application of the statutory limitations established by the

Internal Revenue Code. See the paragraph below, “Letter Agreements” for a description of the letter agreement benefits payable to Messrs. Surma and Goodish that are related to the Non Tax-Qualified Pension Plan.

Supplemental Pension Program

Benefits from the Supplemental Pension Program are payable on behalf of the executives (except for Mr. Surma) under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B), since the executives have at least 15 years of continuous service as of December 31, 2009. Benefits from the Supplemental Pension Program are payable to Mr. Goodish under each of the termination of employment scenarios since he has attained age 60. Refer to the “Pension Benefits” section for a description of the Supplemental Pension Program. See the paragraph below, “Letter Agreements,” for a description of the letter agreement benefits payable to Messrs. Surma and Goodish that are related to the Supplemental Pension Program.

The present value amounts shown for an involuntary termination not for cause (Column C) and a disability (Column E) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff status and during the five-month period following the disability event, respectively.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the surviving spouse or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the actuarial equivalent of the executive’s pension benefit (excluding the surviving spouse’s benefits) that would have been payable with Corporation consent if the executive had retired on the date of death.

Supplemental Savings Program

The conditions for a payment of benefits under the Supplemental Savings Program include the attainment of five years of continuous service. Because all named executive officers already meet this condition, this benefit is payable under all termination scenarios.

Letter Agreements

Amounts are payable on behalf of Mr. Surma under his letter agreement under each of the termination of employment scenarios. See “Pension Benefits—Letter Agreement” for a description of Mr. Surma’s letter agreement.

For Mr. Surma, the present value amounts shown for his letter agreement are attributable to the Corporation’s recognition of (i) an allocated part of the 15 years of bonus service for purposes of benefit accrual under the Non Tax-Qualified Pension Plan and the Supplemental Pension Program, and (ii) 15 years of eligibility service for purposes of satisfying the 15-year service requirement for benefits under the Supplemental Pension Program. The present value of the amounts payable under the various termination scenarios pursuant to the terms of the letter agreement vary based upon the amounts payable under the above-referenced plans under these scenarios. The pension benefits, so calculated, will be paid by the Corporation to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or in the event of his death prior to his retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

As of December 31, 2009, the letter agreement for Mr. Goodish does not provide him with benefits that are greater than those benefits he would otherwise be eligible to receive, as the letter agreement is conditional on his continued employment at least through March 2011. After March 2011, Mr. Goodish will be entitled to receive benefits that are enhanced as if he retired under the provisions of the 2009 voluntary early retirement program. These enhanced benefits include a) one year of severance pay at retirement; b) an additional year of age and service when calculating retirement benefits; c) a $20,000 Retiree Health Account (and an additional $20,000 Retiree Health Account for his spouse) for use in reducing medical premiums in retirement under the USS Retiree Medical Program; and d) use of the applicable interest rates designated under 2009 voluntary early retirement program in the calculations of the lump sum benefits under the retirement plans, unless use of the interest rates in the month of his retirement are more beneficial. After March 2011, the enhanced benefits under this letter agreement will be payable to Mr. Goodish under each of the termination of employment scenarios.

Universal Life Insurance Protection

Except for Mr. Surma, the amounts shown under each of the termination scenarios other than in the case of death (Column F) represent the present value of the monthly premiums for coverage under the U. S. Steel Variable Universal Life Insurance program that will be paid by U. S. Steel for all months following the termination event until the executive reaches age 62. Since Mr. Surma does not satisfy the requirements for an immediate pension (i.e., age 60 with 15 years of service, or 30 years of service) as of December 31, 2009, universal life insurance premiums would be payable on his behalf for only a three-year period following a change in control. In the case of death (Column F), the values shown in the table represent the death benefit payable under the universal life insurance policy to the executive’s named beneficiary or if there is no beneficiary, to his or her estate.

Active Medical Insurance

The amount shown for a change in control and termination (Column D) represents the estimated cost of providing 36 months of active employee insurance coverage to the executive.

Supplemental Retirement Benefit

The supplemental retirement benefit represents the increase in retirement benefits to an executive in the event of a termination in connection with a change in control (Column D) and is paid pursuant to the change in control agreement (see “Termination Scenarios—Change in Control and Termination”, above). The benefit is paid in a lump sum amount representing the difference between the present values of the Enhanced Pension Benefit and the Actual Pension Benefit:

•

“Enhanced Pension Benefit” is equal to the Actual Pension Benefit (see below) under the Steel Pension Plan, Non Tax-Qualified Pension Plan and Supplemental Pension Program sponsored or maintained by the Corporation, including employment agreements that provide non-qualified defined benefit supplements (“All Pension Plans”) as of the date of termination of employment, plus the following enhancements:

•	Service—an additional three years are added to the executive’s service for purposes of calculating the monthly normal retirement benefit payable at normal retirement age,

•

Final Average Pay—is based on the higher of (a) the executive’s final average pay used in calculating Actual Pension Benefit or (b) final average pay using the executive’s base salary in effect immediately prior to the Applicable Event (see definition under “Termination Scenarios—Change in Control and Termination”, above) and, to the extent short-term incentive payment is considered in the calculation of pension benefits, the higher of (i) an executive’s current target short-term incentive payment, or if higher, the executive’s target short-term incentive payment immediately prior to the Applicable Event and (ii) the average of the executive’s short-term incentive payments for the prior three years, or if higher, the three years prior to the Applicable Event. These calculations use the executive’s unreduced base salary (the base salary in effect on June 30, 2009) to the extent necessary to avoid the adverse effects of the reduction to base salaries effective July 1, 2009 (see “Compensation Discussion and Analysis – Overview of Executive Compensation for 2009 and 2010 – Salaries”).

•

Early Commencement Factors—an additional three years are added to age and service and, if the executive satisfies the Rule-of-65 or 70/80 retirement options under All Pension Plans using these additional three years, the executive is eligible to commence an immediate pension under such retirement option, and

•	Full Vesting—accrued benefits under All Pension Plans are deemed to be vested or, to the extent not vested, paid as an additional benefit.

•

“Actual Pension Benefit” equals the sum of the monthly pension benefits payable under All Pension Plans as of the date of termination of employment. These calculations use the executive’s unreduced base salary (the base salary in effect on June 30, 2009) to the extent necessary to avoid the adverse effects of the reduction to base salaries effective July 1, 2009 (see “Compensation Discussion and Analysis – Overview of Executive Compensation for 2009 and 2010 – Salaries”).

Outplacement Services

In the event of a termination in connection with a change in control (Column D), the change in control agreements provide for the payment of reasonable outplacement services (two year maximum) for all terminations following an Applicable Event.

Excise Tax Gross-Up

The severance agreements provide for a gross-up payment to cover Internal Revenue Code section 4999 excise taxes imposed on an executive as a result of the receipt of compensation under a change in control termination scenario (Column D). A change in control that triggers the acceleration of long-term incentive awards by their terms could result in an excise tax liability for the executive. The severance agreements provide for the reimbursement of this liability by the Corporation, and this is the only benefit under these agreements that could be paid without a corresponding termination. However, because the acceleration of vesting for long-term incentive awards granted after 2008 happens only upon a change in control and a termination (see “Overview of Executive Compensation for 2009 and 2010 – Long-Term Incentives”), as these later awards become the only unvested awards outstanding, the gross-up would only occur upon a change in control and a termination.

Section 16(a) Beneficial Ownership Reporting Compliance

No U. S. Steel director or officer or other person subject to Section 16 of the Securities Exchange Act of 1934 failed in 2009 to file on a timely basis any reports required by Section 16(a) of such Act.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-866-804-1409 or you can request a copy via the Internet at www.MaterialRequest.com or you can write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800. If you request a copy of the proxy statement and annual report by telephone or Internet, have your proxy card available, as you will be required to provide the 11 digit number located on your proxy card in the box by the arrow. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by writing to us at the above address or by sending an email to shareholderservices@uss.com.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, and annual and quarterly reports on Forms 10-K and 10-Q are available on our website, www.ussteel.com. By referring to these documents we do not intend to incorporate the contents of the website into this document.

By order of the Board of Directors,

Craig D. Mallick

Secretary

March 12, 2010

Appendix A

UNITED STATES STEEL CORPORATION

2005 STOCK INCENTIVE PLAN

Amended and Restated through April 27, 2010,

as Submitted for Approval of the Corporation’s Shareholders

SECTION 1. PURPOSE

1.01 The purpose of the 2005 Stock Incentive Plan (the “Plan”) is to assist United States Steel Corporation (the “Corporation”) in attracting, retaining and motivating employees and non-employee directors of outstanding ability and to align their interests with those of the shareholders of the Corporation.

SECTION 2. DEFINITIONS; CONSTRUCTION

2.01 Definitions. In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings when used with initial capital letters:

2.01.1 “Amended and Restated Effective Date” has the meaning provided in Section 12.01 hereof.

2.01.2 “Appreciation Right” shall have the meaning provided in Section 4.01 hereof.

2.01.3 “Available Shares” shall have the meaning provided in Section 4.01 hereof.

2.01.4 “Award” means any Option, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award, including Appreciation Rights, or any other right or interest relating to Shares granted under the Plan.

2.01.5 “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

2.01.6 “Board” means the Corporation’s Board of Directors.

2.01.7 “Business Combination” shall have the meaning provided in Section 9.03(iii) hereof.

2.01.8 “Cause,” when used with respect to the termination of employment or service of a Participant, means:

(a) the willful and continued failure by the Participant to substantially perform his duties with the Corporation or a Subsidiary or affiliate (other than any such failure resulting from the Participant’s disability), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties, and which failure has not been cured within 30 days after such written demand; or

(b) the willful and continued engaging by the Participant in conduct which is demonstrably and materially injurious to the Corporation or a Subsidiary or affiliate, monetarily or otherwise, or

(c) the breach by the Participant of any obligation of confidentiality owed to the Corporation or a Subsidiary or affiliate.

For purposes of this Section 2.01.8, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Participant is guilty of the conduct set forth above in clauses (a), (b) or (c) of this Section 2.01.8 and specifying the particulars thereof in detail.

2.01.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder. References to particular sections of the Code shall include any successor provisions.

2.01.10 “Change of Control” has the meaning provided in Section 9.03.

2.01.11 “Committee” means, (a) with respect to Participants who are employees and other service providers, the Compensation & Organization Committee or such other committee of the Board as may be designated by the Board to administer the Plan, as referred to in Section 3.01 hereof, consisting of at least three members of the Board; provided however, that any member of the Committee participating in the taking of any action under the Plan shall qualify as (1) an “outside director” as then defined under Section 162(m) of the Code or any successor provision, (2) a “non-employee director” as then defined under Rule 16b-3 or any successor rule and (3) an “independent” director under the rules of the New York Stock Exchange, or (b) with respect to Participants who are non-employee directors, the Board.

2.01.12 “Common Stock” means shares of the common stock, par value $1.00 per share, and such other securities of the Corporation or other corporation or entity as may be substituted for Shares pursuant to Section 8.01 hereof.

2.01.13 “Continuing Directors” shall have the meaning provided in Section 9.03(iii)(A) hereof.

2.01.14 “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

2.01.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.01.16 “Excluded Transaction” shall have the meaning provided in Section 9.03(iii) hereof.

2.01.17 “Fair Market Value” of shares of any stock, including but not limited to Common Stock, or units of any other securities (herein “shares”), shall be the mean between the highest and lowest sales prices per share for the date as of which Fair Market Value is to be determined in the principal market in which such shares are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely upon). If the Fair Market Value of shares on any date cannot be determined on the basis set forth in the preceding sentence, or if a determination is required as to the Fair Market Value on any date of property other than shares, the Committee shall in good faith determine the Fair Market Value of such shares or other property on such date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

2.01.18 “Full-Value Shares” shall have the meaning provided in Section 4.01 hereof.

2.01.19 “Good Reason” shall have the meaning provided in Section 9.02 hereof.

2.01.20 “New Board” shall have the meaning provided in Section 9.03(iii)(A) hereof.

2.01.21 “Option” means a right, granted under Section 6.02 hereof, to purchase Shares at a specified price during specified time periods.

2.01.22 “Other Stock-Based Award” means an Award, granted under Section 6.06 hereof, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares.

2.01.23 “Participant” means an employee, other service provider or a non-employee director of the Corporation or any Subsidiary or affiliate, including, but not limited to, a Covered Employee, who is granted an Award under the Plan.

2.01.24 “Performance Award,” “Performance Goal” and “Performance Period” shall have the meanings provided in Section 6.05.

2.01.25 “Restricted Stock” means Shares, granted under Section 6.03 hereof, that are subject to certain restrictions.

2.01.26 “Restricted Stock Unit” means a unit, granted under Section 6.04 hereof, that is subject to certain restrictions.

2.01.27 “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor to such Rule promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.01.28 “Shares” means the common stock of the Corporation, par value $1.00 per share, and such other securities of the Corporation as may be substituted for Shares pursuant to Section 8.01 hereof.

2.01.29 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the chain owns stock possessing at least 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.01.30 “Termination of Employment” shall have the meaning provided in Section 9.02 hereof.

2.02 Construction. For purposes of the Plan, the following rules of construction shall apply:

2.02.1 The word “or” is disjunctive but not necessarily exclusive.

2.02.2 Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders, and words in the masculine or feminine gender include the other and neuter genders.

SECTION 3. ADMINISTRATION

3.01 The Plan shall be administered by the Committee. References hereinafter to the Committee shall mean the Compensation & Organization Committee of the Board (or other appointed committee) with respect to employee and other service provider Participants and the Board with respect to non-employee director Participants.

The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to designate Participants;

(ii) to determine the type or types of Awards to be granted to each Participant;

(iii) to determine the number of Awards to be granted, the number of Shares or amount of cash or other property to which an Award will relate, the terms and conditions of any Award (including, but not limited to, any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited, exchanged or surrendered;

(v) to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, any Award Agreement or other instrument entered into or Award made under the Plan;

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan; and

(x) to make such filings and take such actions as may be required from time to time by appropriate state, regulatory and governmental agencies.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Corporation, Subsidiaries, Participants, any Person claiming any rights under the Plan from or through any Participants, employees, directors and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers, managers and/or agents of the Corporation or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative and other functions under the Plan. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by an officer, manager or other employee of the Corporation or a Subsidiary, the Corporation’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Corporation and/or Committee to assist in the administration of the Plan.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.01 The maximum net number of Shares which may be issued and in respect of which Awards may be granted under the Plan shall be limited to the sum of (i) the number of Shares available under the Plan prior to this amendment and restatement, which as of December 31, 2009, was 2,789,423 Shares, and (ii) 8,700,000 additional Shares, subject to adjustment as provided in Section 8.01, which may be used for all forms of Awards (such shares may be referred to as “Available Shares”). Each Option or purchase right in which the Participant pays at least the Fair Market Value for such Share measured as of the grant date and each appreciation right which is based upon at least the Fair Market Value of a Share as of the grant date (an “Appreciation Right”) shall reduce the number of Available Shares by one share for each Share represented by such Option or right, except to the extent the Award is settled in cash and without giving effect to the net number of Shares that may be issued. All other Shares to which an Award relates shall be referred to as “Full-Value Shares” and, unless such Award is settled in cash, shall reduce the number of Available Shares by 1.64 shares.

For purposes of this Section 4.01, the number of Shares to which an Award relates shall be counted against the number of Available Shares under the Plan at the time of grant of the Award, unless such number of Shares cannot be determined at that time, in which case the number of Shares actually distributed pursuant to the Award shall be counted against the number of Available Shares under the Plan at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the number of Shares reserved and available under the Plan in accordance with procedures adopted by the Committee so as to ensure appropriate counting but avoid double counting.

If any Shares to which an Award relates are forfeited or the Award otherwise terminates without payment being made to the Participant in the form of Shares or if payment is made to the Participant in the form of cash, cash equivalents or other property other than Shares, any Shares counted against the number of Available Shares under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination or alternative payment, again be available for Awards under the Plan. Subject to the provisions of Section 8.01, such shares shall be added to the number of Available Shares at the rate for which the award was originally subtracted from the number of Available Shares. If the exercise price of an Award is paid by delivering to the Corporation Shares previously owned by the Participant or by withholding Shares issuable upon exercise or if Shares are delivered or withheld for purposes of satisfying a tax withholding obligation, the number of Shares covered by the Award equal to the number of Shares so delivered or withheld shall be counted, however, against the number of Shares granted and shall not again be available for Awards under the Plan. Any Shares distributed pursuant to an Award may consist, in whole or part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Corporation for purposes of the Plan.

SECTION 5. ELIGIBILITY

5.01 Awards may be granted only to individuals who are employees, other service providers and/or non-employee directors of the Corporation or any Subsidiary or affiliate.

SECTION 6. SPECIFIC TERMS OF AWARDS

6.01 General. Subject to the terms of the Plan and any applicable Award Agreement, Awards may be granted as set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to the terms of Section 10.01), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including separate escrow provisions and terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant. Except as required by applicable law, Awards may be granted for no consideration other than prior and/or future services. Dividends and dividend equivalents shall not be paid on Options, Appreciation Rights and unvested Full-Value Awards other than issued and outstanding Restricted Stock awards.

6.02 Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per Share of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii) Option Term. The term of each Option shall be determined by the Committee, except that, consistent with the provisions of Section 7.04, no Option shall be exercisable after the expiration of ten years from the date of grant. The Option shall be evidenced by a form of written Award Agreement, and subject to the terms thereof.

(iii) Times and Methods of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which the exercise price may be paid or deemed to be paid, and the form of such payment, including, without limitation, cash, Shares, or other property or any combination thereof, having a Fair Market Value on the date of exercise equal to the exercise price, provided, however, that in the case of a Participant who is at the time of exercise subject to Section 16 of the Exchange Act, any portion of the exercise price representing a fraction of a Share shall in any event be paid in cash or in property other than any equity security (as defined by the Exchange Act) of the Corporation.

Delivery of Shares in payment of the exercise price of an Option, if authorized by the Committee, may be accomplished through the effective transfer to the Corporation of Shares held by a broker or other agent. Unless otherwise determined by the Committee, the Corporation will also cooperate with any person exercising an Option who participates in a cashless exercise program of a broker or other agent under which all or part of the Shares received upon exercise of the Option are sold through the broker or other agent, for the purpose of paying the exercise price of an Option. Additionally, if authorized by the Committee, a Participant may elect the withholding of shares to be acquired upon exercise, valued at the Fair Market Value on the date of exercise, for the purpose of paying the exercise price of an Option. Notwithstanding any of the preceding, unless the Committee, in its discretion, shall otherwise determine, the exercise of the Option shall not be deemed to occur, and no Shares will be issued by the Corporation upon exercise of an Option, until the Corporation has received payment in full of the exercise price. Notwithstanding language in any grant form to the contrary, if the optionee is subject to taxation on the benefit received from the Option in a jurisdiction outside the United States the optionee (i) shall not be permitted to pay the exercise price by surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares of Common Stock and (ii) shall not be permitted to elect the withholding of shares to be acquired upon exercise to satisfy either the exercise price or the tax withholding obligation if, in the opinion of the Committee, such election could cause the participant, or the Corporation, to receive unfavorable tax treatment.

(iv) Termination of Employment. In the case of Participants who are employees or other service providers, unless otherwise determined by the Committee and reflected in the Award Agreement or award program:

(A) if a Participant shall die while employed or engaged by the Corporation or a Subsidiary or affiliate or during a period following termination of employment or engagement during which an Option otherwise remains exercisable under this Section 6.02(iv), Options granted to the Participant, to the extent exercisable at the time of the Participant’s death, may be exercised within three years after the date of the Participant’s death, but not later than the expiration date of the Option, by the executor or administrator of the Participant’s estate or by the Person or Persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution.

(B) if the employment or engagement of a Participant with the Corporation and its Subsidiaries and affiliates shall be involuntarily terminated under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation, or if a Participant shall retire under the terms of any retirement plan of the Corporation or a Subsidiary or shall terminate his or her employment or engagement with the written consent of the Corporation or a Subsidiary specifically permitting such exercise, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of employment or engagement, may be exercised within three years after the date of termination of employment or engagement, but not later than the expiration date of the Option.

(C) except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9.01, any Option granted to a Participant shall terminate immediately upon the termination of all employment or engagement of the Participant with the Corporation or a Subsidiary or affiliate.

(v) Termination of Service. In the case of Participants who are non-employee directors, unless otherwise determined by the Board and reflected in the Award Agreement or award program:

(A) if a Participant shall die while in service with the Corporation or a Subsidiary or during a period following termination of service during which an Option otherwise remains exercisable under this Section 6.02(v), Options granted to the Participant, to the extent exercisable at the time of the Participant’s death, may be exercised within three years after the date of the Participant’s death, but not later than the expiration date of the Option, by the executor or administrator of the Participant’s estate or by the Person or Persons to whom the Participant shall have transferred such right by will or by the laws of descent and distribution.

(B) if the service of a Participant with the Corporation and its Subsidiaries shall be terminated for reasons other than removal for cause, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of service, may be exercised within three years after the date of termination of service, but not later than the expiration date of the Option.

(C) except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9.01, any Option granted to a Participant shall terminate immediately upon the termination of all service of the Participant with the Corporation or a Subsidiary.

(vi) Individual Limit. The aggregate number of Shares for which may be granted under the Plan to any single Participant in any calendar year shall not exceed 1,000,000 Shares. The limitation in the preceding sentence shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

6.03 Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine at the time of grant or thereafter. The restriction period applicable to Restricted Stock shall, in the case of a time-based restriction, be not less than three years, with ratable vesting over such period or, in the case of a performance-based restriction period, be not less than one year. Except in the case of death, disability (as defined under Section 409A of the Code), involuntary termination without Cause, retirement, or Change of Control, the Committee will not accelerate the vesting of, or waive the restrictions with respect to, Restricted Stock.

(ii) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter subject to the limitations of the Plan, upon termination of employment, engagement or other service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at such time subject to restrictions shall be forfeited and reacquired by the Corporation.

(iii) Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, issuance of certificates representing Shares, which may be held in escrow. Certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv) Maximum Individual Performance-Based Restricted Stock Limit. In any one calendar year, the maximum number of Shares which may be earned by any single Participant under Restricted Stock awards based on performance measures specified in the Plan and intended to qualify as performance-based compensation under Section 162(m) of the Code shall be limited to 1,000,000 Shares. In the case of performance periods covering multiple calendar years, the number of Shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of Shares earned by a Participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and the lapsing of restrictions applicable to the Restricted Stock may occur in a subsequent calendar year or years. In the case of such performance-based Restricted Stock, following completion of the applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the Restricted Stock award and shall certify in writing, which may be in the form of approved meeting minutes, whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

6.04 Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock Units or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine at the time of grant or thereafter. The restriction period applicable to Restricted Stock Units shall, in the case of a time-based restriction, be not less than three years, with ratable vesting over such period or, in the case of a performance-based restriction period, be not less than one year. Except in the case of death, disability (as defined under Section 409A of the Code), involuntary termination without Cause, retirement, or Change of Control, the Committee will not accelerate the vesting of, or waive the restrictions with respect to, Restricted Stock Units.

(ii) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter subject to the limitations of the Plan, upon termination of employment, engagement or other service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock Units that are at such time subject to restrictions shall be forfeited.

(iii) Payment. Upon vesting and in no event later than the day which is two and one-half months following the end of the calendar year in which vesting occurs, or such other time period as may be required under Section 409A of the Code to avoid characterization of such Awards as deferred compensation, the Corporation shall pay to the Participant, or his estate if applicable, a number of Shares equal to the number of Restricted Stock Units vested.

(iv) Maximum Individual Performance-Based Restricted Stock Unit Limit. In any one calendar year, the maximum number of Shares which may be earned by any single Participant under Restricted Stock Unit awards based on performance measures specified in the Plan and intended to qualify as performance-based compensation under Section 162(m) of the Code shall be limited to 1,000,000 Shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof. In the case of performance periods covering multiple calendar years, the number of Shares which is earned in any one calendar year of such performance period is the number issued for the performance period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of Shares earned by a Participant shall be measured as of the close of the applicable calendar year which ends the performance period, regardless of the fact that certification by the Committee and actual payment to the Participant may occur in a subsequent calendar year or years. In the case of such performance-based Restricted Stock Units, following completion of the applicable performance period, and prior to any payment, the Committee shall determine in accordance with the terms of the Restricted Stock Unit and shall certify in writing, which may be in the form of approved meeting minutes, whether the applicable performance goals were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance.

6.05 Performance Awards. The Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Right to Payment. A Performance Award shall represent a right to receive Shares based on the achievement, or the level of achievement, during a specified Performance Period of one or more Performance Goals established by the Committee at the time of the Award.

(ii) Terms of Performance Awards. At or prior to the time a Performance Award is granted, the Committee shall cause to be set forth in the Award Agreement or otherwise in writing (1) the Performance Goals applicable to the Award and the Performance Period during which the achievement of the Performance Goals shall be measured, (2) the amount which may be earned by the Participant based on the achievement, or the level of achievement, of the Performance Goals or the formula by which such amount shall be determined and (3) such other terms and conditions applicable to the Award as the Committee may, in its discretion, determine to include therein. The terms so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the Participant based on such performance. The Committee may retain the discretion to reduce (but not to increase) the amount of a Performance Award which will be earned based on the achievement of Performance Goals. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code.

(iii) Performance Goals. “Performance Goals” shall mean one or more preestablished, objective measures of performance during a specified “Performance Period”, selected by the Committee in its discretion; provided, however, the Performance Period shall not be less than one year except in the event of an early termination of a Performance Period due to a Change of Control. Performance Goals may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis: safety performance, earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, shareholder equity, debt, debt to shareholder equity, debt to earnings (including EBITDA and EBIT), interest expense and/or other fixed charges, earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges, environmental emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses. Performance Goals based on such performance measures may be based either on the performance of the Corporation, a Subsidiary or Subsidiaries, affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making a Performance Award. The Committee may in its discretion also determine to use other objective performance measures as Performance Goals.

(iv) Committee Certification. Following completion of the applicable Performance Period, and prior to any payment of a Performance Award to the Participant, the Committee shall determine in accordance with the terms of the Performance Award and shall certify in writing whether the applicable Performance Goal or Goals were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification. Performance Awards are not intended to provide for the deferral of compensation, such that payment of Performance Awards shall be paid upon vesting and in no event later than the day which is two and one-half months following the end of the calendar year in which the Performance Period ends, or such other time period as may be required under Section 409A of the Code to avoid characterization of such Awards as deferred compensation.

(v) Maximum Individual Performance Award Limit. In any one calendar year, the maximum number of shares which may be earned by any single Participant under Performance Awards granted under the Plan shall be limited to 1,000,000 Shares. In the case of Performance Periods covering multiple calendar years, the amount which is earned in any one calendar year of such performance period is the number issued for the Performance Period divided by the number of full and partial calendar years included within the period. In applying this limit, the number of Shares earned by a Participant shall be measured as of the close of the applicable calendar year which ends the Performance Period, regardless of the fact that certification by the Committee and actual payment to the Participant may occur in a subsequent calendar year or years.

6.06 Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants, in lieu of salary, cash bonus, fees or other payments, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, Appreciation Rights, Shares awarded which are not subject to any restrictions or conditions, subject to the limitations of the Plan, convertible securities, exchangeable securities or other rights convertible or exchangeable into Shares, as the Committee in its discretion may determine. In the discretion of the Committee, such Other Stock-Based Awards, including Shares, or other types of Awards authorized under the Plan, may be used in connection with, or to satisfy obligations of the Corporation or a Subsidiary under, other compensation or incentive plans, programs or arrangements of the Corporation or any Subsidiary for eligible Participants, including without limitation the 2005 and 2010 Annual Incentive Compensation Plans, the Non-Employee Director Deferred Compensation Plan, the Non-Employee Director Stock Plan, other or successor programs and executive contracts.

The Committee shall determine the terms and conditions of Other Stock-Based Awards. Shares or securities delivered pursuant to a purchase right or Appreciation Right granted under this Section 6.06 shall be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, Shares, or other property or any combination thereof, as the Committee shall determine, but the value of such consideration shall not be less than the Fair Market Value of such Shares or other securities on the date of grant of such purchase right or Appreciation Right. Delivery of Shares or other securities in payment of a purchase right or Appreciation Right, if authorized by the Committee, may be accomplished through the effective transfer to the Corporation of Shares or other securities held by a broker or other agent or the withholding of Shares issuable upon exercise. Unless otherwise determined by the Committee, the Corporation will also cooperate with any person exercising a purchase right or Appreciation Right who participates in a cashless exercise program of a broker or other agent under which all or part of the Shares or securities received upon exercise of a purchase right are sold through the broker or other agent, or under which the broker or other agent makes a loan to such person, for the purpose of paying the exercise price of a purchase right. Notwithstanding the preceding sentence, unless the Committee, in its discretion, shall otherwise determine, the exercise of the purchase right or Appreciation Right shall not be deemed to occur, and no Shares or other securities will be issued by the Corporation upon exercise of a purchase right or Appreciation Right, until the Corporation has received payment in full of the exercise price.

The aggregate number of Shares for which Appreciation Rights may be granted under the Plan to any single Participant in any calendar year shall not exceed 1,000,000 Shares. The limitation in the preceding sentence shall be interpreted and applied in a manner consistent with Section 162(m) of the Code. The maximum number of Full-Value Shares available for issuance pursuant to this Section 6.06 that do not conform to the vesting requirements of Sections 6.03, 6.04 or 6.05 shall be limited to 575,000 Shares. Such Shares are not additive to the number of Available Shares and shall count against the number of Available Shares according to the terms of Section 4.01 hereof.

SECTION 7. GENERAL TERMS OF AWARDS

7.01 Stand-Alone, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under the Plan or any award granted under any other plan, program or arrangement of the Corporation or any Subsidiary (subject to the terms of Section 10.01) or any business entity acquired or to be acquired by the Corporation or a Subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

7.02 Certain Restrictions Under Rule 16b-3. Upon the effectiveness of any amendment to Rule 16b-3, this Plan and any Award Agreement for an outstanding Award held by a Participant then subject to Section 16 of the Exchange Act shall be deemed to be amended, without further action on the part of the Committee, the Board or the Participant, to the extent necessary for Awards under the Plan or such Award Agreement to qualify for the exemption provided by Rule 16b-3, as so amended, except to the extent any such amendment requires shareholder approval.

7.03 Decisions Required to be Made by the Committee. Other provisions of the Plan and any Award Agreement notwithstanding, if any decision regarding an Award or the exercise of any right by a Participant, at any time such Participant is subject to Section 16 of the Exchange Act, is required to be made or approved by the Committee or the Board in order that a transaction by such Participant will be exempt under Rule 16b-3, then the Committee or the Board shall retain full and exclusive power and authority to make such decision or to approve or disapprove any such decision by the Participant.

7.04 Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option, other purchase right or Appreciation Right exceed a period of ten years from the date of its grant.

7.05 Form of Payment of Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments or substitutions to be made by the Corporation upon the grant, exercise or other payment or distribution of an Award may be made in such forms as the Committee shall determine at the time of grant or thereafter (subject to the terms of Section 10.01), including, without limitation, cash, Shares, or other property or any combination thereof, in each case in accordance with rules and procedures established, or as otherwise determined, by the Committee.

7.06 Limits on Transfer of Awards; Beneficiaries. No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any Person other than the Corporation, or shall be subject to any lien, obligation or liability of such Participant to any Person other than the Corporation or a Subsidiary. No Award and no rights or interests therein shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution, and any Option or other right to purchase or acquire Shares granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the Committee.

7.07 Registration and Listing Compliance. No Award shall be paid and no Shares or other securities shall be distributed with respect to any Award in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law or subject to a listing requirement under any listing agreement between the Corporation and any national securities exchange, and no Award shall confer upon any Participant rights to such payment or distribution until such laws and contractual obligations of the Corporation have been complied with in all material respects. Except to the extent required by the terms of an Award Agreement or another contract between the Corporation and the Participant, neither the grant of any Award nor anything else contained herein shall obligate the Corporation to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any Shares or other securities, whether or not necessary in order to permit any such payment or distribution.

7.08 Stock Certificates. Awards representing Shares under the Plan may be recorded in book entry form until the lapse of restrictions or limitations thereon, or issued in the form of certificates. All certificates for Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of the Plan or any Award Agreement, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Corporation or such other Person as the Committee may designate.

7.09. Forfeiture and Repayment. The Committee may determine that an Award shall be forfeited and/or any value received from the Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time of the Award.

SECTION 8. ADJUSTMENT PROVISIONS

8.01 If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of Common Stock then subject to any outstanding Options, Restricted Stock Units, Performance Awards or Other Stock Based Awards, the number of shares of Common Stock which may be issued under the Plan but are not then subject to outstanding Options, Restricted Stock Units, Performance Awards or Other Stock Based Awards and the maximum number of shares as to which Options, Restricted Stock, Restricted Stock Units, Performance Awards or Appreciation Rights may be granted and as to which shares may be awarded under Sections 6.02(vi), 6.03(iv), 6.04(iv), 6.05(v), and 6.06 and the maximum number of Full-Value Shares that may be awarded without conformance to vesting requirements under Section 6.06, shall be adjusted by adding thereto the number of shares of Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution. Shares of Common Stock so distributed with respect to any Restricted Stock held in escrow shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock on which they were distributed.

If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Corporation or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding Option, Restricted Stock Unit, Performance Award or Other Stock Based Award, and for each share of Common Stock which may be issued under the Plan but which is not then subject to any outstanding Option, Restricted Stock Unit, Performance Award or Other Stock Based Award, the number and kind of shares of stock or other securities (and in the case of outstanding Options, Restricted Stock Units, Performance Awards or Other Stock Based Awards, the cash or other property) into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable. Unless otherwise determined by the Committee in its discretion, any such stock or securities, as well as any cash or other property, into or for which any Restricted Stock held in escrow shall be changed or exchangeable in any such transaction shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock in respect of which such stock, securities, cash or other property was issued or distributed.

In case of any adjustment or substitution as provided for in this Section 8.01, the aggregate option price for all Shares subject to each then outstanding Option, Restricted Stock Unit, Performance Award or Other Stock Based Award, prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction), cash or other property to which such Shares shall have been adjusted or which shall have been substituted for such Shares. Any new option price per share or other unit shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

If the outstanding shares of the Common Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Common Stock, (a) the Committee shall make any adjustments to any then outstanding Option, Restricted Stock Unit, Performance Award or Other Stock Based Award, which it determines are equitably required to prevent dilution or enlargement of the rights of optionees and awardees which would otherwise result from any such transaction, and (b) unless otherwise determined by the Committee in its discretion, any stock, securities, cash or other property distributed with respect to any Restricted Stock held in escrow or for which any Restricted Stock held in escrow shall be exchanged in any such transaction shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the Restricted Stock in respect of which such stock, securities, cash or other property was distributed or exchanged.

No adjustment or substitution provided for in this Section 8.01 shall require the Corporation to issue or sell a fraction of a Share or other security. Accordingly, all fractional Shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution. Owners of Restricted Stock held in escrow shall be treated in the same manner as owners of Common Stock not held in escrow with respect to fractional Shares created by an adjustment or substitution of Shares, except that, unless otherwise determined by the Committee in its discretion, any cash or other property paid in lieu of a fractional Share shall be subject to restrictions similar to those applicable to the Restricted Stock exchanged therefore. In the event of any other change in or conversion of the Common Stock, the Committee may in its discretion adjust the outstanding Awards and other amounts provided in the Plan in order to prevent the dilution or enlargement of rights of Participants.

SECTION 9. CHANGE OF CONTROL PROVISIONS

9.01 Acceleration of Exercisability and Lapse of Restrictions. Unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award Agreement, if

(i) a Change of Control shall occur, and

(ii) a Termination of Employment occurs,

then, in addition to any other rights of post-termination exercise which the Participant (or other holder of the Award) may have under the Plan or the applicable Award Agreement:

(A) all outstanding Awards pursuant to which the Participant may have exercise rights, which are restricted or limited, shall become fully exercisable and shall remain exercisable until the expiration date of the award; and

(B) all restrictions or limitations, including risks of forfeiture, on outstanding Awards subject to restrictions or limitations under the Plan shall lapse.

In addition, upon the occurrence of a Change of Control, all performance criteria and other conditions to payment of Awards under which payments of Shares or other property are subject to conditions shall be determined using the abbreviated performance period ending upon the date of the Change of Control. Notwithstanding the foregoing, unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award Agreement, if a Change of Control shall occur, (i) scheduled vesting dates for performance-based Awards will not be affected by a Change of Control and (ii) all Awards shall remain payable on the dates provided in the underlying Award Agreements and the Plan.

9.02 Termination of Employment or Service in connection with a Change of Control. If within the two-year period beginning on the date of a Change of Control the employment or service of a Participant shall be terminated (i) involuntarily for any reason other than for Cause or (ii) in the case of Participants who have been determined by the Committee to be executive management prior to the time of the Change in Control, voluntarily for Good Reason, such termination shall be a “Termination of Employment” for purposes of this Plan.

“Good Reason” shall mean, without the Participant’s express written consent, the occurrence after a Change of Control, of any one or more of the following:

(a) the assignment to the Participant of duties inconsistent with the Participant’s position immediately prior to the Change of Control or a reduction or adverse alteration in the nature of the Participant’s position, duties, status or responsibilities from those in effect immediately prior to the Change of Control;

(b) a reduction by the Corporation in the Participant’s annualized and monthly or semi-monthly rate of base salary (as increased to incorporate the Participant’s foreign assignment premium, if any) as in effect on the Change of Control or as the same shall be increased from time to time;

(c) the Corporation’s requiring the Participant to be based at a location in excess of fifty (50) miles from the location where the Participant is based immediately prior to the Change of Control;

(d) the failure by the Corporation to continue, substantially as in effect immediately prior to the Change of Control, all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the Participant participates (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by the Corporation to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change of Control; and

(e) any purported termination by the Corporation of the Participant’s employment that is not effected pursuant to a written notice indicating, in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment for Cause, which in the absence of such notice shall be ineffective.

The Participant’s right to terminate his or her employment pursuant to this Section shall not be affected by the Participant’s incapacity due to physical or mental illness or eligibility for retirement. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

9.03 Definition of Change of Control. For purposes of this Plan, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change of control shall be deemed to have occurred if:

(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (E) any individual, entity or group involved in the acquisition of the Corporation’s voting securities in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, such individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Corporation’s then outstanding voting securities beneficially owned by it on such date; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or

(ii) the following individuals (the “Incumbent Board”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds ( 2 /3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation (a “Business Combination”), other than a merger or consolidation (an “Excluded Transaction”) which would result in:

(A) at least a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consisting of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (ii) above) immediately prior to consummation of such Business Combination or were appointed, elected or recommended for appointment or election by members of the Incumbent Board prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment, or recommendation for election or appointment, to the New Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement providing for such Business Combination with the Corporation or any direct or indirect subsidiary thereof), unless the Board determines, prior to such consummation, that there does not exist a reasonable assurance that, for at least a two-year period following consummation of such Business Combination, at least a majority of the members of the New Board will continue to consist of Continuing Directors and individuals whose election, or nomination for election by shareholders of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination, would be approved by a vote of at least a majority of the Continuing Directors and individuals whose election or nomination for election has previously been so approved; or

(B) a Business Combination that in substance constitutes a disposition of a division, business unit, or subsidiary; or

(iv) the shareholders of the Corporation approve a plan of a complete liquidation or dissolution of the Corporation or there is consummation of a sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation with respect to which, following such sale or other disposition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Corporation’s then outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Corporation’s then outstanding voting securities.

SECTION 10. AMENDMENTS TO AND TERMINATION OF THE PLAN

10.01 The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that, without the approval of the shareholders of the Corporation, no amendment, alteration, suspension, discontinuation or termination shall be made if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Shares may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to Participants, increases the number of Shares available under the Plan or modifies the requirements for participation under the Plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that except as provided in Section 7.02, without the written consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him. The Committee may, consistent with the terms of the Plan, waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that except as provided in Section 7.02, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him; and provided further that, except as provided in Section 8.01 of the Plan, the exercise price of any outstanding Appreciation Right or Option, or other purchase right, may not be reduced, whether through amendment, cancellation or replacement, unless such reduction has been approved by the shareholders of the Corporation. The Corporation may not purchase or exchange Awards for any amount less than or in excess of the Fair Market Value of such Awards measured, as may be required, as property other than shares, on the date of purchase or exchange without shareholder approval.

SECTION 11. GENERAL PROVISIONS

11.01 No Right to Awards; No Shareholder Rights. No Participant, employee or director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees and directors, except as provided in any other compensation, fee or other arrangement. No Award shall confer on any Participant any of the rights of a shareholder of the Corporation unless and until Shares are in fact issued to such Participant in connection with such Award.

11.02 Withholding. To the extent required by applicable Federal, state, local or foreign law, the Participant or his successor shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an Award. The Corporation shall not be required to issue any Shares or make any other payment under the Plan until such obligations are satisfied.

The Corporation is authorized to withhold from any Award granted or any payment due under the Plan, including from a distribution of Shares, amounts of withholding taxes due with respect to an Award, its exercise or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Corporation and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive Shares, Awards or other property and to make cash payments in respect thereof in satisfaction of such tax obligations.

11.03 No Right to Employment or Continuation of Service. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ or service of the Corporation or to interfere in any way with the right of the Corporation or shareholders to terminate his employment or service at any time or increase or decrease his compensation, fees, or other payments from the rate in existence at the time of granting of an Award, except as provided in any Award Agreement or other compensation, fee or other arrangement.

11.04 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Corporation; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Corporation’s obligations under the Plan to deliver Shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

11.05 No Limit on Other Compensatory Arrangements. Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation, fee or other arrangements (which may include, without limitation, employment agreements with executives and arrangements which relate to Awards under the Plan), and such arrangements may be either generally applicable or applicable only in specific cases. Notwithstanding anything in the Plan to the contrary, the terms of each Award shall be construed so as to be consistent with such other arrangements in effect at the time of the Award.

11.06 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.07 Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof), and applicable Federal law.

11.08 Severability. If any provision of the Plan or any Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or Award, it shall be deleted and the remainder of the Plan or Award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

SECTION 12. EFFECTIVE DATE AND TERM OF THE PLAN

12.01 The effective date and date of adoption of the 2005 Stock Incentive Plan was originally April 26, 2005, the date the plan was originally approved by the Corporation’s shareholders and adopted by its Board. The effective date and date of adoption of the 2005 Stock Incentive Plan, as amended and restated, shall be April 27, 2010, the effective date of the adoption of the Plan by the Board, provided that such adoption of the Plan is approved by a majority of the votes cast at a duly held meeting of shareholders at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting (the “Amended and Restated Effective Date”). In the event such shareholder approval is not obtained, the 2005 Stock Incentive Plan shall, without amendment, continue according to its original terms. No Award may be granted under the Plan, as amended and restated, subsequent to April 26, 2020.

Appendix B

UNITED STATES STEEL CORPORATION

2010 ANNUAL INCENTIVE COMPENSATION PLAN

As Submitted for Approval of the Corporation’s Shareholders on April 27, 2010

Section 1. Purpose. The purpose of the 2010 Annual Incentive Compensation Plan (the “Plan”) is to provide for an incentive payment opportunity to executive management of United States Steel Corporation (the “Corporation”) and its subsidiaries and affiliates, which may be earned upon the achievement of established performance goals. By providing an incentive payment opportunity based upon the achievement of performance goals and by placing a portion of compensation at risk, the Corporation can reward performance based on the overall performance of the Corporation and the individual contribution of each executive.

Section 2. Effective Date. The effective date of this Plan is April 27, 2010, provided that the Plan is approved by shareholders of the Corporation prior to the payment of any compensation hereunder. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Plan Year”) until formally terminated in writing by the Corporation’s Board of Directors (the “Board”).

Section 3. Administration of the Plan.

Section 3.01. Committee. The Plan shall be administered by a Committee (the “Committee”) appointed by the Board and consisting of at least three members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be (1) an “outside director” as then defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, (2) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule and (3) an “independent” director under the rules of the New York Stock Exchange. The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. The Committee shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

Section 3.02. Determinations. The Committee shall determine the Incentive Targets, Incentive Awards and Performance Goals as defined in Sections 5.01, 5.02 and 5.03 of the Plan and designate the employees and other service providers who are to participate in the Plan.

Section 3.03. Notice of Participation. Each employee or other service provider who has been designated to participate in the Plan shall receive a written notice, in the form prescribed by the Committee, informing the employee or other service provider that he or she has been selected to be a Participant (a “Participant”) in the Plan and specifying the period for which such designation is to remain in effect. No employee or other service provider shall have the right to become a Participant and shall not be a Participant until the date specified in the notice. Designation of participation does not guarantee a Participant that an Incentive Award will be earned.

Section 4. Eligibility, Termination, New Participants.

Section 4.01. Eligibility. Any employee or other service provider of the Corporation or any subsidiary or affiliate, including any employee who is a “covered employee”, as defined in Section 162(m)(3) of the Code and the regulations promulgated thereunder, shall be eligible to participate in the Plan upon written designation by the Committee as provided in Section 3.03.

Section 4.02. Termination of Employment or Service. Except as provided in Section 4.03 of the Plan, a Participant whose employment or service with the Corporation and all subsidiaries and affiliates is terminated prior to the payment of an Incentive Award or Awards will forfeit all right to such unpaid Incentive Awards.

Section 4.03. Death, Disability or Retirement. If, during a Performance Period, as defined in Section 5.04 of the Plan, a Participant dies or becomes disabled, within the meaning of Section 409A(a)(2)(C) of the Code, or retires, as that term is defined by the Committee from time to time in the regulations hereto, the Participant, or his or her estate, may, in the discretion of the Committee, be entitled to receive a pro-rata Incentive Award for the portion of the Performance Period during which the Participant was employed, provided that the applicable Performance Goals for such Performance Period are achieved, the Participant was employed for at least six months during the Performance Period and, in the case of retirement or disability, the Participant is not employed in any capacity by any competitor of the Corporation or is otherwise then engaging in competitive activities with the Corporation. In the case of any pro-rata Incentive Award payment, such amounts shall be paid as provided in Section 6 of the Plan.

Section 4.04. New Participants. Except as provided in this Section 4.04, an employee or other service provider who is not a Participant as of the first day of a Performance Period shall not become a Participant for that Performance Period. New employees or other service providers of the Corporation or any subsidiary or affiliate hired during a Performance Period, and employees or other service providers promoted or engaged, as the case may be, during the Performance Period who were not eligible to participate in the Plan at the beginning of the Performance Period, may become a Participant, as determined by the Committee in its sole discretion, during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis provided that, in the case of Covered Employees, the employee becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

Section 5. Incentive Targets, Incentive Awards, Performance Goals and Performance Periods.

Section 5.01. Incentive Targets. Each Participant under the Plan shall be assigned an incentive target (an “Incentive Target”), which may be expressed as a percentage of the Participant’s base salary or other measure prescribed by the Committee, as related to the level of achievement expected to be attained. Incentive Targets shall be determined within 90 days after the commencement of each Performance Period and approved by the Committee.

Section 5.02. Incentive Awards. Incentive awards (“Incentive Awards”) may be earned by Participants during a Performance Period; provided, however, that (a) no Incentive Award may exceed the Participant’s Incentive Target established for the actual level of achievement attained and (b) payment of any Incentive Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”). Performance Goals may include one or more type of performance goal, including threshold Corporation performance goals (the “Threshold Corporation Performance Goals”), other Corporation performance goals (“Corporation Performance Goals”) and Participant performance goals (“Participant Performance Goals”).

Section 5.03. Performance Goals.

(a) Performance Goals. Within 90 days after the commencement of the Performance Period, the Committee shall establish for the relevant Performance Period all Corporation Performance Goals and Participant Performance Goals, which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis: safety performance, earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, income from operations per ton shipped, tons shipped, cash flow, market share, return on equity, return on assets, earnings (including EBITDA and EBIT), operating cash flow, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, shareholder equity, debt, debt to shareholder equity, debt to earnings (including EBITDA and EBIT), interest expense and/or other fixed charges, earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges, environmental emissions improvement, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, cost per hire, turnover rate, and/or training costs and expenses. Performance Goals based on such performance measures may be based either on the performance of the Corporation, a subsidiary or subsidiaries, affiliate, any branch, department, business unit or other portion thereof under such measure for a Performance Period, as hereafter defined, and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Incentive Award. The Committee may designate one or more of such Corporation Performance Goals as the Threshold Corporation Performance Goals and shall designate the weighting among the various Corporation and Participant Performance Goals established.

(b) Calculation. When the Corporation and/or Participant Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated, including the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code.

Section 5.04. Performance Periods. Unless otherwise determined by the Committee, there shall be one-year Performance Periods under the Plan, and a new Performance Period (a “Performance Period”) shall commence on the first day of each Plan Year and end on the last day of such Plan Year. Unless otherwise determined by the Committee, the first Performance Period under the Plan shall commence on January 1, 2011 and end on December 31, 2011.

Section 5.05. Discretion. The Committee shall have no discretion to increase any Incentive Target or Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, or otherwise modify any Performance Goals associated with a Performance Period, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Target or Incentive Award payable to any other Participant.

Section 5.06. Determination of Incentive Award. The amount of a Participant’s Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals, the Participant’s Incentive Target for such level of achievement and the other terms of the Plan, and shall be communicated in writing to the Participant within two and one-half months following the end of the Performance Period to which such Incentive Award relates. Prior to any payment of the Incentive Awards hereunder, the Committee shall determine and certify in writing the extent to which the Performance Goals and other material terms of the Plan were satisfied.

Section 5.07. Maximum Incentive Awards. Notwithstanding any other provision of this Plan, the maximum amount payable in cash to any one Participant under the Plan in any one calendar year shall be $7,000,000. In the case of Performance Periods covering multiple calendar years, the amount which is earned in any one calendar year of such Performance Period is the amount paid for the Performance Period divided by the number of full and partial calendar years included within the Performance Period. The limitation in this section shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

Section 6. Payment to Participants.

Section 6.01. Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant or, in the case of death, to the Participant’s beneficiary on or before March 15th of the year following the end of such Performance Period in which the amounts are no longer subject to substantial risk of forfeiture; provided, however, in the event such amount is payable pursuant to Section 4.03 and is conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payment may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first business day of the seventh month following the date of the Participant’s separation from service.

Section 6.02. Beneficiary Designation. A Participant may file a completed designation of beneficiary form with the Committee or its delegate in the form prescribed. Such designation may be made, revoked or changed by the Participant at any time before the earlier of death or receipt of any unpaid Incentive Awards, but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Corporation, its subsidiaries and the Board from all further obligations with respect to that payment.

Section 6.03. Form of Payment. Payment of Incentive Awards shall be made in cash or in shares of the Corporation’s common stock from the Corporation’s 2005 Stock Incentive Plan (including any successor thereto), as amended from time to time, or any combination thereof, as determined by the Committee in its discretion and to the extent shares are available for award grants under such plans. Awards shall not be considered as part of the Participant’s salary and will not be used in the calculation of any other pay allowance or benefit except as provided under the United States Steel Corporation Supplemental Pension Plan or the United States Steel Corporation Supplemental Retirement Account Program, each as then in effect.

Section 6.04. Tax Withholding. All Incentive Awards shall be subject to Federal income, FICA, and other tax withholding as required by applicable law and, to the extent permitted pursuant to the Corporation’s 2005 Stock Incentive Plan (or any successors thereto), as amended from time to time, may be withheld in shares of the Corporation’s common stock otherwise distributable.

Section 7. Miscellaneous.

Section 7.01. Merger or Consolidation. All obligations for amounts earned but not yet paid under the Plan shall survive any merger, consolidation or sale of all or substantially all of the Corporation’s or a subsidiary’s assets to any entity, and be the liability of the successor to the merger or consolidation or the purchaser of assets, unless otherwise agreed to by the parties thereto.

Section 7.02. Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

Section 7.03. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

Section 7.04. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to such amount actually being received by the Participant or beneficiary hereunder, nor shall the Participant’s or beneficiary’s rights to benefit payments under the Plan be subject in any manner to (i) anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary, (ii) the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, (iii) transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or (iv) any legal process.

Section 7.05. Forfeiture and Repayment. The Committee may determine that an Incentive Award shall be forfeited and/or any value received from the Incentive Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time of the Incentive Award.

Section 7.06. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment or otherwise between the Corporation or a subsidiary or affiliate and any employee, other service provider or Participant, or as a guarantee or right of any employee, other service provider or Participant to future or continued employment or other service with the Corporation or a subsidiary or affiliate, or as a limitation on the right of the Corporation or a subsidiary or affiliate to discharge any of its employees or other service providers. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or service or conditions of employment or service.

Section 7.07. Minor or Incompetent. If the Committee determines that any Participant or beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Corporation, its subsidiaries, the Plan, the Committee and the Board.

Section 7.08. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such.

Section 7.09. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any termination shall automatically end all of the outstanding

Performance Periods and calculations shall be made with respect to achievement of the Performance Goals for such Performance Periods for the purpose of determining whether any pro-rata Incentive Awards may be payable under the Plan; provided, further, that in the event any pro-rata Incentive Awards are payable, such amounts shall be paid as provided in Section 6 of the Plan. No employee, other service provider or Participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment. The Corporation shall notify affected employees and other service providers in writing of any amendment or Plan termination.

Section 7.10. Unsecured Creditor. The Plan constitutes a mere promise by the Corporation or a subsidiary or affiliate to make benefit payments in the future. The Corporation’s and the subsidiaries’ and affiliates’ obligations under the Plan shall be unfunded and unsecured promises to pay. The Corporation and the subsidiaries and affiliates shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and beneficiary shall at all times have the status, of a general unsecured creditor of the Corporation or a subsidiary or affiliate.

*     *     *

United States Steel Corporation c/o Corporate Election Services P. O. Box 3200 Pittsburgh, PA 15230-3200	VOTE BY TELEPHONE
Please have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.
VOTE BY INTERNET
Please have your proxy card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call toll-free using a touch-tone telephone: 1-888-693-8683	OR	Vote by Internet Access the website and cast your vote: www.cesvote.com	OR	Vote by Mail Return your completed proxy card in the postage-paid envelope provided

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting is open 24 hours a day, 7 days a week.

Your telephone or Internet vote must be received by 6:00 a.m. eastern time on April 27, 2010 in order to be counted in the final tabulation.

è

ê    If you vote by mail, please fold and detach card at perforation before mailing.    ê

UNITED STATES STEEL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UNITED STATES STEEL CORPORATION.

The undersigned hereby appoint(s) John P. Surma and Seth E. Schofield, or either of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of United States Steel Corporation on April 27, 2010 and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as indicated on the reverse side.

Signature(s)

Signature(s)

Dated
Please sign exactly as your name appears hereon, including representative capacity where applicable. Joint owners should both sign.

PLEASE MARK (ON THE REVERSE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

UNITED STATES STEEL CORPORATION

2010 Annual Meeting of Stockholders

Attendance Card

You are invited to attend the Annual Meeting of Stockholders on April 27, 2010. The Meeting will be held at the U.S. Steel Tower, 33rd Floor, 600 Grant Street, Pittsburgh, PA, 15219 at 10:00 AM Eastern Time. Use of this attendance card is for our mutual convenience and your right to attend the Meeting without this attendance card is not affected upon presentation of identification. Attached is your 2010 Proxy Card.

Craig D. Mallick

Secretary

For personal use of the named stockholder(s) – not transferable.

Please present this card at the registration desk upon arrival and please bring a photo ID for admission to the building.

é    If you plan to attend the Meeting, please fold and detach card at perforation.    é

ê    If you vote by mail, please fold and detach card at perforation before mailing.    ê

UNITED STATES STEEL CORPORATION	PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE BY MARKING IT. UNLESS OTHERWISE MARKED, THE NAMED PROXIES WILL VOTE FOR PROPOSALS 1, 2, 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

Proposal 1.	Election of Directors

Nominees:	(1)	John G. Drosdick	(2)	Charles R. Lee	(3)	Jeffrey M. Lipton	(4)	Dan O. Dinges

	❑	FOR all nominees (except as indicated)			❑	WITHHOLD AUTHORITY to vote for ALL nominees

(To withhold authority to vote for any individual nominee strike out that nominee’s name.)

Proposal 2.	Appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm

	❑	FOR	❑	AGAINST	❑	ABSTAIN

Proposal 3.	Approval of Amendment and Restatement of 2005 Stock Incentive Plan

	❑	FOR	❑	AGAINST	❑	ABSTAIN

Proposal 4.	Approval of 2010 Annual Incentive Compensation Plan

	❑	FOR	❑	AGAINST	❑	ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)